UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KNIGHT-RIDDER, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

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☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

May 9, 2006

To Knight Ridder Shareholders:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Knight-Ridder, Inc., which will be held at The Fairmont Hotel, 170 South Market Street, San Jose, California, at 9:30 a.m., Pacific time, on June 26, 2006. Only shareholders who hold shares of Knight Ridder common stock at the close of business on May 8, 2006, the record date for the annual meeting, are entitled to vote at the annual meeting.

Knight Ridder is asking you to approve an Agreement and Plan of Merger, dated as of March 12, 2006, between Knight Ridder and The McClatchy Company, providing for the merger of Knight Ridder with and into McClatchy. In order to complete the merger, the holders of 80% of the outstanding shares of Knight Ridder common stock must approve the merger agreement.

If the merger is completed, shareholders of Knight Ridder will have the right to receive (1) 0.5118 of a share of McClatchy Class A common stock and (2) $40.00 in cash for each share of Knight Ridder common stock owned. The implied value of the stock consideration will fluctuate as the market price of McClatchy common stock fluctuates. Based on the closing price of McClatchy’s common stock on the New York Stock Exchange on March 10, 2006 (the last full trading day preceding public announcement of the merger agreement), the value of the aggregate consideration to be received by Knight Ridder shareholders would be approximately $67.25 per share. You should obtain current stock price quotations for Knight Ridder common stock and McClatchy Class A common stock. Knight Ridder common stock is quoted on the NYSE under the symbol “KRI.” McClatchy Class A common stock is quoted on the NYSE under the symbol “MNI.”

Knight Ridder’s board of directors has unanimously adopted the merger agreement and the merger and unanimously recommends that shareholders vote FOR the approval of the merger agreement and the merger.

In addition, you are being asked at the annual meeting to elect directors, ratify the appointment of Ernst & Young LLP as Knight Ridder’s independent registered public accounting firm and transact any other business properly brought before the meeting.

Attached to this letter is an important document containing detailed information about McClatchy, Knight Ridder and the proposed merger. In addition, it provides you with information about the other proposals that require your vote. We urge you to read this document carefully and in its entirety. In particular, see “ Risk Factors” beginning on page 21 for a discussion of the risks related to the merger and owning McClatchy Class A common stock.

Whether or not you plan to attend the annual meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

Sincerely,

Tony Ridder

Chairman of the Board and

Chief Executive Officer

May 9, 2006

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This document is dated May 9, 2006, and is first being mailed to shareholders of Knight Ridder on or about May 15, 2006.

The Section entitled “Risk Factors” beginning on page 21 of this prospectus/proxy statement/information statement contains a description of risks that you should consider in deciding whether to vote to approve the merger agreement and the merger.

ADDITIONAL INFORMATION

This document, which is sometimes referred to as this “prospectus/proxy statement/information statement,” constitutes a proxy statement of Knight-Ridder, Inc. to Knight Ridder shareholders with respect to the solicitation of proxies for the annual meeting described within, a prospectus of The McClatchy Company for the shares of McClatchy Class A common stock that McClatchy will issue to Knight Ridder shareholders in the merger and an information statement to stockholders of McClatchy related to the previous approval of the merger agreement by certain of its stockholders by written consent. As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus/proxy statement/information statement incorporates by reference important business and financial information about Knight Ridder, McClatchy and their affiliates that is contained in documents filed with the SEC and that is not included in or delivered with this prospectus/proxy statement/information statement. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 124. You may also obtain copies of these documents, without charge, from McClatchy and from Knight Ridder by writing or calling:

KNIGHT-RIDDER, INC.

Knight Ridder Corporate Secretary

50 West San Fernando Street, Suite 1500

San Jose, CA 95113

(408) 938-7838

THE MCCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

Telephone Number: (916) 321-1846

You also may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from our proxy solicitors for the merger, at the following addresses and telephone numbers:

D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Shareholders call toll free (800) 848-3416 Bank and Brokers call collect (212) 269-5550	Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, NY 10022 Shareholders call toll free (888) 750-5835 Bank and Brokers call collect (212) 750-5833

PLEASE REQUEST DOCUMENTS FROM EITHER COMPANY NOT LATER THAN JUNE 19, 2006. UPON REQUEST, WE WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/proxy statement/information statement in deciding how to vote on the Knight Ridder proposals. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/proxy statement/information statement. This prospectus/proxy statement/information statement is dated May 9, 2006. You should not assume that the information contained in, or incorporated by reference into, this prospectus/proxy statement/information statement is accurate as of any date other than that date.

This prospectus/proxy statement/information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this prospectus/proxy statement/information statement regarding McClatchy has been provided by McClatchy and information contained in this prospectus/proxy statement/information statement regarding Knight Ridder has been provided by Knight Ridder.

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 26, 2006

To Knight Ridder Shareholders:

We will hold the 2006 Annual Meeting of Shareholders of Knight-Ridder, Inc. on June 26, 2006, at 9:30 a.m., Pacific time at The Fairmont Hotel, 170 South Market Street, San Jose, California. At this meeting, we will ask you to:

1. Vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 12, 2006, between Knight Ridder and McClatchy and the merger contemplated thereby;

2. Vote upon a proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the first proposal described above;

3. Elect three directors, each for a three-year term;

4. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006;

5. Consider and act upon a shareholder proposal, if properly presented; and

6. Transact any other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to approve the merger agreement and the merger, are described in more detail in the accompanying prospectus/proxy statement/information statement and its appendices. You should read these documents in their entirety before voting. We have fixed May 8, 2006 as the record date for determining those Knight Ridder shareholders entitled to vote at the annual meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. A list of such shareholders will be available for inspection at the annual meeting and for ten days prior to the meeting at Knight Ridder’s headquarters located at 50 W. San Fernando Street, San Jose, California, during normal business hours.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Knight Ridder and its shareholders and unanimously recommends that Knight Ridder shareholders vote FOR the proposal to approve the merger agreement and the merger. Your board of directors also recommends that you vote FOR proposals 2, 3 and 4 listed above and AGAINST proposal 5 listed above.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly. For many shareholders, you may also vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

We urge you to vote as soon as possible so that your shares will be represented. A failure to vote will have the same effect as voting against the approval of the merger agreement.

By Order of the Board of Directors

Polk Laffoon

Vice President/Corporate Relations

and Corporate Secretary

May 9, 2006

May 9, 2006

Dear McClatchy Company Stockholders:

On March 12, 2006, The McClatchy Company entered into an Agreement and Plan of Merger with Knight-Ridder, Inc. providing for the merger of Knight Ridder with and into McClatchy. McClatchy’s board of directors carefully reviewed and considered the terms and conditions of the merger agreement prior to its unanimous determination that the merger is advisable, fair to and in the best interests of McClatchy and its stockholders.

Holders of McClatchy Class B common stock, acting by written consent, adopted the merger agreement, approved the issuance of shares of Class A common stock in the merger and approved an amendment to McClatchy’s restated certificate of incorporation to increase the authorized Class A common stock from 100 million shares to 200 million shares in connection with the merger. No further vote of McClatchy’s stockholders is required. However, pursuant to U.S. Securities and Exchange Commission rules, McClatchy is required to send its stockholders entitled to vote a written information statement, which is satisfied by the delivery of this prospectus/proxy statement/information statement, at least 20 calendar days prior to the date upon which the merger, the issuance of McClatchy shares in connection with the merger and the amendment of McClatchy’s restated certificate of incorporation can occur.

If the merger is completed, shareholders of Knight Ridder will have the right to receive (1) 0.5118 of a share of McClatchy Class A common stock and (2) $40.00 in cash for each share of Knight Ridder common stock owned. The implied value of the stock consideration will fluctuate as the market price of McClatchy common stock fluctuates. Based on the closing price of McClatchy’s common stock on the New York Stock Exchange on March 10, 2006 (the last full trading day preceding public announcement of the merger agreement), the value of the aggregate consideration to be received by Knight Ridder shareholders would be approximately $67.25 per share. You should obtain current stock price quotations for Knight Ridder common stock and McClatchy Class A common stock. Knight Ridder common stock is quoted on the NYSE under the symbol “KRI.” McClatchy Class A common stock is quoted on the NYSE under the symbol “MNI.”

Attached to this letter is an important document containing detailed information about McClatchy, Knight Ridder and the proposed merger. We urge you to read this document carefully. In particular, see “ Risk Factors” beginning on page 21 for a discussion of the risks related to the merger.

We are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

Gary Pruitt
Chairman, President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF THE MCCLATCHY COMPANY TO BE ISSUED PURSUANT TO THE MERGER, OR DETERMINED IF THIS PROSPECTUS/PROXY STATEMENT/INFORMATION STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus/proxy statement/information statement is dated May 9, 2006, and is first being mailed to The McClatchy Company stockholders on or about May 15, 2006.

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ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER OF MCCLATCHY AND KNIGHT RIDDER

GENERAL QUESTIONS AND ANSWERS

Q:	WHAT WILL HAPPEN PURSUANT TO THE MERGER?

A:	We are proposing a one step merger pursuant to which Knight Ridder will merge with and into McClatchy, and thereafter will cease to exist as a separate corporate entity. McClatchy will continue as the surviving entity in the merger. Assuming the merger had been completed on March 12, 2006, Knight Ridder shareholders would have owned approximately 62.5% of the outstanding shares of McClatchy Class A common stock immediately after the merger and McClatchy stockholders would have owned the remaining 37.5% of Class A common stock and all shares of outstanding McClatchy Class B common stock. On a fully-diluted basis and based on the proposed treatment of the Knight Ridder options in the merger, Knight Ridder equity holders would have owned approximately 44.3% of the fully-diluted shares of McClatchy common stock immediately after the merger, representing the right to cast 12.2% of the votes eligible to be cast by holders of McClatchy common stock on matters other than the election of directors (See “The Merger—Material Differences in the Rights of Shareholders” at page 69). The calculation on a fully-diluted basis assumes the conversion or exercise, as the case may be, of outstanding shares of McClatchy Class A and Class B common stock, and outstanding options to purchase shares of McClatchy Class A common stock.

Q:	WHAT STOCKHOLDER APPROVALS ARE REQUIRED TO COMPLETE THE MERGER?

A:	We cannot complete the merger unless, among other things, holders of 80% of the outstanding shares of Knight Ridder common stock entitled to vote at the Knight Ridder annual meeting vote to approve the merger agreement and the merger.

Holders of McClatchy Class B common stock, acting by written consent, have adopted the merger agreement, approved the issuance of shares of Class A common stock in the merger and approved an amendment to McClatchy’s restated certificate of incorporation to increase the authorized Class A common stock from 100 million shares to 200 million shares in connection with the merger. No further vote of McClatchy’s stockholders is required. However, pursuant to SEC rules, McClatchy is required to send its stockholders entitled to vote a written information statement, which is satisfied by the delivery of this prospectus/proxy statement/information statement, at least 20 calendar days prior to the date upon which the merger, the issuance of McClatchy shares in connection with the merger and the amendment of McClatchy’s restated certificate of incorporation can occur. We are not asking McClatchy stockholders for a proxy and McClatchy stockholders are requested not to send us a proxy.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:	We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approval of Knight Ridder shareholders, are fulfilled. While we cannot predict the exact timing, we currently expect to complete the merger during the summer of 2006.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT MCCLATCHY AND KNIGHT RIDDER?

A:	You can find more information about McClatchy and Knight Ridder from reading this prospectus/proxy statement/information statement and the various sources described in this prospectus/proxy statement/information statement under the section entitled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS FOR MCCLATCHY STOCKHOLDERS

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER THAT I SHOULD BE AWARE OF?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 21 of this prospectus/proxy statement/information statement.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A:	No, if you hold only Class A common stock of McClatchy. However, Class B common stockholders of McClatchy may be entitled, under certain circumstances, to appraisal rights under Delaware law. For a detailed discussion of dissenters’ rights of McClatchy Class B common stockholders under Delaware law, please see “The Merger—Appraisal Rights” beginning on page 64.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions about the merger or if you need additional copies of this prospectus/proxy statement/information statement, you should contact:

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

(916) 321-1846

QUESTIONS AND ANSWERS FOR KNIGHT RIDDER SHAREHOLDERS

Q:	WHAT AM I BEING ASKED TO VOTE ON?

A:	You are being asked to approve the merger agreement and the merger with McClatchy. We are also asking you to vote on a number of additional matters unrelated to the proposed merger.

Q:	WHAT WILL KNIGHT RIDDER SHAREHOLDERS AND OPTIONHOLDERS BE ENTITLED TO RECEIVE PURSUANT TO THE MERGER?

A:	If the merger is completed, Knight Ridder shareholders will be entitled to receive (1) 0.5118 of a share of McClatchy Class A common stock and (2) $40.00 in cash for each share of Knight Ridder common stock outstanding.

Seven days prior to the completion of the merger, all unvested options will become vested. After that time optionholders may exercise the options before the completion of the merger. Any options that are not exercised before the completion of the merger will be cashed out. This means the holder of each cashed out option will receive for each share issuable upon exercise of each such option (1) cash equal to 51.18% of the closing price of a share of McClatchy Class A common stock on the day prior to the closing date and (2) $40.00 in cash, less (3) the exercise price for such option.

Q:	WHEN AND WHERE IS THE KNIGHT RIDDER ANNUAL MEETING?

A:	The Knight Ridder annual meeting will be held at The Fairmont Hotel, 170 South Market Street, San Jose, California on June 26, 2006 at 9:30 a.m., Pacific time.

Q:	HOW DOES THE BOARD OF DIRECTORS OF KNIGHT RIDDER RECOMMEND THAT KNIGHT RIDDER SHAREHOLDERS VOTE?

A:	The Knight Ridder board of directors unanimously recommends that Knight Ridder shareholders vote FOR the proposal to approve the merger agreement and the merger. The Knight Ridder board of directors also recommends that Knight Ridder shareholders vote FOR the proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement and the merger, FOR the election of the director nominees named in this prospectus/proxy statement/information statement and FOR the ratification of the appointment of Ernst & Young LLP as Knight Ridder’s independent registered public accounting firm for 2006. The Knight Ridder board of directors recommends that Knight Ridder shareholders vote AGAINST the shareholder proposal.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:	Only holders of record of Knight Ridder common stock at the close of business on May 8, 2006 may vote on the merger agreement and the merger and the other proposals before the annual meeting.

Q:	WHAT DO I NEED TO DO TO VOTE?

A:	After carefully reading and considering the information contained in this prospectus/proxy statement/information statement and the other information to which you have been referred, please either mail your completed and signed proxy card in the enclosed postage-paid return envelope or vote over the telephone or over the Internet by following the instructions listed on your proxy card as soon as possible so that your shares may be represented at the Knight Ridder annual meeting. In order to assure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend the Knight Ridder annual meeting and vote in person. If you sign and mail your proxy or submit a vote over the telephone or over the Internet and do not indicate how you want to vote, your proxy will be voted for the approval of the merger agreement and the merger.

Q:	MAY I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD?

A:	Yes. If you want to change your vote, you may do so at any time before your proxy is voted at the Knight Ridder annual meeting. You can do this in one of three ways. First, you can complete and send a proxy with a later date if you mailed your original proxy, or, if you voted over the Internet or telephone, you can vote again in the same manner. Only your most recent vote will be counted. Second, you can send a written notice to the corporate secretary of Knight Ridder stating that you would like to revoke your proxy. Third, you can attend the Knight Ridder annual meeting and vote in person. Your attendance at the Knight Ridder annual meeting alone will not revoke your proxy.

Q:	IF MY BROKER HOLDS MY SHARES IN “STREET NAME,” WILL MY BROKER VOTE MY SHARES FOR ME?

A:	No. You should contact your broker. You should follow the directions provided by your broker to vote your shares. Your broker will not vote your shares on the merger proposal unless your broker receives appropriate instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the Knight Ridder annual meeting for purposes of determining a quorum but will not be considered to have been voted in favor of approval of the merger agreement and the merger. As a result, your shares will have the same effect as a vote against approval of the merger agreement and the merger if you do not give voting instructions to your broker. If you do not vote on the other proposals, it will have no effect in the voting on those proposals at the annual meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Knight Ridder or by voting in person at the Knight Ridder annual meeting.

Q:	WILL KNIGHT RIDDER SHAREHOLDERS BE ABLE TO TRADE THE MCCLATCHY CLASS A COMMON STOCK THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:	Yes. The shares of McClatchy Class A common stock that Knight Ridder shareholders receive pursuant to the merger will be listed on the New York Stock Exchange under the symbol “MNI.” Certain persons who are deemed affiliates of Knight Ridder will be required to comply with Rule 145 promulgated under the Securities Act of 1933, as amended, which we refer to as the Securities Act, if they sell their shares of McClatchy Class A common stock received pursuant to the merger.

Q:	SHOULD I SEND IN MY KNIGHT RIDDER STOCK CERTIFICATES NOW?

A:	No. If Knight Ridder shareholders approve the merger agreement and the merger, after the merger is completed, McClatchy will send Knight Ridder shareholders written instructions, including a letter of transmittal, that will explain how to exchange Knight Ridder stock certificates for McClatchy Class A common stock certificates. Please do not send in any Knight Ridder stock certificates until you receive these written instructions and the letter of transmittal.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A:	No. The shareholders of Knight Ridder are not entitled to appraisal rights.

Q:	ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 21 of this prospectus/proxy statement/information statement.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions about the merger or if you need additional copies of this prospectus/proxy statement/information statement or the enclosed proxy card, you should contact:

KNIGHT-RIDDER, INC.

50 West San Fernando Street

San Jose, California 95113

(408) 938-7838

http://www.knightridder.com

or

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(800) 848-3416 (toll free)

or

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

(888) 750-5834

SUMMARY OF THE MERGER

The following is a summary of the information contained in this document relating to the merger of The McClatchy Company and Knight-Ridder, Inc. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus/proxy statement/information statement and the other documents to which we refer. In particular, you should read the annexes attached to this prospectus/proxy statement/information statement, including the merger agreement which is attached as Annex A. In addition, McClatchy and Knight Ridder incorporate by reference into this prospectus/proxy statement/ information statement important business and financial information about McClatchy and Knight Ridder. You may obtain the information incorporated by reference into this prospectus/proxy statement/information statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 124 from each of McClatchy and Knight Ridder.

The Companies

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

(916) 321-1846

http://www.mcclatchy.com

McClatchy, headquartered in Sacramento, CA, is a leading newspaper and internet publisher. It publishes 12 daily and 17 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.8 million. McClatchy’s newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News & Observer (Raleigh, NC), The News Tribune (Tacoma, WA), the Anchorage Daily News and Vida en el Valle, a bilingual Spanish weekly newspaper distributed throughout California’s Central Valley. McClatchy also operates leading local websites in each of its daily newspaper service areas, offering readers information, comprehensive news, advertising, e-commerce and other services, and owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development. McClatchy is listed on the New York Stock Exchange under the symbol (MNI).

Knight-Ridder, Inc.

50 West San Fernando Street

San Jose, California 95113

(408) 938-7700

http://www.knightridder.com

Knight Ridder is one of the nation’s leading providers of news, information and advertising, in print and online. Knight Ridder publishes 32 daily newspapers in 29 U.S. metro areas, with a readership of 8.5 million daily and 11.0 million Sunday. It has websites in all of its service areas and a variety of investments in internet and technology companies. It publishes a growing portfolio of targeted publications and maintains investments in two newsprint companies. Knight Ridder’s internet operation, Knight Ridder Digital, develops and manages its online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional websites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, CA.

Structure of the Merger (See page 78)

Pursuant to the merger agreement, at the effective time of the merger, Knight Ridder will merge with and into McClatchy and the separate corporate existence of Knight Ridder will cease. McClatchy will continue as the surviving company in the merger. The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this prospectus/proxy statement/information statement. Please carefully read the merger agreement as it is the legal document that governs the proposed merger.

Consideration in the Merger (See page 78)

Each holder of a share of Knight Ridder common stock will be entitled to receive, upon the effectiveness of the merger (1) 0.5118 of a share of McClatchy Class A common stock and (2) $40.00 in cash.

Treatment of Knight Ridder Options and Restricted Stock (See page 80)

Options to purchase shares of Knight Ridder common stock shall be treated in the manner provided in the merger agreement and summarized in the section entitled “The Merger Agreement—Treatment of Knight Ridder Stock Options” beginning on page 80 of this prospectus/proxy statement /information statement. Restricted shares of Knight Ridder common stock shall be treated in the manner provided in the merger agreement and summarized in the section entitled “The Merger Agreement—Treatment of Knight Ridder Restricted Stock” beginning on page 80 of this prospectus/proxy statement /information statement.

Fractional Shares (See page 79)

McClatchy will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Knight Ridder common stock who would otherwise be entitled to receive a fraction of a share of McClatchy Class A common stock will be entitled to receive a cash payment as described in the section entitled “The Merger Agreement—Fractional Shares” beginning on page 79 of this prospectus/proxy statement/ information statement.

Voting Requirements (See page 29)

McClatchy and Knight Ridder cannot complete the merger unless the holders of at least 80% of Knight Ridder common stock outstanding and entitled to vote approve the merger agreement and the merger. McClatchy stockholders have already approved the merger, the issuance of McClatchy Class A common stock in connection with the merger and the amendment of McClatchy’s certificate of incorporation in connection with the merger. No further vote of McClatchy stockholders is required.

Proposed Divestitures (See page 87)

As part of the merger, McClatchy intends to divest 12 Knight Ridder newspapers, mainly located in cities that do not fit McClatchy’s longstanding acquisition criteria, chiefly involving growing markets. The largest of the papers to be divested are The Philadelphia Inquirer and San Jose Mercury News. Others include Knight Ridder’s other Philadelphia paper, The Philadelphia Daily News; Akron Beacon Journal (OH); The Wilkes-Barre Times Leader (PA); Aberdeen American News (SD); Grand Forks Herald (ND); The Ft. Wayne News-Sentinel (IN); Contra Costa Times (CA); The Monterey County Herald (CA); Duluth News Tribune (MN) and the St. Paul Pioneer Press (MN). The completion of the merger is not conditioned upon the proposed divestures. On April 26, 2006, McClatchy entered into definitive agreements with MediaNews Group, Inc. and Hearst Corporation, pursuant to which MediaNews will purchase the San Jose Mercury News and Contra Costa Times and Hearst will acquire the Monterey (CA) Herald and the St. Paul Pioneer Press for an aggregate purchase price of $1 billion.

The completion of these sales is subject to various conditions, including, among other things, the consummation of the merger of Knight Ridder with and into McClatchy, the expiration or termination of the applicable Hart-Scott-Rodino waiting period with respect to the sales and completion of both of the sales on the same day.

Recommendation of the Knight Ridder Board of Directors Regarding the Merger (See page 93)

The Knight Ridder board of directors has unanimously determined it advisable and in the best interests of Knight Ridder and its shareholders that Knight Ridder proceed with the merger and that the terms of the merger agreement are fair to Knight Ridder and its shareholders, and unanimously recommends that Knight Ridder shareholders vote FOR the proposal to approve the merger agreement and the merger.

Opinions of Financial Advisors (See pages 40, 47 and 52)

On March 12, 2006, Credit Suisse Securities (USA) LLC delivered an opinion to the McClatchy board of directors to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration to be paid to Knight Ridder shareholders under the merger agreement was fair, from a financial point of view, to McClatchy.

The full text of the written opinion of Credit Suisse, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this prospectus/proxy statement/information statement as Annex B. McClatchy stockholders are urged to read the opinion carefully in its entirety. Credit Suisse’s opinion was provided to McClatchy’s board of directors in connection with its consideration of the merger. Credit Suisse’s opinion addresses only the fairness, from a financial point of view, to McClatchy of the merger consideration to be paid by McClatchy pursuant to the terms of the merger agreement. Credit Suisse’s opinion does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.

Goldman, Sachs & Co. delivered its opinion to Knight Ridder’s board of directors that, as of March 12, 2006 and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of shares of Knight Ridder common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 12, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Knight Ridder’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Knight Ridder’s common stock should vote with respect to the merger. Pursuant to an engagement letter between Knight Ridder and Goldman Sachs, Knight Ridder has agreed to pay Goldman Sachs a transaction fee, the principal portion of which is payable upon consummation of the merger.

On March 12, 2006, Morgan Stanley & Co. Incorporated rendered its oral opinion, subsequently confirmed in writing as of the same date, that based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of shares of Knight Ridder common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion, dated March 12, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex D to this to this prospectus/proxy statement/information statement. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of Knight Ridder, addresses only the fairness from a financial point of view of the consideration to be received by holders of Knight Ridder common stock pursuant to the merger agreement and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any shareholder of Knight Ridder as to how such shareholder should vote with respect to the merger. In addition, this opinion does not in any matter address the prices at which McClatchy common stock will trade following the consummation of the merger. Knight Ridder shareholders should carefully consider the discussion of the Morgan Stanley opinion in the section entitled “The Merger—Opinions of Knight Ridder Financial Advisors—Opinion of Morgan Stanley” beginning on page 52 of this prospectus/proxy statement/information statement.

Regulatory Approvals (See page 64)

The merger is subject to antitrust laws. McClatchy and Knight Ridder have made all required filings under applicable U.S. antitrust laws with the Antitrust Division of the United States Department of Justice, referred to as the Antitrust Division, and the United States Federal Trade Commission, referred to as the FTC. The applicable waiting periods associated with those filings have not yet expired.

Appraisal Rights (See page 64)

No dissenters’ or appraisal rights are available with respect to shares of capital stock of Knight Ridder or shares of McClatchy Class A common stock in connection with the merger. Shares of McClatchy Class B Stock are entitled to appraisal rights pursuant to Section 262(b) of the Delaware General Corporation Law. Failure to take any of the steps required under Section 262(b) of the Delaware General Corporation Law on a timely basis may result in a loss of those appraisal rights. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex E.

Material U.S. Federal Income Tax Consequences of the Merger (See page 67)

The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and completion of the merger is conditioned upon receipt by McClatchy and Knight Ridder of closing tax opinions to the effect that the merger will so qualify. If the merger qualifies as a reorganization, Knight Ridder shareholders will recognize gain, if any, only to the extent of the amount of the cash received (other than cash received instead of a fractional share of McClatchy Class A common stock, which is described below). If the Knight Ridder common stock was held as a capital asset, then such gain generally will be capital gain, and will be long term capital gain if the Knight Ridder common stock was held for more than one year as of the effective time of the merger. Knight Ridder shareholders will not be permitted to recognize losses in connection with the merger (other than with respect to cash received instead of a fractional share of McClatchy Class A common stock, as described below).

A Knight Ridder shareholder who holds Knight Ridder common stock as a capital asset and receives cash instead of a fractional share will generally recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the shareholder’s tax basis allocable to the fractional share. Any such capital gain or loss will be long-term capital gain or loss if the Knight Ridder common stock was held for more than one year as of the effective time of the merger.

You should read the summary under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the merger. You also should consult your own tax advisor with respect to the tax consequences of the merger, including the effects of U.S. federal, state and local tax laws and non-U.S. tax laws, as well as any special circumstances that may affect the tax treatment to you of receipt of cash and shares of McClatchy Class A common stock pursuant to the merger.

Interests of Knight Ridder Directors and Executive Officers in the Merger (See page 62)

Some directors and executive officers of Knight Ridder have interests in the merger that may be different from, or in addition to, the interests of Knight Ridder shareholders. These interests include the appointment of two Knight Ridder directors to the McClatchy board of directors following completion of the merger, income security agreements with Knight Ridder to which certain executives are a party, the vesting of equity compensation awards in the merger and the right to continued indemnification and insurance coverage by McClatchy for acts or omissions occurring prior to the merger.

Conditions to Completion of the Merger (See page 88)

The respective obligations of McClatchy and Knight Ridder to complete the merger are subject to the satisfaction or waiver of a number of customary conditions, including:

•	the merger agreement and the merger shall have been approved by the shareholders of Knight Ridder;

•	no law, regulation, injunction or order shall have been enacted or issued by a governmental entity of competent jurisdiction which is in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	the SEC has declared McClatchy’s registration statement, of which this prospectus/proxy statement /information statement is a part, effective;

•	all waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the merger and the other transactions contemplated by the merger agreement have expired or terminated early;

•	McClatchy and Knight Ridder have each received from their respective tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	the shares of McClatchy Class A common stock to be issued pursuant to the merger have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

•	each company’s representations and warranties in the merger agreement being true and correct, to the extent set forth in the merger agreement, except when the failure of such representations or warranties to be true and correct has not resulted, and would not reasonably be expected to result in, individually or in the aggregate with other such failures, a material adverse change to the other party, subject to certain exceptions contained in the merger agreement;

•	each company has performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the before completion of the merger.

Termination of the Merger Agreement (See page 91)

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, except as set forth below, whether before or after adoption of the merger agreement and approval of the merger by Knight Ridder shareholders:

•	by mutual written consent of McClatchy and Knight Ridder;

•	by either party if the merger is not completed by an “end date” of September 30, 2006 (which may be extended until a date not later than December 31, 2006 at the option of either McClatchy or Knight Ridder so long as certain other conditions contained in the merger agreement have been satisfied or waived);

•	by either party, if there is an injunction permanently restraining, enjoining or otherwise prohibiting completion of the merger;

•	by either party if Knight Ridder shareholders do not approve the merger agreement and the merger;

•	by either party if the other party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would constitute the failure of a condition to closing and cannot be cured by the “end date” discussed above, subject to certain notification requirements;

•	by McClatchy, if, prior to approval by the Knight Ridder shareholders of the merger and the merger agreement, Knight Ridder has (1) failed to recommend that its shareholders approve the merger and the merger agreement in this prospectus/proxy statement /information statement, (2) changed its recommendation to the Knight Ridder shareholders in a manner adverse to McClatchy or (3) approved or recommended any alternative proposal; and

•	by Knight Ridder, if prior to approval by the Knight Ridder shareholders of the merger and the merger agreement, Knight Ridder has changed its recommendation to the Knight Ridder shareholders in a manner adverse to McClatchy in compliance with the terms of the merger agreement.

Payment of Termination Fee (See page 92)

Under the terms of the merger agreement, Knight Ridder must pay a termination fee of $171.9 million to McClatchy if:

•	prior to the termination of the merger agreement, any alternative proposal meeting certain thresholds is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Knight Ridder annual meeting and McClatchy or Knight Ridder terminate the merger agreement because the Knight Ridder shareholders failed to approve the merger and the merger agreement at the Knight Ridder annual meeting and within nine months of the termination Knight Ridder enters into an agreement for an acquisition of more than 50% of Knight Ridder; or

•	Knight Ridder terminates the merger agreement prior to approval by its shareholders of the merger and the merger agreement because Knight Ridder changed its recommendation to its shareholders regarding the merger and the merger agreement; or

•	McClatchy terminates the merger agreement prior to approval by the Knight Ridder shareholders of the merger and the merger agreement because Knight Ridder failed to recommend to its shareholders the approval of the merger and the merger agreement in this prospectus/proxy statement/information statement or changed its recommendation to the Knight Ridder shareholders in a manner adverse to McClatchy or approved or recommended any alternative acquisition proposal.

Prohibition from Soliciting Other Offers (See page 90)

Knight Ridder has agreed that it will not solicit or encourage the initiation of any inquiries regarding any acquisition proposals by third parties. Knight Ridder may respond to and participate in discussion related to, and furnish information in connection with, certain acquisition proposals. Knight Ridder may withdraw, modify or qualify its recommendation to its shareholders regarding the merger and the merger agreement if:

•	the Knight Ridder board of directors has concluded in good faith, after consultation with its outside legal and, in some cases, financial advisors, that the failure of the board of directors to effect a change of its recommendation would be reasonably likely to result in a breach of the directors’ fiduciary obligations to Knight Ridder shareholders under applicable law; and

•	Knight Ridder shall send McClatchy written notice of its intention to effect a change of recommendation at least three (3) business days prior to effecting such a change of recommendation.

Knight Ridder must promptly notify McClatchy if Knight Ridder receives any other acquisition proposals.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF McCLATCHY

The table below presents a summary of selected historical consolidated financial data with respect to McClatchy as of the dates and for the periods indicated. The selected historical consolidated financial data presented below for the first quarter of fiscal 2006, and fiscal years 2005, 2004 and 2003 have been derived from McClatchy’s historical consolidated financial statements, which are incorporated by reference into this prospectus/proxy statement/information statement. The selected historical consolidated financial data presented below for fiscal years 2002 and 2001 have been derived from McClatchy’s historical consolidated financial statements, which are not incorporated by reference herein.

It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in McClatchy’s Annual Report on Form 10-K, for its fiscal year ended December 25, 2005 as filed with the Securities and Exchange Commission (SEC) on February 23, 2006, as well as the sections of McClatchy’s Annual Report on Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes contained in McClatchy’s Form 10-Q for the first quarter of 2006, as filed with the SEC on May 5, 2006 all of which are incorporated by reference into this prospectus/proxy statement/ information statement.

THE McCLATCHY COMPANY

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (1)(2)

(In thousands, except per share amounts)

		Year Ended
	Three Months Ended March 26, 2006(3)	December 25, 2005	December 26, 2004	December 28, 2003	December 29, 2002	December 30, 2001
Revenues—Net:
Advertising	$237,089	$1,000,266	$972,808	$910,628	$877,838	$871,375
Circulation	39,548	162,395	166,623	165,552	166,050	168,462
Other	5,367	23,454	23,945	23,211	26,072	28,302

	282,004	1,186,115	1,163,376	1,099,391	1,069,960	1,068,139
Operating Expenses:
Depreciation and amortization	16,017	65,769	66,532	70,139	73,189	109,029
Other operating expenses	218,364	850,345	827,535	780,311	752,966	787,092

	234,381	916,114	894,067	850,450	826,155	896,121
Operating Income	47,623	270,001	269,309	248,941	243,805	172,018
Non-Operating (Expenses) Income:
Interest expense	(2,100)	(7,705)	(9,095)	(18,090)	(26,448)	(44,045)
Refinancing related charge	—	—	(3,737)	—	—	—
Partnership income (loss)	415	712	929	368	(1,341)	527
Loss on Internet investment	—	—	—	(1,008)	(1,000)	(10,556)
Other—net	—	219	155	448	652	937

	(1,685)	(6,774)	(11,748)	(18,282)	(28,137)	(53,137)
Income From Continuing Operations Before Income Tax Provision	45,938	263,227	257,561	230,659	215,668	118,881
Income Tax Provision	18,211	102,708	101,685	86,462	85,119	61,944

Income From Continuing Operations	27,727	160,519	155,876	144,197	130,549	56,937
Income From Discontinued Operation, Net Of Income Taxes	—	—	—	6,025	667	1,060

Net Income	$27,727	$160,519	$155,876	$150,222	$131,216	$$57,997

Net Income Per Common Share:
Basic:
Income from continuing operations	$0.59	$3.44	$3.36	$3.13	$2.86	$1.26
Income from discontinued operation	—	—	—	0.13	0.01	0.02

Net income per share	$0.59	$3.44	$3.36	$3.26	$2.87	$1.28

Diluted:
Income from continuing operations	$0.59	$3.42	$3.33	$3.10	$2.83	$1.25
Income from discontinued operation	—	—	—	0.13	0.01	0.02

Net income per share	$0.59	$3.42	$3.33	$3.23	$2.84	$1.27

Dividends Per Common Share	$0.18	$0.67	$0.50	$0.44	$0.40	$0.40

Consolidated Balance Sheet Data:
Total Assets	$2,104,573	$2,086,487	$2,049,400	$1,875,298	$1,981,561	$2,104,160
Long-term debt	153,300	154,200	267,200	204,923	471,615	594,714
Stockholders’ equity	1,589,074	1,565,591	1,423,004	1,216,017	1,057,329	998,165

(1)	On June 10, 2003, McClatchy sold the assets of The Newspaper Network, a national sales and marketing company. Prior year data has been reclassified for this discontinued operation.
(2)	In fiscal 2002 McClatchy adopted SFAS No. 142 and No. 144 and in accordance with these statements, eliminated the amortization of goodwill. This summary should be read in conjunction with the consolidated financial statements and notes thereto.
(3)	McClatchy adopted SFAS No. 123R as of the first day of fiscal 2006. Total stock-based compensation expense was $2.3 million or $0.03 per diluted share for the three months ended March 26, 2006.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KNIGHT RIDDER

The table below presents a summary of selected historical consolidated financial data with respect to Knight Ridder as of the dates and for the periods indicated. The historical consolidated financial data presented below for the first quarter of fiscal 2006 and fiscal years 2005, 2004 and 2003 have been derived from Knight Ridder’s historical consolidated financial statements, which are incorporated by reference into this prospectus/proxy statement/information statement. The historical consolidated financial data presented below for fiscal years 2002 and 2001 have been derived from Knight Ridder’s historical consolidated financial statements, which are not incorporated by reference herein.

It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in Knight Ridder’s Annual Report on Form 10-K for its fiscal year ended December 25, 2005 as filed with the Securities and Exchange Commission on March 9, 2006, as well as the sections of Knight Ridder’s Annual Report on Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes contained in Knight Ridder’s Form 10-Q for the first quarter of 2006, as filed with the SEC on May 3, 2006, all of which are incorporated by reference to this prospectus/proxy statement/information statement. Knight Ridder reports on a fiscal year ending on the last Sunday in the calendar year. Results for each of the fiscal years presented are for 52 weeks.

KNIGHT-RIDDER, INC.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts and ratios)

	Three Months Ended March 26, 2006(8)	Year Ended
		December 25, 2005(1)	December 26, 2004	December 28, 2003	December 29, 2002(2)	December 30, 2001(3)
Summary of Operations

Operating Revenue:
Advertising	$582,661	$2,384,629	$2,319,084	$2,250,465	$2,227,470	$2,261,993
Circulation	135,912	528,755	536,069	551,437	565,556	587,159
Other	21,315	90,608	86,161	78,956	70,992	77,303

Total Operating Revenue	739,888	3,003,992	2,941,314	2,880,858	2,864,018	2,926,455
Operating Costs:
Labor and employee benefits	324,161	1,240,270	1,193,914	1,163,640	1,112,179	1,164,472
Newsprint, ink and supplements	106,994	413,059	391,898	379,074	349,248	446,170
Other operating costs	192,961	759,032	715,388	697,467	710,450	699,135
Depreciation and amortization(4)	27,348	98,110	99,779	111,263	123,378	183,496

Total Operating Costs	651,464	2,510,471	2,400,979	2,351,444	2,295,255	2,493,273
Operating Income:	88,424	493,521	540,335	529,414	568,763	433,182
Interest expense, net(5)	(31,276)	(90,506)	(49,621)	(68,467)	(73,872)	(97,940)
Other, net	(11,832)	(18,755)	(34,327)	(36,129)	(82,800)	(56,336)

Income from continuing operations before income taxes	45,316	384,260	456,387	424,818	412,091	278,906
Income taxes	16,939	129,266	157,716	150,600	152,159	110,768

Income from continuing operations	28,377	254,994	298,671	274,218	259,932	168,138
Income from discontinued Detroit and Tallahassee operations, including gain on sale, net of taxes(6)	—	216,445	27,572	21,853	21,795	16,686

Income before cumulative effect of change in accounting principle of unconsolidated company	28,377	471,439	326,243	296,071	281,727	184,824
Cumulative effect of change in accounting principle of unconsolidated company, net of taxes(7)	—	—	—	—	(24,279)	—

Net Income	$28,377	$471,439	$326,243	$296,071	$257,448	$184,824

Basic weighted-average number of shares	67,081	71,839	77,910	80,401	83,066	76,074
Diluted weighted-average number of shares	67,757	72,295	78,950	81,477	84,726	85,694
Earnings per share:
Basic: Income from continuing operations	$0.42	$3.55	$3.84	$3.41	$3.13	$2.11
Income from discontinued operations	—	3.01	0.35	0.26	0.26	0.22
Cumulative effect of change in accounting principle of unconsolidated company(8)	—	—	—	—	(0.29)	—

Net Income	$0.42	$6.56	$4.19	$3.68	$3.10	$2.33

Diluted: Income from continuing operations	$0.42	$3.53	$3.78	$3.37	$3.07	$1.96
Income from discontinued operations	—	2.99	0.35	0.26	0.26	0.20
Cumulative effect of change in accounting principle of unconsolidated company(7)	—	—	—	—	(0.29)	—

Net Income	$0.42	$6.52	$4.13	$3.63	$3.04	$2.16

Dividends declared per common share	$0.37	$1.43	$1.33	$1.18	$1.02	$1.00
At period end
Total assets	$4,568,870	$4,603,955	$4,229,361	$4,190,026	$4,164,658	$4,213,376
Total debt	2,069,473	2,126,125	1,504,990	1,453,560	1,502,105	1,623,587
Shareholders’ equity	$1,238,761	$1,183,886	$1,447,156	$1,489,245	$1,461,479	$1,560,288

Notes to Selected Financial Data

(1)	In 2005, Knight Ridder recorded pre-tax charges of $15.1 million for workforce reductions in Philadelphia and San Jose, $4.7 million for fees associated with the evaluation of corporate strategic alternatives and $1.8 million for the Austin Co. bankruptcy (the general contractor responsible for the now nearly-completed printing plant in Kansas City). Knight Ridder also recorded an $8.5 million pre-tax gain on the sale of land in Seattle.
(2)	In 2002, Knight Ridder recorded pre-tax charges totaling $25.5 million related to its investment in CareerBuilder LLC. The charges were for the relocation of offices and abandonment of certain assets ($7.5 million) and $18.0 million for the conversion of CareerBuilder from a corporation into a limited liability company. Knight Ridder sold its stock in MatchNet plc, and recorded a pre-tax loss of $4.3 million. Additionally, Knight Ridder recorded other-than-temporary declines in a number of other cost basis Internet-related investments of $3.1 million pre-tax.
(3)	In 2001, Knight Ridder had a $78.5 million pre-tax charge relating to a work force reduction program. Also in this year, Knight Ridder sold its holdings in InfoSpace, Inc., AT&T, Webvan Group, Inc. and other smaller Internet-related investments at a pre-tax loss of $11.9 million. Knight Ridder recorded other-than-temporary declines in a number of other cost basis Internet-related investments of $16.1 million pre-tax.
(4)	Beginning in 2002, Knight Ridder discontinued the amortization of goodwill and indefinite-lived intangible assets under the provisions of Statement of Financial Accounting Standard (SFAS) 142.
(5)	Interest expense, net includes capitalized interest and interest income.
(6)	Discontinued Detroit and Tallahassee operations included a $207.9 million gain on sale, net of taxes in fiscal 2005. The results of operations for Detroit and Tallahassee have been reclassified as discontinued operations for all periods presented. In August 2005, Knight Ridder acquired The Idaho Statesman (Boise, ID) and two newspapers in the state of Washington, The Olympian (Olympia, WA) and The Bellingham Herald (Bellingham, WA). The results of operations for the acquired newspapers are included in Knight Ridder’s results from the date of acquisition (August 29, 2005).
(7)	The cumulative effect of change in accounting principle in 2002 relates to the implementation of SFAS 142—Goodwill and Other Intangible Assets by its equity method investee, CareerBuilder.
(8)	Knight Ridder adopted SFAS No. 123R as of the first day of fiscal 2006. Total stock-based compensation was $5.0 million or $0.05 per diluted share for the three months ended March 26, 2006.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined statement of income data combines the historical consolidated statement of income data of McClatchy for the fiscal year ended December 25, 2005 and the three months ended March 26, 2006, with Knight Ridder’s historical consolidated financial statement of income data for the fiscal year ended December 25, 2005 and the three months ended March 26, 2006, respectively, giving effect to the merger as if it had occurred on December 27, 2004 (the beginning of fiscal 2005). The unaudited pro forma condensed combined balance sheet data combines McClatchy’s historical balance sheet data as of March 26, 2006 with Knight Ridder’s historical consolidated balance sheet data as of March 26, 2006, giving effect to the merger as if it had occurred as of March 26, 2006.

The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of McClatchy that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of McClatchy.

The unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting with McClatchy treated as the acquiring entity. Accordingly, consideration paid by McClatchy to complete the merger with Knight Ridder will be allocated to Knight Ridder’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of Knight Ridder’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Knight Ridder that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below.

As part of the transaction, McClatchy intends to divest 12 Knight Ridder newspapers, mainly located in cities that do not fit McClatchy’s longstanding acquisition criteria, chiefly involving growing markets. McClatchy is in the process of marketing these newspapers to interested parties and has engaged financial advisors to assist it in this process. McClatchy intends to sign definitive agreements prior to the effectiveness of the merger and close as many of these divestitures as possible concurrently with the closing of the merger. The divestitures may result in additional and unforeseen expenses, and the completion of the divestitures cannot be assured. On April 26, 2006, McClatchy announced that it had entered into definitive agreements with Media News Group, Inc. and The Hearst Corporation under which the companies will pay McClatchy $1.0 billion in cash to acquire four newspapers. See the section entitled “The Merger Agreement—Proposed Divestitures.” Completion of the divestitures will be conditioned, among other things, upon receipt of customary required approvals from various federal and state regulatory agencies. The proceeds from the divestitures are required to be used to repay various debt obligations of McClatchy under the new Bank debt facility following the merger. The unaudited pro forma condensed combined statement of income reflects (i) estimated proceeds from the divestitures of $2,150 million less estimated income taxes of $635 million, or net proceeds of $1,515 million, and (ii) repayment of $1,515 million in debt obligations under the new bank debt facility, assuming such divestitures occurred at the beginning of fiscal 2005. However, the pro forma adjustments are preliminary, subject to future adjustment and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below.

This selected unaudited pro forma condensed combined financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined financial statements and accompanying notes contained elsewhere in this prospectus/proxy statement/information statement and the separate historical consolidated financial statements and accompanying notes of McClatchy and Knight Ridder incorporated by reference into this prospectus/proxy statement/information statement. See the section entitled “Where You Can Find More Information” beginning on page 124 of this prospectus/proxy statement/information statement.

McClatchy and Knight Ridder

Unaudited Pro Forma Condensed Combined Financial Data (1)

(In thousands, except per share amounts)

	Three Months Ended March 26, 2006	Year Ended December 25, 2005
Unaudited Pro Forma Condensed Combined Statement of Income Data:
Net revenue	$682,194	$2,842,911
Operating income	$95,396	$550,620
Income from continuing operations	$19,165	$237,214
Income per share from continuing operations:
Basic	$0.24	$2.93
Diluted	$0.24	$2.92
Weighted average number of common shares:
Basic	81,067	80,938
Diluted	81,306	81,328

		As of March 26, 2006
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents		$39,918
Working capital deficit		$(21,647)
Total assets		$11,529,670
Long-term debt		$5,063,165
Total stockholders’ equity		$3,416,974

(1)	See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 126 of this prospectus/proxy statement/information statement.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents comparative historical per share data regarding the net earnings, book value and dividends of each McClatchy and Knight Ridder and unaudited combined pro forma per share data after giving effect to the merger as a purchase of Knight Ridder by McClatchy assuming the merger had been completed on December 27, 2004 (the beginning of fiscal 2005). The following data assumes 0.5118 of a share of McClatchy Class A common stock and $40.00 in cash will be issued in exchange for each share of Knight Ridder common stock in connection with the merger and the assumption of options based upon the same exchange ratio. This data has been derived from and should be read in conjunction with the summary selected historical financial data and unaudited pro forma condensed combined financial data of McClatchy and Knight Ridder included beginning on page 12 of this prospectus/proxy statement/ information statement. The unaudited pro forma per share data is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of McClatchy that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of McClatchy.

	Year Ended December 25, 2005
			Pro Forma
	McClatchy	Knight Ridder	McClatchy & Knight Ridder	Knight Ridder Equivalent(1)
	(Unaudited)
Income from continuing operations per common share:
Basic	$3.44	$3.55	$2.93	$1.50
Diluted	$3.42	$3.53	$2.92	$1.49
Book value per common share at period end(2)	$33.49	$17.68	$41.93	$21.46
Cash dividends declared per common share	$0.67	$1.43	$1.66	$0.85

	Three Months Ended March 26, 2006
			Pro Forma
	McClatchy	Knight Ridder	McClatchy & Knight Ridder	Knight Ridder Equivalent(1)
	(Unaudited)
Income from continuing operations per common share:
Basic	$0.59	$0.42	$0.24	$0.12
Diluted	$0.59	$0.42	$0.24	$0.12
Book value per common share at period end(2)	$33.94	$18.32	$42.15	$21.57
Cash dividends declared per common share	$0.18	$0.37	$0.41	$0.21

(1)	The Knight Ridder equivalent pro forma combined per share amounts are calculated by multiplying McClatchy pro forma share amounts by the exchange ratio in the merger of 0.5118 a share of McClatchy Class A common stock for each share of Knight Ridder common stock.
(2)	Historical book value per share is computed by dividing stockholders’ equity by the number of shares of McClatchy or Knight Ridder common stock outstanding. Pro forma book value share is computed by divided pro forma stockholders’ equity by the pro forma number of shares of McClatchy common stock outstanding.

COMPARATIVE PER SHARE MARKET PRICE DATA

McClatchy Class A common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol MNI. Knight Ridder common stock trades on the New York Stock Exchange under the symbol KRI.

The following table shows the high and low sales prices per share of McClatchy Class A common stock and Knight Ridder common stock, each as reported on the New York Stock Exchange composite transactions tape on (1) March 10, 2006, the last full trading day preceding public announcement that McClatchy and Knight Ridder had entered into the merger agreement, and (2) May 8, 2006, the last full trading day for which high and low sales prices were available as of the date of this prospectus/proxy statement/ information statement.

The table also includes the equivalent high and low sales prices per share of Knight Ridder common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of the McClatchy Class A common stock that Knight Ridder shareholders would receive in exchange for each share of Knight Ridder common stock if the merger was completed on either side of these dates, applying the exchange ratio of 0.5118 of a share of McClatchy Class A common stock for each share of Knight Ridder common stock exchanged in the merger.

	McClatchy Class A Common Stock		Knight Ridder Common Stock		Equivalent Price Per Share(1)
	High	Low	High	Low	High	Low
March 10, 2006	$53.24	$51.80	$65.05	$63.71	$27.25	$26.51
May 8, 2006	$47.25	$45.65	$63.15	$62.39	$24.18	$23.36

Note:

(1)	Price excludes the $40.00 cash portion of the merger consideration.

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the merger agreement and the merger. Because the number of shares of McClatchy Class A common stock to be issued for each share of Knight Ridder common stock is fixed, changes in the market price of McClatchy Class A common stock will affect the dollar value of McClatchy Class A common stock to be received by Knight Ridder shareholders pursuant to the merger. Knight Ridder shareholders are urged to obtain current market quotations for McClatchy Class A common stock and to review carefully the other information contained in this prospectus/proxy statement/information statement or incorporated by reference into this prospectus/proxy statement/ information statement in considering whether to approve the merger agreement and the merger. See the section entitled “Where You Can Find More Information” on page 124.

RISK FACTORS

In deciding whether to approve the merger agreement and the merger, Knight Ridder shareholders should consider all of the information included in this prospectus/proxy statement/information statement and its annexes and all of the information included in the documents McClatchy and Knight Ridder have incorporated by reference into this prospectus/proxy statement/information statement. See the sections entitled “Documents Incorporated by Reference” beginning on page 123 and “Where You Can Find More Information” beginning on page 124. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our respective business operations. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our respective businesses, financial condition or our results of operations could be seriously harmed. If that happens, the trading price of McClatchy Class A common stock or Knight Ridder common stock could decline and you may lose part or all of the value of any McClatchy or Knight Ridder shares held by you.

Risks Related to the Merger and the Combined Company

Knight Ridder shareholders will receive (1) 0.5118 of a share of McClatchy Class A common stock and (2) $40.00 in cash for each share of Knight Ridder common stock exchanged in the merger regardless of any changes in market value of Knight Ridder common stock or McClatchy Class A common stock before the completion of the merger.

Upon completion of the merger, each share of Knight Ridder common stock will be converted into the right to receive (1) 0.5118 of a share of McClatchy Class A common stock and (2) $40.00 in cash. The market values of McClatchy Class A common stock and Knight Ridder common stock have varied since McClatchy and Knight Ridder entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of McClatchy and Knight Ridder, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors. The dollar value of McClatchy Class A common stock that Knight Ridder shareholders will receive upon completion of the merger will depend on the market value of McClatchy Class A common stock at the time of completion of the merger, which may be different from, and lower than, the closing price of McClatchy Class A common stock on the last full trading day preceding the public announcement that McClatchy and Knight Ridder entered into the merger agreement. Moreover, completion of the merger may occur some time after the requisite shareholder approvals have been obtained. There will be no adjustment to the merger consideration per share (except for adjustments to reflect the effect of certain stock split or other recapitalization of McClatchy common stock or Knight Ridder common stock).

McClatchy may fail to integrate successfully McClatchy’s and Knight Ridder’s operations. As a result, McClatchy may not achieve the anticipated benefits of the merger, which could adversely affect the price of McClatchy Class A common stock.

McClatchy entered into the merger agreement with the expectation that the merger will result in benefits to McClatchy, including the realization of certain synergies. However, these expected benefits may not be fully realized. Failure of the combined company to meet the challenges involved with successfully integrating the personnel, products and sales operations of the two companies following the merger or to realize any of the other anticipated benefits of the merger, could have a material adverse effect on the business, financial condition and results of operations of the combined company following the merger and its subsidiaries. These integration efforts may be difficult and time consuming.

The combined company may not successfully integrate the operations of McClatchy and Knight Ridder in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the merger to the extent, or in the timeframe, anticipated, which could significantly harm its business.

McClatchy may fail to divest successfully the 12 newspapers it has planned to sell. As a result, McClatchy may not achieve the anticipated benefits of the merger, which could adversely affect the price of McClatchy Class A common stock.

As part of the merger, McClatchy intends to divest the following 12 Knight Ridder newspapers: The Philadelphia Inquirer; San Jose Mercury News; The Philadelphia Daily News; Akron Beacon Journal (OH); The Wilkes-Barre Times Leader (PA); Aberdeen American News (SD); Grand Forks Herald (ND); The Ft. Wayne News-Sentinel (IN); Contra Costa Times (CA); The Monterey County Herald (CA); Duluth News Tribune (MN) and the St. Paul Pioneer Press (MN). Although McClatchy has entered into agreements related to the sale of 4 of these newspapers, McClatchy may not be able to sell these newspapers at favorable prices, at all, or in a timely manner, in which case some of the expected benefits of the merger may not be fully realized. Failure of McClatchy to realize any of the anticipated benefits of the merger could have a material adverse effect on the business, financial condition and results of operations of the combined company following the merger and its subsidiaries.

McClatchy’s operating results could be adversely affected as a result of purchase accounting treatment, and the corresponding impact of amortization of other intangibles relating to its proposed merger with Knight Ridder.

Under accounting principles generally accepted in the United States of America, McClatchy will account for the merger using the purchase method of accounting. Under purchase accounting, McClatchy will record the market value of its Class A common stock issued in connection with the merger and the amount of direct transaction costs as the cost of acquiring the business of Knight Ridder. McClatchy will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as advertiser and subscriber lists and acquired technology, based on their respective fair values. Intangible assets generally will be amortized over a ten year period. McClatchy expects that the amount of purchase price allocated to goodwill will be approximately $3.4 billion, the amount allocated to newspaper mastheads will be approximately $1.3 billion and the amount allocated to identifiable intangible assets will be approximately $730 million. Goodwill and newspaper mastheads are not subject to amortization but are subject to at least an annual impairment analysis, which may result in an impairment charge if the carrying value exceeds its implied fair value. If other identifiable intangible assets were amortized on a straight line basis over a ten period following completion of the merger, the accounting charge attributable to these items would be approximately $73 million per fiscal year. As a result, purchase accounting treatment of the merger could decrease net income for McClatchy in the foreseeable future, which could have a material adverse effect on the market value of McClatchy Class A common stock following completion of the merger.

McClatchy and Knight Ridder expect to incur significant costs associated with the merger.

McClatchy estimates that it will incur direct transaction costs of approximately $75 million associated with the merger, including certain Knight Ridder costs, which will be included as a part of the total purchase cost for accounting purposes. In addition to certain Knight Ridder costs paid by McClatchy, Knight Ridder estimates that it will incur additional direct transaction costs for accounting, investment banking and legal services. McClatchy and Knight Ridder believe the combined entity may incur charges to operations, which currently are not reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. Further, the combined company may incur expenses related to the divestitures of certain newspapers which are not reasonably estimable.

Knight Ridder and McClatchy will be subject to uncertainties and contractual restrictions while the merger is pending.

Whether or not the merger is completed, current and prospective McClatchy and Knight Ridder employees may experience uncertainty about their future roles with the combined company. This uncertainty may adversely affect McClatchy’s and Knight Ridder’s ability to attract and retain key management, sales, marketing and technical personnel. The extent of this adverse effect could depend on the length of time prior to completion of the merger or termination of the merger agreement. In addition, the merger agreement restricts Knight Ridder and McClatchy from taking specified actions until the merger occurs. These restrictions may prevent Knight Ridder or McClatchy from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of these restrictions, see “The Merger Agreement—No Solicitation of Alternative Transaction by Knight Ridder” beginning on page 90.

Regulatory agencies, private parties, state attorneys general may raise challenges to the merger on antitrust grounds.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. McClatchy and Knight Ridder filed the appropriate notification and report forms with the FTC and with the Antitrust Division on March 27, 2006.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of McClatchy or Knight Ridder in addition to those currently contemplated by McClatchy. In addition, certain private parties, as well as state attorneys general, may challenge the transaction under antitrust laws under certain circumstances.

McClatchy and Knight Ridder believe that the completion of the merger, including the planned divestitures of certain Knight Ridder assets, will not violate any antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Certain directors and executive officers of Knight Ridder have interests in the merger that may be different from, or in addition to, the interests of Knight Ridder shareholders.

When considering the Knight Ridder board of directors’ recommendation that Knight Ridder shareholders vote in favor of the proposal to approve the principal terms of the merger agreement and to approve the merger, Knight Ridder shareholders should be aware that some directors and executive officers of Knight Ridder have interests in the merger that may be different from, or in addition to, the interests of Knight Ridder shareholders. These interests include the appointment of two Knight Ridder directors to the McClatchy board of directors following completion of the merger, income security agreements with Knight Ridder that certain executives are party to, the vesting of equity compensation awards in the merger and the right to continued indemnification and insurance coverage by McClatchy for acts or omissions occurring prior to the merger. As a result of these interests, these directors and officers could be more likely to vote to adopt the principal terms of the merger agreement and to adopt the merger contemplated by the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Knight Ridder shareholders. For a description of the interests of directors and executive officers of Knight Ridder in the merger, see “The Merger—Interests of Certain Persons in the Merger” beginning on page 62.

The shares of McClatchy Class A common stock to be received by Knight Ridder shareholders as a result of the merger will have different rights from the shares of Knight Ridder common stock. In addition, following the merger, the McClatchy family will continue to have control of McClatchy.

The holders of McClatchy Class A common stock vote together with the holders of Class B common stock as a single class, except with respect to the election of directors. Class A common stockholders have one-tenth of a vote per share and Class B stockholders have one vote per share. For a description of the different rights associated with McClatchy Class A common stock, see “The Merger—Material Differences in the Rights of Shareholders” beginning on page 69. Assuming the merger had been completed on March 12, 2006, on a fully-diluted basis and based on the proposed treatment of the Knight Ridder options in the merger, when the merger is completed, the McClatchy family, who own 100% of the Class B common stock outstanding, will control approximately 80.5% of the voting power of McClatchy. Therefore, the McClatchy family generally will have the ability to control the outcome of any matter submitted for the vote of McClatchy stockholders following the merger. As a result of their significant interest in McClatchy, the McClatchy family may have the power, subject to applicable law, to significantly influence actions that might be favorable to the holders of McClatchy Class B common stock, but not necessarily favorable to other McClatchy stockholders. In addition, the ownership position of the McClatchy family could discourage a third party from proposing a change of control or other strategic transaction concerning McClatchy. As a result, the Class A common stock of McClatchy could trade at prices that do not reflect a “takeover premium” to the same extent as do the stocks of similarly situated companies that do not have a stockholder group with an ownership interest as large as the McClatchy family’s combined ownership interest.

The merger agreement provides that McClatchy take all necessary actions such that, immediately following the completion of the merger, two directors of Knight Ridder acceptable to McClatchy shall become members of the McClatchy board of directors. McClatchy’s certificate of incorporation and bylaws provide that the holders of Class A common stock, voting as a separate class, can elect a number of directors equal to 25% of the total number of directors annually. The remaining 75% of McClatchy directors are elected by the Class B stockholders annually. Accordingly, as a result of the board representation of two Knight Ridder directors on the McClatchy board following the merger, the former stockholders of Knight Ridder may have some influence, but not control, on the outcome of matters that come before the McClatchy board.

Newsprint is the major component of Knight Ridder’s and McClatchy’s cost of raw materials.

Newsprint accounted for 13.2% of Knight Ridder’s 2005 total operating expenses. A sustained increase in newsprint prices could adversely affect its profitability. Newsprint prices for the past five years have ranged from approximately $425 to $625 per metric ton.

Newsprint accounted for 14.6% of McClatchy’s operating expenses for fiscal 2005. Accordingly, McClatchy’s earnings are sensitive to changes in newsprint prices. McClatchy has not attempted to hedge fluctuations in the normal purchases of newsprint or enter into contracts with embedded derivatives for the purchase of newsprint. If the price of newsprint increases materially, McClatchy’s operating results could be adversely affected. If McClatchy’s newsprint suppliers experience labor unrest, transportation difficulties or other supply disruptions, McClatchy’s ability to produce and deliver newspapers could be impaired and/or the cost of the newsprint could increase, both of which could negatively affect the combined company’s operating results.

Competition and customer consolidation may adversely affect the combined company’s business.

McClatchy and Knight Ridder are subject to aggressive competition in all areas of their respective businesses. Newspapers compete for advertising and readers with other newspapers, broadcast, satellite and cable television, the Internet and other computer services, radio, magazines, suburban newspapers, free shoppers, billboards and direct mail. The combined company could also be adversely affected by continued customer consolidation in the retail and national sectors.

The newspaper publishing industry continues to experience some circulation decline.

The factors contributing to a decline in circulation in the newspaper publishing industry include: (a) the ongoing impact of the federally imposed do-not-call lists (now two years old), which limit telemarketing of subscription sales; (b) the ripple effects of the circulation misstatements by three large publishers in 2004, which gave rise to increased scrutiny of, and limitations on, the bulk/third party sales that had been a source of circulation growth; and (c) the Internet, which creates competition for readers’ time. Each of McClatchy and Knight Ridder have taken steps to meet each of these challenges. Nevertheless, ongoing decline in circulation copies could have a material effect on the rate and volume of the combined company advertising revenue.

Failure to complete the merger could negatively impact the share price and the future business results of Knight Ridder.

There is no assurance that conditions to completion of the merger will be satisfied, including Knight Ridder shareholder approval and the necessary regulatory approvals. If the merger is not completed for any reason, the price of Knight Ridder common stock and the future results of Knight Ridder could be adversely affected.

The merger agreement limits Knight Ridder’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Knight Ridder to enter into a merger or other similar transaction with a party other than McClatchy. These provisions include limitations on Knight Ridder generally from soliciting alternative acquisition proposals and the requirement that Knight Ridder pay a termination fee of $171.9 million to McClatchy if the merger agreement is terminated in specified circumstances. See “The Merger Agreement—No Solicitation of Alternative Transaction by Knight Ridder” on page 90 and “The Merger Agreement—Payment of Termination Fee” on page 92. McClatchy required Knight Ridder to agree to these provisions as a condition to McClatchy’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all of or a significant part of Knight Ridder from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share market price than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Knight Ridder than it might otherwise have proposed to pay.

Risk Factors Relating to McClatchy That Could Affect the Combined Company

If McClatchy experiences labor unrest, McClatchy’s ability to produce and deliver newspapers could be impaired.

The results of future labor negotiations could harm McClatchy’s operating results. McClatchy’s newspapers have not endured a labor strike since 1980. However, McClatchy cannot ensure that a strike will not occur at one or more of McClatchy’s current newspapers in the future. As of December 25, 2005, approximately a quarter of McClatchy’s full- and part-time employees were represented by unions including 59% at the Star Tribune and 23% at The Sacramento Bee, McClatchy’s two largest newspapers. Most of McClatchy’s union-represented employees are currently working under labor agreements, which expire at various times. McClatchy faces collective bargaining upon the expirations of these labor agreements. Even if McClatchy’s newspapers do not suffer a labor strike, the combined company’s operating results could be harmed if the results of labor negotiations restrict McClatchy’s ability to maximize the efficiency of McClatchy’s newspaper operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus/proxy statement/information statement and the documents incorporated by reference into this prospectus/proxy statement/information statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of The McClatchy Company, Knight-Ridder, Inc., or the combined company following the merger, to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and divestiture plans and the anticipated timing of filings, approvals and the closing relating to the merger; any statements concerning proposed new services, developments or industry rankings; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the challenge of managing asset levels, including inventory; the difficulty of maintaining expense growth while increasing revenues; the assumption of maintaining revenues on a combined company basis following the merger; and other risks and uncertainties described in the section entitled “Risk Factors” and in the documents that are incorporated by reference into this prospectus/proxy statement/information statement.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of McClatchy, Knight Ridder, and/or the combined company following the merger could differ materially from the expectations in these statements. The forward-looking statements included in this prospectus/proxy statement/information statement are made only as of the date of this prospectus/proxy statement/information statement, and neither McClatchy nor Knight Ridder is under any obligation to update their respective forward-looking statements and neither party intends to do so.

INFORMATION FOR MCCLATCHY STOCKHOLDERS

General

The McClatchy Company is furnishing this prospectus/proxy statement/information statement to McClatchy stockholders. Holders of McClatchy Class B common stock, acting by written consent, have:

(i) adopted the merger agreement;

(i) approved the issuance of shares of Class A common stock in connection with the merger; and

(ii) approved an amendment to McClatchy’s certificate of incorporation to increase the authorized number of shares of Class A common stock from 100 million shares to 200 million shares in connection with the merger.

No further vote of McClatchy’s stockholders is required. However, pursuant to SEC rules, McClatchy is required to send its stockholders entitled to vote a written information statement, which is satisfied by the delivery of this prospectus/proxy statement/information statement, at least 20 calendar days prior to the date upon which the merger, the issuance of McClatchy shares in connection with the merger and the amendment of McClatchy’s certificate of incorporation can occur.

Information with respect to McClatchy’s directors and executive officers, executive compensation, certain relationships and related transactions and security ownership of certain beneficial owners and management is incorporated by reference from McClatchy’s definitive proxy statement filed with the Securities and Exchange Commission on March 29, 2006.

The Merger

Pursuant to the merger, McClatchy will pay (1) 0.5118 of a share of McClatchy Class A common stock and (2) $40.00 in cash for each share of Knight Ridder common stock outstanding at the effective time of the merger. At the effective time of the merger, Knight Ridder will merge with and into McClatchy, and thereafter will cease to exist as a separate corporate entity. McClatchy will continue as the surviving entity in the merger. Assuming the merger had been completed on March 12, 2006, Knight Ridder shareholders would have owned approximately 62.5% of the outstanding shares of McClatchy Class A common stock immediately after the merger and McClatchy stockholders would have owned the remaining 37.5% of Class A common stock and all shares of outstanding McClatchy Class B common stock. On a fully-diluted basis and based on the proposed treatment of the Knight Ridder options in the merger, Knight Ridder equity holders would have owned approximately 44.3% of the fully-diluted shares of McClatchy common stock immediately after the merger, representing the right to cast 12.2% of the votes eligible to be cast by holders of McClatchy common stock on matters other than the election of directors (See “The Merger—Material Differences in the Rights of Shareholders” at page 69). The calculation on a fully-diluted basis assumes the conversion or exercise, as the case may be, of: (1) outstanding shares of McClatchy Class A and Class B common stock, and (2) outstanding options to purchase shares of McClatchy Class A common stock.

Vote Required for Approval

The affirmative vote of the holders of outstanding shares of McClatchy Class A common stock and Class B common stock representing at least a majority of all the votes entitled to be cast thereupon by holders of McClatchy Class A common stock and Class B common stock voting together as a class, was required to adopt the merger agreement and approve the certificate of amendment to McClatchy’s certificate of incorporation. The affirmative vote of the holders of a majority of the outstanding shares of McClatchy Class A common stock and Class B common stock, voting together as a class, present in person or by proxy at a meeting duly called and held for approval of the issuance of McClatchy Class A common stock was required to approve the issuance of McClatchy Class A common stock in connection with the merger.

Amendment of McClatchy’s Restated Certificate of Incorporation

In connection with the merger, and pursuant to the merger agreement, McClatchy and Knight Ridder agreed that McClatchy would amend its certificate of incorporation to increase the authorized number of shares of Class A common stock. The following is a summary of the amended provisions of McClatchy’s certificate of incorporation. It may not contain all of the information that is important to you and is qualified in its entirety by reference to the certificate of amendment to McClatchy’s certificate of incorporation, which is attached as Annex F to this prospectus/proxy statement/information statement and is incorporated by reference in this prospectus/proxy statement/information statement. You are encouraged to read the entire form of the certificate of amendment to McClatchy’s restated certificate of incorporation carefully.

Prior to the amendment, McClatchy’s certificate of incorporation provides that the authorized capital of McClatchy consisted of 160,000,000 shares, including 100,000,000 shares of Class A common stock, par value $0.01, and 60,000,000 shares of Class B common stock, par value $0.01.

Prior to consummation of the merger, McClatchy’s certificate of incorporation will be amended to increase the authorized capital of McClatchy to 260,000,000 shares, including 200,000,000 shares of Class A common stock, par value $0.01, and 60,000,000 shares of Class B common stock, par value $0.01. This amendment was duly approved by the written consent of certain of McClatchy’s Class B common stockholders as of March 12, 2006.

INFORMATION ABOUT THE 2006 ANNUAL MEETING OF KNIGHT RIDDER SHAREHOLDERS

This prospectus/proxy statement/information statement is being furnished to Knight Ridder shareholders by Knight Ridder’s board of directors in connection with the solicitation of proxies from the holders of Knight Ridder common stock for use at the annual meeting of Knight Ridder shareholders and any adjournments or postponements of the annual meeting. This prospectus/proxy statement/information statement also is being furnished to Knight Ridder shareholders as a prospectus of McClatchy in connection with the issuance by McClatchy of shares of McClatchy Class A common stock to Knight Ridder shareholders in connection with the merger.

Date, Time and Place

The annual meeting of shareholders of Knight Ridder will be held at The Fairmont Hotel, 170 South Market Street, San Jose, California, on June 26, 2006 at 9:30 a.m., Pacific time.

Matters to Be Considered

At the annual meeting, Knight Ridder shareholders will be asked to:

1. Vote upon a proposal to approve the merger agreement and the merger;

2. Vote upon a proposal to adjourn or postpone the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the first proposal described above;

3. Elect three directors, each for a three-year term;

4. Ratify the appointment of Ernst & Young LLP as Knight Ridder’s independent registered public accounting firm for 2006;

5. Consider and act upon a shareholder proposal, if properly presented; and

6. Transact any other business as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

At this time, the Knight Ridder board of directors is unaware of any matters, other than those set forth in the preceding sentence, that may properly come before the annual meeting.

Shareholders Entitled to Vote

The close of business on May 8, 2006 has been fixed by Knight Ridder’s board as the record date for the determination of those holders of Knight Ridder common stock who are entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting.

At the close of business on the record date, there were 67,910,409 shares of Knight Ridder common stock outstanding and entitled to vote, held by approximately 6,832 holders of record. A list of the shareholders of record entitled to vote at the annual meeting will be available for examination by Knight Ridder shareholders. The list will be available at the meeting, and for ten days prior to the meeting for any proper purpose during ordinary business hours by contacting Knight Ridder’s Corporate Secretary at 50 West San Fernando Street, Suite 1500, San Jose, California 95113.

Quorum and Required Vote

Each holder of record of shares of Knight Ridder common stock as of the record date is entitled to cast one vote per share at the annual meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Knight Ridder common stock entitled to vote at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. In the case of Proposal 1, the affirmative vote of at least 80% of the shares of Knight Ridder common stock outstanding as of the record date is required to approve the merger agreement and the merger. Approval of Proposal 2 requires the affirmative vote of at least a majority of the shares present at the annual meeting, in person or by proxy, whether or not a quorum is present. In the case of Proposal 3, the director nominees receiving the most votes are elected as directors.

Approval of Proposal 4 and any shareholder proposals presented requires that the votes FOR exceed the votes cast AGAINST. As of the record date for the annual meeting, directors and executive officers of Knight Ridder and their affiliates beneficially owned an aggregate of 487,340 shares of Knight Ridder common stock entitled to vote at the annual meeting. These shares represent approximately less than 1% of the Knight Ridder common stock outstanding and entitled to vote as of the record date. Although these individuals are not party to any voting agreements with Knight Ridder or McClatchy and do not have any obligations to vote in favor of approval of the merger agreement and the merger, they have indicated their intention to vote their outstanding shares of Knight Ridder common stock in favor of approval of the merger agreement and the merger.

How Shares Will Be Voted at the Annual Meeting

All shares of Knight Ridder common stock represented by properly executed proxies received before or at the annual meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the merger agreement and the merger, FOR the proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement and the merger, FOR the election of the director nominees named in this prospectus/proxy statement/information statement, FOR the ratification of the appointment of Ernst & Young LLP as Knight Ridder’s independent registered public accounting firm for 2006 included in this prospectus/proxy statement/information statement and AGAINST the shareholder proposal.

A properly executed proxy marked ABSTAIN with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the annual meeting. An abstention will have the same effect as a vote AGAINST the merger. Abstentions will not affect the outcomes of the other proposals.

If you hold shares of Knight Ridder common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the annual meeting, but broker non-votes will have the same effect as a vote AGAINST the merger. Broker non-votes will not affect the outcomes of the other proposals.

If any other matters are properly brought before the annual meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

If you are a Knight Ridder employee and hold shares of restricted Knight Ridder common stock awarded under a Knight Ridder incentive plan and do not submit voting instructions for those shares, they will be voted as recommended by Knight Ridder’s board of directors.

How to Vote Your Shares

Registered Shareholders

Registered shareholders may vote in person at the annual meeting or by one of the following methods:

By Mail. Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

By Telephone. Call the toll-free telephone number on the proxy card and follow the recorded instructions; or

By Internet. Access The Bank of New York’s secure website registration page through the Internet at www.proxyvotenow.com/kri, as identified on the proxy card, and follow the instructions.

Please note that the Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on June 25, 2006.

Street Name Shareholders

If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting to vote your shares.

Based on the instructions provided by the broker, bank or other holder of record of their shares, street name shareholders may generally vote by one of the following methods:

By Mail. You may vote by signing, dating and returning your proxy card in the enclosed pre-addressed envelope;

By Methods Listed on Proxy Card. Please refer to your voting card or other information forwarded by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, following the instructions on the card or other information provided by the record holder; or

In Person With a Proxy from the Record Holder. A street name shareholder who wishes to vote at the meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Please note that the Internet and telephone voting facilities for street name shareholders will close at 11:59 p.m. Eastern time on June 25, 2006.

How to Change Your Vote

If you are a registered shareholder, you may revoke your proxy at any time before the shares are voted at the annual meeting by following any of these procedures.

To revoke your proxy:

•	Send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to Knight Ridder’s Corporate Secretary at 50 West San Fernando Street, Suite 1500, San Jose, California 95113; or

•	Attend the annual meeting and vote in person.

If you voted by telephone or Internet, you may revoke your proxy by re-voting in the same manner. Only the last vote that you enter by telephone or Internet will be counted. Alternatively, you may attend the annual meeting and vote in person. If you are a street name shareholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Confidential Voting

The manner in which you vote on any particular issue shall, subject to federal or state law requirements, be strictly confidential. Only the employee of The Bank of New York who has been appointed as the inspector of election will have access to your proxy card.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Knight Ridder may solicit proxies for the annual meeting from Knight Ridder shareholders personally or by telephone and other electronic means without compensation other than reimbursement for their actual expenses.

McClatchy will pay the expenses incurred in connection with the filing, printing and mailing of this document. Knight Ridder has also made arrangements with D.F. King & Co., Inc. and Innisfree M&A Incorporated to assist Knight Ridder in soliciting proxies for the annual meeting and has agreed to pay D.F. King & Co., Inc. and Innisfree M&A Incorporated fees not expected to exceed $ 50,000 each, plus reasonable out-of-pocket expenses for each, for these services. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Knight Ridder stock held of record by those persons.

Annual Meeting Admission

If you are a shareholder of record and prefer to vote your shares at the annual meeting, you should bring the enclosed proxy card or proof of identification. If your shares are held in the name of a bank, broker or other nominee, and you plan to attend the annual meeting, you must present proof of your ownership of Knight Ridder stock, such as a bank or brokerage account statement, to be admitted to the annual meeting. The account statement must show that you were the beneficial owner of the shares on May 8, 2006, the record date for the annual meeting. You may vote shares held in street name at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Voting and Elections by Participants in the Knight Ridder Plans

If you participate in the Knight Ridder 401(k) Plan or another 401(k) plan available to employees in your business unit, or the Knight Ridder Employees Stock Purchase Plan, you will receive voting instructions instead of a proxy card. Vanguard, as trustee of the 401(k) plans, and E*Trade Securities LLC, as nominee of the Employees Stock Purchase Plan, are the shareholders of record of your plan shares and will vote those shares according to the instructions that you provide by mail, telephone or the Internet.

If you provide instructions to the plan trustees and/or nominee, as applicable, by June 19, 2006, they will vote the shares as you have directed.

If you do not provide voting instructions to the plan trustees and/or nominee by June 19, 2006, they will vote the shares credited to your account in the same proportion as those that have been voted by other plan participants.

Shareholders Sharing an Address

Knight Ridder has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of Knight Ridder’s Report on Form 10-K and/or this prospectus/proxy statement/information statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies. This procedure will reduce the costs of producing and mailing these materials. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Report on Form 10-K and/or this prospectus/proxy statement/information statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Knight Ridder’s transfer agent, The Bank of New York, at (800) 524-4458. If you hold your shares in street-name, you may request information about householding from your bank, broker or other nominee.

If you participate in householding and wish to receive a separate copy of the 2005 Report on Form 10-K or this prospectus/proxy statement/information statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact The Bank of New York Shareholder Relations Dept., at P.O. Box 11258, Church Street Station, New York, New York 10286, or (800) 524-4458.

PROPOSALS TO BE VOTED ON BY KNIGHT RIDDER SHAREHOLDERS

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

THE MERGER

The following is a description of the material aspects of the proposed merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire prospectus/proxy statement/information statement, including the section entitled “Risk Factors” beginning on page 21, and the other documents we refer to carefully for a more complete understanding of the merger and the related transactions.

Background of the Merger

In a series of conversations commencing in April 2005, which were initiated by Bruce Sherman of Private Capital Management, L.P. (PCM), the largest shareholder of Knight Ridder (which then held approximately 19% of Knight Ridder’s outstanding shares), Mr. Sherman expressed dissatisfaction to P. Anthony Ridder, the chairman and chief executive officer of Knight Ridder, concerning the trading value of Knight Ridder’s shares, and recommended that Knight Ridder close the valuation gap between its trading value and the greater value which might be realized from a sale of the company. During this period, Knight Ridder’s second and third largest shareholders, Southeastern Management, Inc. (Southeastern Management) (which then held approximately 8.9% of Knight Ridder’s outstanding shares) and Harris Associates, L.P. (Harris Associates) (which then held approximately 8.15% of Knight Ridder’s outstanding shares), also expressed dissatisfaction concerning Knight Ridder’s trading value. In April 2005, Knight Ridder retained Goldman, Sachs & Co. (Goldman Sachs) as its financial advisor and Wachtell, Lipton, Rosen & Katz (Wachtell Lipton) as its legal counsel with respect to these matters. At a meeting held on April 26, 2005, the Knight Ridder board of directors discussed PCM’s recommendation and the expressions of dissatisfaction from Knight Ridder’s three largest shareholders, and reviewed the issues presented with management, Goldman Sachs and Wachtell Lipton. The board decided that it was not a good time to pursue a sale of Knight Ridder. On the following day, April 27, 2005, Mr. Ridder contacted Mr. Sherman and advised him that the Knight Ridder board of directors had considered his views and reached the foregoing conclusion.

On July 14, 2005, Knight Ridder announced that its earnings per share for the second quarter of 2005 were $1.00, compared to $1.08 for the second quarter of 2004.

On July 19, 2005, in response to a request made on June 30, 2005 by Mr. Sherman of PCM, Mr. Sherman, Mason Hawkins of Southeastern Management and William Nygren of Harris Associates separately addressed the Knight Ridder board of directors regarding their dissatisfaction with the performance of Knight Ridder’s stock. They stated that Knight Ridder had failed to address the disparity between the current share price and the value that might be realized from a sale of the company and requested that Knight Ridder consider alternatives that could realize value. At that meeting, the Knight Ridder board of directors, after discussion with its legal and financial advisors and management of possible avenues for maximizing shareholder value, continued to be of the view that it was not a good time to pursue a sale of the company, and increased Knight Ridder’s regular quarterly dividend to $0.37 per share and authorized the repurchase of up to 10,000,000 additional shares of Knight Ridder’s common stock. On August 11, 2005, Knight Ridder announced that it would buy back those shares over the following six to nine months and that as a first step towards this objective it had purchased 5,000,000 shares from Goldman Sachs.

From August 11, 2005 to October 13, 2005, Knight Ridder’s stock price declined from $65.75 to $55.15 per share. On October 14, 2005, Knight Ridder announced that its earnings per share for the third quarter of 2005 from continuing operations were $0.61, compared to $0.93 for the third quarter of 2004. Subsequently, Knight Ridder’s stock price continued to decline.

On November 1, 2005, PCM sent a letter to the Knight Ridder board of directors calling on the board to pursue a competitive auction of Knight Ridder. The letter further stated that, in the absence of such an action by the board of directors, PCM would, among other things, strongly consider supporting more aggressive efforts that might be initiated by other parties seeking to change the composition of the Knight Ridder board of directors. PCM filed a Schedule 13D with the SEC on November 1, 2005 attaching the letter as an exhibit to the filing.

On November 3, 2005, Harris Associates sent a letter to the Knight Ridder board of directors urging the board to solicit offers for Knight Ridder to maximize the value of Knight Ridder for its shareholders. Harris Associates filed a Schedule 13D with the SEC on November 3, 2005 attaching the letter as an exhibit to the filing. In addition, on November 3, 2005, Southeastern Management filed a Schedule 13D with the SEC stating that it had reviewed PCM’s November 1, 2005 letter and that it desired the flexibility to discuss PCM’s recommendation with management and other shareholders.

Mr. Ridder and other members of management discussed, among other things, the actions by PCM, Harris Associates and Southeastern Management and Knight Ridder’s business prospects and the industry generally with Knight Ridder’s directors and its legal and financial advisors. As a result of these discussions, management determined to recommend to the Knight Ridder board of directors that it authorize the exploration of strategic alternatives to enhance shareholder value, including the possible sale of the company. A meeting of the board of directors of Knight Ridder was scheduled for November 13, 2005.

On November 10, 2005, PCM filed an amendment to its Schedule 13D stating that it was reviewing governance options and other courses of action regarding Knight Ridder and that it anticipated that it might nominate a slate of directors for election by shareholders at Knight Ridder’s 2006 annual meeting, depending in part on PCM’s evaluation of actions taken or proposed by Knight Ridder.

At a meeting held on November 13, 2005, the Knight Ridder board of directors discussed with its legal and financial advisors and management the letters from and filings by PCM, Harris Associates and Southeastern Management. The board of directors considered the current and potential future effects on Knight Ridder of the current actions by these shareholders and any anticipated future actions by them, as well as the outlook for Knight Ridder and the newspaper industry in general and potential avenues for maximizing shareholder value. Based on these factors and the discussions at this meeting and previous meetings, the Knight Ridder board of directors decided that Knight Ridder should explore strategic alternatives to enhance shareholder value, including a possible sale of the company. The board of directors also amended the notice provisions of Knight Ridder’s bylaws with respect to the deadline for submission of shareholder proposals and nominations for directors for the 2006 annual meeting of shareholders. On the morning of November 14, 2005, Knight Ridder publicly announced the decision to explore strategic alternatives and the bylaw amendment.

Following Knight Ridder’s public announcement, on November 16, 2005, McClatchy engaged Credit Suisse Securities (USA) LLC (Credit Suisse) to act as its financial advisor.

The Knight Ridder board of directors determined, in consultation with its legal and financial advisors and management, that a targeted solicitation process should be undertaken in which indications of interest from strategic and financial buyers considered to be likely potential acquirors or strategic partners would be solicited. The targeted process would be a two-step process involving, first, requesting that potentially interested parties provide non-binding indications of interest and, thereafter, selected potential bidders would be invited to perform due diligence and submit binding final proposals. Representatives of Goldman Sachs contacted a total of 34 parties, 21 of which signed confidentiality agreements, including McClatchy which signed a confidentiality agreement with Knight Ridder on November 23, 2005. Each of the potential bidders that signed a confidentiality agreement, including McClatchy, was sent a confidential information memorandum that contained financial and other information about Knight Ridder’s business.

On November 30, 2005, McClatchy’s board met to discuss Knight Ridder’s announcement and management provided the board its preliminary recommendations regarding McClatchy’s possible participation in Knight Ridder’s process.

The Knight Ridder board of directors continued to meet with its legal and financial advisors and management during this time to discuss the status of the bid process, including the parties that had been contacted and the status of discussions with those parties. On December 9, 2005, 11 parties, including McClatchy, and one consortium of investors (which had not yet signed a confidentiality agreement and which had not been provided the confidential information memorandum) submitted preliminary indications of interest. A number of these parties indicated the need or desire to partner with other investors due to the potential size of an acquisition of Knight Ridder.

Knight Ridder determined that, after further discussion with a number of the potential bidders, certain of the parties that had submitted preliminary indications of interest should be invited into the next phase of the process, in which they were given access to an electronic data room with extensive additional information regarding Knight Ridder and were invited to attend presentations by management discussing the business. During this period, McClatchy and its advisors conducted a review of the materials contained in the electronic dataroom. Those potential bidders requesting to partner with other potential bidders were directed to identified potential bidders with whom they were authorized to bid jointly. Potential bidders continued their due diligence investigation over the next few months. Throughout the process, Knight Ridder and its legal and financial advisors responded to numerous due diligence requests from each interested party.

The Knight Ridder board of directors continued to meet, together with its legal and financial advisors and management, to discuss the status of the bidding process, as well as potential alternatives to a sale of Knight Ridder in order to maximize shareholder value. The board of directors of Knight Ridder retained an additional financial advisor, Morgan Stanley & Co. Incorporated, and, subsequently, an additional legal advisor, Skadden, Arps, Slate, Meagher & Flom, LLP, to assist Knight Ridder in the process of exploring strategic alternatives. During this time, and subsequently, the Knight Ridder board of directors also discussed with its legal advisors the determinations to be made under Article TENTH of Knight Ridder’s amended and restated articles of incorporation regarding the level of shareholder approval required for a potential transaction.

On January 12 and 13, 2006, senior members of McClatchy’s management, together with financial and legal advisors, attended due diligence meetings with senior members of Knight Ridder’s management. On January 24, 2006, McClatchy’s board received a report from management on the due diligence conducted to date regarding Knight Ridder, the strategic aspects and risks of combining Knight Ridder and McClatchy and other strategic options and management’s preliminary recommendations regarding submitting a bid. The board also received an overview of its fiduciary duties from its legal advisors and a preliminary valuation analysis from its financial advisors.

At a meeting held on January 29, 2006, the Knight Ridder board of directors decided, in light of the bid process, to postpone the 2006 annual meeting of shareholders from the date previously scheduled, April 18, 2006. In addition, the board of directors amended Knight Ridder’s bylaws to remove the requirement that the annual meeting be held in April or May.

On January 31, 2006, Knight Ridder announced that earnings per share from continuing operations for the fourth quarter of 2005 were $1.24, compared to $1.25 for the fourth quarter of 2004.

On February 17, 2006, a form of merger agreement was distributed to the potential bidders, including McClatchy. On February 21, 2006, final bid instruction letters were sent to each of the potential bidders, including McClatchy, requesting that final bids be received by March 9, 2006. The bid instruction letter also requested that potential bidders send any comments to the form of merger agreement by February 27, 2006, after which a revised version of the merger agreement would be distributed to bidders (and to the extent potential bidders wished to comment on the revised agreement, these comments were requested by March 8, 2006). The instruction letter further requested that any financing commitment letters be received by March 7, 2006.

During this period, the management of Knight Ridder together with the company’s financial and legal advisors conducted a due diligence investigation of McClatchy because McClatchy had indicated that its acquisition proposal for Knight Ridder would include McClatchy common stock. This due diligence investigation included, among other things, a meeting with the senior management of McClatchy on February 24, 2006 and a number of conference calls.

On February 27, 2006, comments to the form of merger agreement were received from McClatchy and one consortium of private equity investors. Representatives of Wachtell Lipton had discussions with the legal advisors for these bidders concerning the substantive issues raised by their merger agreement comments. On March 3, 2006, revised forms of the merger agreement were distributed to these bidders. Comments to the form of merger agreement were not received from any of the other potential bidders. During this period, representatives of Goldman Sachs contacted the other remaining potential bidders, one of which indicated that it would not be submitting a final bid proposal and the other of which indicated that it planned to submit comments to the form of merger agreement shortly (which ultimately were never received).

On March 2, 2006, McClatchy’s board of directors received an update from management on the due diligence conducted to date regarding Knight Ridder, further discussion of the strategic aspects and risks of combining Knight Ridder and McClatchy and management’s further recommendations regarding submitting a bid. McClatchy’s financial advisors provided a valuation analysis and its legal advisors discussed the terms of the draft merger agreement, as proposed to be submitted with the final bid, and the board’s fiduciary duties.

On March 5, 2006, the Knight Ridder board of directors met with its legal and financial advisors and management to continue discussions of potential alternatives to a sale of Knight Ridder in order to maximize shareholder value, including engaging in a leveraged recapitalization of Knight Ridder and continuing to operate the Knight Ridder business as a stand-alone company.

On March 7, 2006, Knight Ridder received financing commitment letters from McClatchy. On March 8, 2006, Knight Ridder received comments to the revised merger agreement from McClatchy. Following a presentation from its financial advisor, on the morning of March 9, 2006, McClatchy’s board met and approved the submission of a final bid. On March 9, 2006, Knight Ridder received the final bid proposal from McClatchy. This proposal provided, in exchange for each share of Knight Ridder common stock, for the payment of $39.75, in cash, and the issuance of 0.515 of a share of McClatchy Class A common stock (with a total value per Knight Ridder share of $66.50 based on the closing trading price for McClatchy Class A common stock on March 9, 2006). McClatchy’s proposal also indicated that it intended to divest 12 of Knight Ridder’s newspapers, but that these divestitures would not be a condition to closing the transaction with Knight Ridder.

On March 9, 2006, Knight Ridder also received a proposal from the consortium of private equity investors that had supplied comments to the form of merger agreement. This bid provided for a per share value substantially below the value of the McClatchy bid. The bid proposal was not a definitive proposal, and indicated that it was subject to further due diligence investigation before the bidder would commit to moving forward with a transaction and that this due diligence would take approximately two weeks to complete. A final bid proposal was not received from any of the other potential bidders.

Knight Ridder’s management and legal and financial advisors met on the evening of March 9, 2006 to discuss the bids. In the early afternoon of March 10, 2006, Knight Ridder’s financial advisors discussed the proposed divestitures in the McClatchy bid with Gary B. Pruitt, Chairman, President and Chief Executive Officer of McClatchy. Subsequent to this discussion, representatives of Goldman Sachs discussed McClatchy’s bid with representatives of Credit Suisse, McClatchy’s financial advisor, including requesting McClatchy to increase its proposed per share consideration. McClatchy’s financial advisor responded that it would discuss the request with McClatchy. In addition, representatives of Wachtell Lipton discussed the substantive issues raised in McClatchy’s comments to the revised merger agreement with representatives of Wilson Sonsini Goodrich & Rosati, legal advisor to McClatchy.

On the afternoon of March 10, 2006, the Knight Ridder board of directors met, together with its financial and legal advisors and management, to discuss the bid proposals. Knight Ridder’s financial advisors summarized the bid proposals for the board of directors, and its legal advisors summarized the key contract terms. The board of directors discussed and analyzed the McClatchy proposal, including the proposed purchase price, the mixture of cash and stock consideration, the proposed divestitures and any impediments to consummation of the transaction. The board of directors also discussed and analyzed the McClatchy proposal as compared to possible other strategic alternatives, particularly a leveraged recapitalization. The Knight Ridder board of directors authorized its legal and financial advisors and management to pursue a transaction with McClatchy.

As a result of further negotiations, representatives of McClatchy and Knight Ridder reached tentative agreement (subject to the approval of their companies’ respective boards of directors) that the proposed merger consideration would be comprised of $40.00 in cash and 0.5118 of a share of McClatchy Class A common stock per share of Knight Ridder common stock (with a total per share value of $67.25 based on the closing trading price for McClatchy Class A common stock on March 10, 2006). From March 10, 2006 and continuing through March 12, 2006, the respective representatives and advisors of Knight Ridder and McClatchy engaged in negotiations regarding the merger agreement.

On March 12, 2006, the Knight Ridder board of directors met with its legal and financial advisors and management to discuss the negotiations with McClatchy, the terms of the proposed merger agreement and the transactions contemplated by the merger agreement, potential strategic alternatives to a sale transaction and the directors’ fiduciary duties and responsibilities under applicable law. Representatives of Goldman Sachs and Morgan Stanley then made a presentation to the Knight Ridder board of directors regarding the solicitation process and the bids received, as well as an analysis of the financial terms of the proposed transaction with McClatchy, which analysis is summarized below under the caption “The Merger—Opinions of Knight Ridder Financial Advisors” beginning on page 47. Goldman Sachs and Morgan Stanley then delivered to the Knight Ridder board of directors their respective oral opinions, which opinions were subsequently confirmed in written opinions dated March 12, 2006, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinions, the consideration to be received by holders of shares of Knight Ridder common stock, taken in the aggregate, pursuant to the merger agreement with McClatchy was fair from a financial point of view to such holders.

Following the presentations by Goldman Sachs and Morgan Stanley and the delivery of their respective opinions, the Knight Ridder board of directors considered the proposed transaction with McClatchy, including the positive and negative factors described below in the section entitled “The Merger—Consideration of the Merger by Knight Ridder” beginning on page 44. The Knight Ridder board of directors then unanimously adopted the merger agreement and the merger and declared their advisability, directed that the merger agreement and the merger be submitted to shareholders of Knight Ridder for approval and recommended that Knight Ridder shareholders approve the merger agreement and the merger.

On March 12, 2006, following presentations by Credit Suisse and the delivery of its fairness opinion and a presentation by McClatchy’s legal advisors on the terms of the final merger agreement, McClatchy’s board considered the final merger agreement, the perceived benefits and risks and other matters described below in the section entitled “The Merger—Consideration of the Merger by the McClatchy Board of Directors” beginning on page 38. McClatchy’s board of directors then unanimously adopted the merger agreement and declared its advisability and recommended that certain McClatchy Class B stockholders approve the merger by written consent. Knight Ridder and McClatchy executed the merger agreement on the evening of March 12, 2006. Subsequent to the execution of the merger agreement, certain McClatchy Class B stockholders executed and delivered written consents approving the merger. McClatchy and Knight Ridder issued a joint press release on the morning of March 13, 2006.

On March 24, 2006, a meeting of the Knight Ridder board of directors was held to determine the level of shareholder approval to be required to approve the transactions with McClatchy. At this meeting, the board determined that, because of McClatchy’s intention to sell 12 of Knight Ridder’s newspapers accounting for approximately 45% of Knight Ridder’s aggregate daily circulation and the buyers of these newspapers were unknown, it would not be in a position to make the determination which would need to be made under Article TENTH of Knight Ridder’s amended and restated articles of incorporation in order to lower the voting requirement for the merger from 80% of the outstanding common stock of Knight Ridder. To make that determination, the Knight Ridder board of directors would need to conclude that newspapers which accounted for at least 90% of Knight Ridder’s aggregate daily circulation would continue to serve their respective communities and other constituencies after the merger with the same journalistic excellence, integrity and independence as existed prior to the merger. As a result, the affirmative vote of holders of not less than 80% of Knight Ridder’s outstanding common stock would be required to approve the merger agreement with McClatchy.

Consideration of the Merger by the McClatchy Board of Directors

At a meeting held on March 12, 2006, the McClatchy board of directors unanimously:

•	Determined that the merger agreement is advisable and approved and adopted the merger agreement;

•	Determined that the certificate amendment is advisable and approved and adopted the certificate amendment;

•	Directed that adoption of the merger agreement, approval of the certificate amendment and approval of the issuance of shares of McClatchy Class A common stock in connection with the merger be submitted for approval by written consent of specified holders of McClatchy Class B common stock; and

•	Resolved to recommend that McClatchy stockholders vote “for” the adoption of the merger agreement, approval of the certificate amendment and approval of the issuance of shares of McClatchy Class A common stock in connection with the merger.

The McClatchy board of directors believes that the following are reasons the merger is expected to be beneficial to McClatchy and its stockholders:

•	Given the complementary nature of the businesses of McClatchy and Knight Ridder, the combined company should be able to serve a broader reach of readers and communities and is expected to continue to maintain high quality journalism;

•	Scale and cost synergies may enhance the combined company’s ability to effectively enhance its business and shareholder value;

•	The broadening of geographic scope and combination of the companies’ newspapers and other businesses may enable the combined company to meet the needs of a broader reach of advertisers and other constituents more effectively and efficiently;

•	The combined experience, financial resources, size and breadth of communities served by the combined company may allow the combined company to respond more quickly and effectively to increased competition;

•	The combined company is expected to provide an opportunity to utilize effectively the skills and resources of the combined company’s employees and editorial staffs and extend the long histories at McClatchy and Knight Ridder of journalistic excellence and integrity; and

•	The merger is expected to provide the combined company with an improved platform for future growth.

In reaching its decision to approve the merger agreement, the McClatchy board of directors consulted with McClatchy’s management, McClatchy’s legal counsel and took into account a written opinion of McClatchy’s financial advisors with respect to the fairness, from a financial point of view, of the merger consideration to McClatchy. The factors that the McClatchy board of directors considered in reaching its determination include, but were not limited to, the following:

•	The strategic benefits of the merger;

•	Historical information concerning McClatchy’s and Knight Ridder’s respective businesses, prospects, financial performance and condition, operations, management and competitive position, including information contained in public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each of McClatchy and Knight Ridder filed with the SEC;

•	McClatchy management’s view of the financial condition, results of operations and businesses of McClatchy and Knight Ridder before and after giving effect to the merger;

•	Current financial market conditions and historical market prices, volatility and trading information with respect to McClatchy’s Class A common stock and the common stock of Knight Ridder;

•	The relationship between the market value of the common stock of Knight Ridder and the consideration proposed to be paid to shareholders of Knight Ridder in the merger and a comparison of comparable merger transactions;

•	The belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	Credit Suisse’s opinion to the effect that, as of March 12, 2006, and based on and subject to the matters described in the opinion, the merger consideration to be paid by McClatchy in the merger was fair, from a financial point of view, to McClatchy, and the financial analyses performed by Credit Suisse in connection with its opinion;

•	Potential synergy opportunities identified by management of McClatchy in connection with the combination of McClatchy and Knight Ridder; and

•	Reports from McClatchy’s management and McClatchy’s legal advisors as to the results of the due diligence investigation of Knight Ridder.

In addition, the McClatchy board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	The risk that the potential benefits sought in the merger might not be fully realized;

•	The possibility that the merger might not be consummated, or that consummation might be unduly delayed, and the effect of public announcement of the merger on McClatchy’s sales and operating results and the price of its Class A common stock;

•	The substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	The risk that despite the efforts of the combined company, key employees might not remain employed by the combined company;

•	The need for strategic divestitures to achieve the full benefits of the merger;

•	The fact that, following delivery of the McClatchy written consent, McClatchy stockholders will not have the opportunity to vote on the merger; and

•	Various other risks associated with the merger and the business of McClatchy, Knight Ridder and the combined company, including those described in the section entitled “Risk Factors” beginning on page 21.

The above discussion of the material factors considered by the McClatchy board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the McClatchy board of directors. The McClatchy board of directors collectively reached the conclusion to approve the merger agreement and the certificate amendment in light of the various factors described above and other factors that each member of the McClatchy board of directors felt were appropriate. In view of the wide variety of factors considered by the McClatchy board of directors in connection with its evaluation of the merger and the complexity of these matters, the McClatchy board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the McClatchy board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of McClatchy Financial Advisor

Credit Suisse acted as McClatchy’s financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, McClatchy requested that Credit Suisse evaluate the fairness, from a financial point of view, to McClatchy of the merger consideration to be paid by McClatchy pursuant to the terms of the merger agreement. On March 12, 2006, at a telephonic meeting of McClatchy’s board of directors held to evaluate the merger, Credit Suisse rendered to McClatchy’s board of directors an oral opinion, subsequently confirmed in writing and dated March 12, 2006, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be paid by McClatchy in the merger was fair, from a financial point of view, to McClatchy.

The full text of Credit Suisse’s written opinion, dated March 12, 2006, to McClatchy’s board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this prospectus/proxy statement/information statement by reference. Shareholders of McClatchy are urged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to McClatchy’s board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, to McClatchy of the merger consideration to be paid by McClatchy pursuant to the terms of the merger agreement and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger. Credit Suisse’s opinion did not take into account or address the implications of any divestiture of any assets of Knight Ridder, McClatchy or their respective subsidiaries or any other transaction that McClatchy may consider in connection with the merger or otherwise. The summary of Credit Suisse’s opinion in this prospectus/proxy statement/information statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse reviewed the merger agreement and certain publicly available business and financial information relating to Knight Ridder and McClatchy. Credit Suisse also reviewed certain other information relating to Knight Ridder and McClatchy, including financial forecasts, provided to or discussed with Credit Suisse by the managements of Knight Ridder and McClatchy, and met with the managements of Knight Ridder and McClatchy to discuss the businesses and prospects of Knight Ridder and McClatchy, respectively. Credit Suisse also considered financial and stock market data of Knight Ridder and McClatchy and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of Knight Ridder and McClatchy, respectively, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. Credit Suisse also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts (including adjustments thereto) for, and other estimated data (including valuations of certain investments) of, Knight Ridder and McClatchy which have been provided to Credit Suisse, Credit Suisse was advised by the managements of Knight Ridder and McClatchy and assumed that such forecasts and estimates were reasonably prepared on bases that reflected the best currently available estimates and judgments of the managements of Knight Ridder and McClatchy as to the future financial performance of Knight Ridder and McClatchy and such estimated data. With respect to the estimates provided to Credit Suisse by the management of McClatchy with respect to cost savings and other potential synergies anticipated to result from the merger, Credit Suisse was advised by the management of McClatchy, and Credit

Suisse assumed, that those forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of McClatchy as to such cost savings and synergies, and would be realized in the amounts and at the times indicated thereby. Credit Suisse assumed, with McClatchy’s consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse also assumed, with McClatchy’s consent, that in the course of obtaining necessary regulatory and third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Knight Ridder, McClatchy or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, Credit Suisse was not requested to make, and it did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Knight Ridder, and Credit Suisse was not furnished with any such evaluations or appraisals.

Credit Suisse’s opinion was necessarily based on information made available to it as of the date of the opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of Credit Suisse’s opinion. Credit Suisse did not express any opinion as to the actual value of McClatchy Class A shares when issued to Knight Ridder’s shareholders pursuant to the merger or the prices at which McClatchy Class A shares would trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to McClatchy, nor did it address the underlying business decision of McClatchy to proceed with the merger.

In preparing its opinion, Credit Suisse performed a variety of financial and comparative analyses, including those briefly described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a financial opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Knight Ridder and McClatchy. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to Knight Ridder, McClatchy or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and financial analyses were only one of many factors considered by McClatchy’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of McClatchy’s board of directors with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by Credit Suisse and reviewed with McClatchy’s board of directors in connection with Credit Suisse’s opinion dated March 12, 2006 relating to the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the analyses described below, certain of the estimated data for Knight Ridder were based on internal estimates of Knight Ridder’s management as adjusted by McClatchy’s management and estimated data for McClatchy were based on internal estimates of McClatchy’s management.

Knight Ridder Analysis

Comparable Company Trading Analysis. Using publicly available information, Credit Suisse reviewed the market values and trading multiples of the following selected publicly traded companies in the newspaper publishing industry in the U.S.:

Selected Companies

Belo Corp.

Gannett Co., Inc.

Journal Register Company

Lee Enterprises, Incorporated

The McClatchy Company

Media General, Inc.

The New York Times Company

Tribune Company

Multiples were based on closing market prices on March 10, 2006. Estimated data for the selected companies were based on publicly available research analysts’ estimates and public filings. Certain estimated data regarding investments for McClatchy were based on estimates provided by McClatchy. Credit Suisse calculated for each of the selected companies enterprise values (equity value plus net debt plus minority interest and preferred stock less the value of any off-balance sheet or unconsolidated investments) as multiples of estimated calendar years 2006 and 2007 EBITDA and equity values per share as multiples of estimated calendar years 2006 and 2007 earnings per share, commonly referred to as EPS. Credit Suisse then applied ranges of selected multiples described above for the selected companies to corresponding financial data for Knight Ridder, based on estimates prepared and provided by McClatchy management. This analysis indicated an implied per share equity reference range for Knight Ridder of $55.75 to $65.50.

Comparable Transaction Analysis. Using publicly available information, Credit Suisse reviewed the transaction multiples of the following sixteen merger and acquisition transactions announced since 1993 in the newspaper publishing industry:

Acquiror	Target/Seller
Lee Enterprises, Incorporated	Pulitzer Inc.
The Blackstone Group and Providence Equity Partners	Freedom Communications, Inc.
Lee Enterprises, Incorporated	Howard Publications, Inc.
Gannett Co., Inc.	Central Newspapers, Inc.
Tribune Company	The Times Mirror Company
Gannett Co., Inc.	Thomson Newspapers, Inc.
Community Newspaper Holdings, Inc.	Thomson Newspapers, Inc.
Freedom Communications, Inc.	Thomson Newspapers, Inc.
Media General, Inc.	Thomson Newspapers, Inc.
The Seattle Times Co.	Guy Gannett Communications, Inc.
Journal Register Company	Goodson Newspaper Group Inc.

Acquiror	Target/Seller
McClatchy Newspapers Inc.	Cowles Media Co.
Knight-Ridder, Inc.	Capital Cities/ABC Inc.
The E.W. Scripps Company	Harte-Hanks Communications, Inc.
Media General, Inc.	Park Communications Inc.
The New York Times Company	The Boston Globe

Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Credit Suisse compared transaction values in the selected transactions as multiples of the target companies’ expected EBITDA for the year during which each transaction was announced. Credit Suisse then applied a range of multiples described above for the selected companies to corresponding financial data for Knight Ridder, based on estimates prepared and provided by McClatchy management, in order to derive an implied enterprise reference range for Knight Ridder. This analysis indicated an implied per share equity reference range for Knight Ridder of $82.60 to $102.15.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Credit Suisse calculated an estimated range of net present values per Knight Ridder share. Credit Suisse calculated the estimated net present value of the unlevered after-tax free cash flows that Knight Ridder could generate for the period from 2006 to 2010. Credit Suisse also calculated a range of estimated terminal values (estimated value of future cash flow from an asset at a particular point in time in the future) for Knight Ridder by multiplying estimated calendar year 2011 EBITDA by selected multiples ranging from 8.25x to 10.00x. Estimated financial data for Knight Ridder were based on estimates prepared and provided by McClatchy management. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates of 8.0% to 9.0%. This analysis indicated an implied per share equity reference range for Knight Ridder of $61.65 to $79.10. Credit Suisse also calculated a range of net present values per Knight Ridder share using the same estimated financial data prepared and provided by McClatchy management for the same time period adjusted for estimates of synergies and one-time costs prepared and provided by McClatchy management. This analysis, using the same discount rates and terminal multiples described above, indicated an implied per share price equity reference range for Knight Ridder of $67.25 to $86.05.

McClatchy Analysis

Comparable Company Trading Analysis. Using publicly available information, Credit Suisse reviewed the market values and trading multiples of the following selected publicly traded companies in the newspaper publishing industry in the U.S.:

Selected Companies

Belo Corp.

Gannett Co., Inc.

Journal Register Company

Lee Enterprises, Incorporated

Knight-Ridder, Inc.

Media General, Inc.

The New York Times Company

Tribune Company

Multiples were based on closing market prices on March 10, 2006. Estimated data for the selected companies were based on publicly available research analysts’ estimates and public filings. Certain estimated data regarding minority interests and investments for Knight Ridder were based on estimates provided by McClatchy. Credit Suisse compared for each of the selected companies enterprise values (equity value plus net debt plus minority interest and preferred stock less the value of any off-balance sheet or unconsolidated investments) as multiples of estimated calendar years 2006 and 2007 EBITDA and equity values per share as multiples of estimated calendar years 2006 and 2007 earnings per share, commonly referred to as EPS. Credit Suisse then applied ranges of selected multiples described above for the selected companies to corresponding financial data for McClatchy, based on internal estimates prepared and provided by McClatchy management. This analysis indicated an implied per share equity reference range for McClatchy of $56.50 to $63.70.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Credit Suisse calculated an estimated range of net present values per McClatchy share. Credit Suisse calculated the estimated net present value of the unlevered after-tax free cash flows for the period from 2005 through 2010. Credit Suisse also calculated a range of estimated terminal values (estimated value of future cash flow from an asset at a particular point in time in the future) for McClatchy by multiplying estimated calendar year 2011 EBITDA by selected multiples ranging from 8.25x to 10.00x. Estimated financial data for McClatchy were based on internal estimates prepared and provided by McClatchy management. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates of 8.0% to 9.0%. This analysis indicated an implied per share equity reference range for McClatchy of $59.70 to $73.00.

Miscellaneous

McClatchy selected Credit Suisse based on Credit Suisse’s experience, reputation and familiarity with McClatchy and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

From time to time, Credit Suisse and its affiliates have in the past provided investment banking and other financial services to Knight Ridder and McClatchy, and are currently providing, and in the future may provide, such services to McClatchy, for which services Credit Suisse has received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for it or its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Knight Ridder, McClatchy and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

McClatchy has agreed to pay Credit Suisse a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the merger. Credit Suisse is also entitled to a fee which became payable upon delivery of its opinion. McClatchy has also agreed to reimburse Credit Suisse for reasonable expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse, resulting from or arising out of its engagement. McClatchy has further agreed to indemnify Credit Suisse and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Consideration of the Merger by Knight Ridder

At a meeting held on March 12, 2006, the Knight Ridder board of directors unanimously adopted the merger agreement and the merger, directed that the merger agreement and the merger be submitted to shareholders of Knight Ridder for approval and recommended that Knight Ridder shareholders approve the merger agreement and the merger. In reaching its decision, the Knight Ridder board of directors consulted with Knight Ridder’s management, as well as its financial and legal advisors, and considered a variety of factors, including the following:

•

the Knight Ridder board of directors’ familiarity with, and understanding of, Knight Ridder’s business, financial condition, results of operations, current business strategy, earnings and prospects and its understanding of McClatchy’s business, financial condition, results of operations, business strategy, earnings and prospects;

•	the Knight Ridder board of directors’ understanding of the current and prospective markets in which Knight Ridder operates, including national and local economic conditions, the competitive environment and the potential effect of these factors on Knight Ridder in light of, and in the absence of, the merger;

•	the request by three of Knight Ridder’s large shareholders that Knight Ridder seek a sale of the company, together with the threat of a proxy contest by, or which would be supportive of the position advocated by, one or more of these shareholders if Knight Ridder did not seek a sale; the expectation that such a proxy contest would be waged and would result in a prolonged period of turmoil which would be harmful to Knight Ridder; and the concern that, unless the Knight Ridder board of directors pursued an exploration process, Knight Ridder could be subject to an eventual change in the majority of its board without Knight Ridder shareholders receiving a change of control premium;

•	the historical trading price of Knight Ridder common stock, including the fact that the per share merger consideration of 0.5118 of a share of McClatchy Class A common stock and $40.00 in cash (with a combined value equal to $67.25 per share based upon the closing sale price of McClatchy common stock on March 10, 2006, the last trading day prior to the announcement of the merger agreement) represents a premium of approximately 26.0% over $53.38, which was the per share closing price of Knight Ridder common stock on October 31, 2005 (the last trading day before PCM publicly requested that the Knight Ridder board of directors pursue a competitive sale of Knight Ridder);

•	the opinions of each of Goldman Sachs and Morgan Stanley, Knight Ridder’s financial advisors, that, as of March 12, 2006, and based upon and subject to the factors and assumptions set forth in the opinions, the consideration to be received by holders of shares of Knight Ridder common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders (see “The Merger—Opinions of Knight Ridder Financial Advisors” beginning on page 47);

•	Knight Ridder shareholders will receive a substantial cash payment for their shares, while at the same time retaining an equity stake in the combined company, which will afford Knight Ridder shareholders the opportunity to participate in the future financial performance of a large national newspaper publishing company;

•	Knight Ridder conducted an extended process (which was widely reported in the press) which explored the possible sale of the company and potential alternatives to a sale of the company, including a leveraged recapitalization, as well as continuing to operate Knight Ridder as a stand-alone company; the Knight Ridder board of directors determined, upon the conclusion of such exploration process, that the merger with McClatchy represents the greatest value achievable for Knight Ridder shareholders under the current circumstances;

•	the Knight Ridder board of directors believes that McClatchy has demonstrated a commitment to quality journalism over many years and will continue to operate the Knight Ridder properties that McClatchy will retain consistent with that commitment; in this regard, the Knight Ridder board of directors considered favorably the expertise in the publishing industry that McClatchy will bring to the Knight Ridder properties that McClatchy will retain;

•	the ability of the Knight Ridder board of directors, subject to the terms of the merger agreement (including the payment of a termination fee under certain circumstances), to evaluate an alternative acquisition proposal which may be made prior to shareholder approval of the transaction with McClatchy, to withdraw its recommendation to the Knight Ridder shareholders to approve the merger agreement and to terminate the merger agreement to accept a superior proposal, consistent with the Knight Ridder board of directors’ fiduciary obligations;

•

the Knight Ridder board of directors’ consideration, with the assistance of its advisors, of the proposed transaction structure, including the fact that the merger agreement provides for a fixed exchange ratio for the stock portion of the merger consideration, regardless of any change in the trading value of McClatchy stock between signing the merger agreement and closing of the merger, the likelihood of consummation of the merger, the likely time period necessary to close the merger and the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants and the termination provisions of the agreement; and

•	the expectation that the merger would qualify as a reorganization for federal income tax purposes.

In the course of its deliberations, the Knight Ridder board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the risks of the type and nature described under “Risk Factors” beginning on page 21;

•	because the merger agreement provides for a fixed exchange ratio, if the price of McClatchy Class A common stock at the time of closing is lower than the price at the time of signing, the value received by holders of Knight Ridder common stock in the merger would be less, and possibly materially less, than the value as of the date of the merger agreement;

•	McClatchy’s intention to divest 12 of Knight Ridder’s newspapers; although the merger is not conditioned on the completion of, or execution of agreements providing for, such divestitures, the Knight Ridder board of directors considered as negative factors the disruption to be faced by its organization, particularly at the newspapers to be divested, as a result of the proposed divestitures and the board’s inability to determine the purchasers of such newspapers or to take into account in any such decisions the purchasers’ commitment to quality journalism;

•	the difference in rights between McClatchy’s Class A common stock and Class B common stock, including the lower voting rights of McClatchy’s Class A common stock as compared to McClatchy’s Class B common stock, the effect of which is that the voting power of the holders of Class A common stock is not commensurate with such holders’ economic stake in McClatchy; further, the Class A/Class B structure results in control of McClatchy residing with the McClatchy family, which may enhance stability of McClatchy’s stock ownership and, as a result, be beneficial from a journalistic perspective but which has the corresponding effects of preventing a change of control of McClatchy and deterring potential acquirors from making an offer to McClatchy’s stockholders;

•	the risk that the various restrictions contained in the merger agreement relating to alternative acquisition proposals, including the limitations on solicitation of alternative acquisition proposals, the right of McClatchy to obtain information with respect to any alternative acquisition proposals and to a negotiating period after receipt by Knight Ridder of a superior proposal, and the termination fee provisions in the merger agreement, could discourage a competing proposal to acquire Knight Ridder or reduce the price in an alternative transaction;

•	certain of Knight Ridder’s directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of Knight Ridder’s other shareholders (see “The Merger—Interests of Certain Persons in the Merger” beginning on page 62);

•	the absence of appraisal rights under Florida law for Knight Ridder shareholders who would seek to object to the merger; and

•	Knight Ridder may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on Knight Ridder’s business and relations with customers and service providers, including the fact that, under the merger agreement, Knight Ridder must conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to completion of the merger or termination of the merger agreement, which may delay or prevent Knight Ridder from undertaking business opportunities that may arise or preclude actions that would be advisable if Knight Ridder were to remain an independent public company.

The foregoing discussion of the information and factors discussed by the Knight Ridder board of directors is not exhaustive but does set forth the principal factors considered by the Knight Ridder board of directors. In view of the wide variety of factors considered by the Knight Ridder board of directors in connection with its evaluation of the merger agreement and the merger and the complexity of these matters, the Knight Ridder board of directors did not consider it practical, and did not attempt to quantify, rank or assign any relative or specific weight to the various factors that it considered. Rather, the Knight Ridder board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the board may have given different weight to different factors.

Opinions of Knight Ridder Financial Advisors

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to Knight Ridder’s board of directors that, as of March 12, 2006 and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of shares of Knight Ridder common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 12, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Knight Ridder’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Knight Ridder’s common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Knight Ridder and McClatchy for the five fiscal years ended December 25, 2005;

•	interim reports to stockholders and quarterly reports on Form 10-Q of Knight Ridder and McClatchy;

•	other communications from Knight Ridder and McClatchy to their respective stockholders;

•	internal financial analyses and forecasts for Knight Ridder prepared by its management based on alternative scenarios;

•	internal financial analyses and forecasts for McClatchy prepared by its management; and

•	cost savings and operating synergies projected by the management of McClatchy to result from the merger.

Goldman Sachs also held discussions with members of the senior management of Knight Ridder and McClatchy regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of their respective companies, including the view of management and the board of directors of Knight Ridder regarding the risks and uncertainties relating to Knight Ridder’s ability to realize its internal financial forecasts in the amounts and time periods contemplated thereby. In addition, Goldman Sachs reviewed the reported price and trading activity for Knight Ridder common stock and McClatchy Class A common stock, compared certain financial and stock market information for Knight Ridder and McClatchy with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the newspaper publishing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Knight Ridder or McClatchy or on the expected benefits of the transaction in any way meaningful to its analysis. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Knight Ridder or McClatchy or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Knight Ridder or McClatchy or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the relative merits of the merger as compared to any alternative business transaction that might be available to Knight Ridder, nor does it address the underlying business decision of Knight Ridder to engage in the merger. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of Knight Ridder common stock or McClatchy Class A common stock will trade at any time. Goldman Sachs’ opinion was necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, March 12, 2006.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Knight Ridder in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 10, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Knight Ridder common stock for the one-year period ended March 10, 2006. In addition, Goldman Sachs analyzed the consideration to be received by holders of Knight Ridder common stock pursuant to the merger agreement in relation to the latest twelve month high and low market prices of the Knight Ridder common stock and in relation to the price of Knight Ridder common stock on October 31, 2005, the last trading day before Private Capital Management filed a beneficial ownership statement on Schedule 13D that requested that management pursue a competitive sale of the Knight Ridder, and March 10, 2006.

This analysis indicated that the price per share to be paid to Knight Ridder shareholders pursuant to the merger agreement represented:

•	a discount of 1.3% based on the latest twelve months high market price of $68.13 per share;

•	a premium of 27.9% based on the latest twelve months low market price of $52.58 per share;

•	a premium of 26.0% based on the October 31, 2005 market price of $53.38 per share; and

•	a premium of 3.5% based on the March 10, 2006 market price of $65.00 per share.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Knight Ridder and McClatchy to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the newspaper publishing industry:

•	Gannett Co., Inc.;

•	Journal Register Company;

•	Lee Enterprises, Incorporated;

•	The New York Times Company;

•	Tribune Company; and

•	The Washington Post Company.

Although none of the selected companies is directly comparable to Knight Ridder or McClatchy, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Knight Ridder and McClatchy.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and Institutional Brokers Estimates System (IBES) estimates. The multiples and ratios of Knight Ridder were calculated using the Knight Ridder common stock closing price on both October 31, 2005 and March 10, 2006, and the multiples and ratios of McClatchy were calculated using the McClatchy Class A common stock closing price on March 10, 2006. The multiples and ratios of Knight Ridder and McClatchy were also based on IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated:

•	enterprise value, which is the market value of common equity plus the book value of minority interest, preferred stock and debt less cash, as a multiple of latest twelve months revenues, as a multiple of estimated revenues for 2006 and as a multiple of estimated revenues for 2007; and

•	enterprise value as a multiple of latest twelve months earnings before interest, taxes, depreciation and amortization, or EBITDA, as a multiple of estimated EBITDA for 2006 and as a multiple of estimated EBITDA for 2007.

The results of these analyses are summarized as follows:

Enterprise Value as a multiple of:	Selected Companies (including McClatchy)		Knight Ridder (as of March 10, 2006)	Knight Ridder (as of October 31, 2005)*	McClatchy
	Range	Median
LTM Sales	1.6x- 2.8x	2.3x	2.2x	1.9x	2.2x
Estimated 2006 Sales	1.6x- 2.7x	2.2x	2.1x	1.9x	2.2x
Estimated 2007 Sales	1.5x- 2.6x	2.2x	2.1x	1.8x	2.1x
LTM EBITDA	8.6x-11.0x	9.8x	10.7x	9.4x	7.9x
Estimated 2006 EBITDA	8.3x-10.5x	9.4x	10.6x	9.3x	7.8x
Estimated 2007 EBITDA	8.4x-10.1x	8.9x	10.4x	9.1x	7.6x

*	Price of Knight Ridder common stock as of October 31, 2005, applied to March 10, 2006 capital structure and estimates of Knight Ridder management.

Goldman Sachs also calculated the selected companies’ estimated calendar years 2006 and 2007 price/earnings ratios to the results for Knight Ridder and McClatchy. The following table presents the results of this analysis:

Price/Earnings Ratio:	Selected Companies (including McClatchy)		Knight Ridder (closing price as of March 10, 2006)	Knight Ridder (closing price as of October 31, 2005)*	McClatchy
	Range	Median
2006	11.8x-20.7x	15.5x	18.8x	15.4x	15.2x
2007	11.4x-19.7x	14.8x	17.5x	14.4x	14.5x

*	Price of Knight Ridder common stock as of October 31, 2005, applied to March 10, 2006 capital structure and estimates of Knight Ridder management.

Discounted Cash Flow Analysis of Knight Ridder. Goldman Sachs performed a discounted cash flow analysis on Knight Ridder using (a) Wall Street research projections and (b) forecasts prepared by Knight

Ridder’s management under two alternative scenarios, including the impact of potential stand-alone, cost-saving initiatives projected by Knight Ridder management. Goldman Sachs calculated indications of net present value of free cash flows for Knight Ridder for the years 2006 through 2010 using discount rates ranging from 7.5% to 8.5%. The analysis was based on perpetuity growth rates ranging from 1.5% to 2.5%. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Knight Ridder management projections with 100% of potential cost saving initiatives	$68.44-$100.45
Knight Ridder management projections prepared under an alternative scenario and with 85% of potential cost saving initiatives	$52.46-$ 80.17
Wall Street projections	$39.03-$ 61.86

Pro Forma Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on the combined entity using (a) Wall Street research projections for both Knight Ridder and McClatchy and (b) projections for Knight Ridder and McClatchy prepared by their respective managements, as well as synergies projected by the management of McClatchy to result from the merger. The analysis also assumed that certain assets of Knight Ridder would be sold upon the closing of the merger at a purchase price representing the same multiple of EBITDA as the merger consideration represents relative to the 2006 EBITDA of Knight Ridder estimated by Wall Street Research. Goldman Sachs calculated indications of net present value of free cash flows for Knight Ridder for the years 2006 through 2010 using discount rates ranging from 7.5% to 8.5%. The analysis was based on perpetuity growth rates ranging from 1.5% to 2.5%. This analysis was then used to calculate illustrative per share value indications of Knight Ridder common stock implied by the merger consideration. The resulting implied, illustrative per share value indications ranged from $57.52 to $71.23 when Wall Street research projections were used and $61.77 to $76.12 when management projections were used.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the newspaper publishing industry since 1996:

•	Fortress Capital / Liberty Group Operating, Inc.;

•	Lee Enterprises, Incorporated / Pulitzer, Inc.;

•	Journal Register Company / 21st Century Newspapers, Inc.;

•	Providence Equity and Blackstone Group / Freedom Communications, Inc.;

•	Lee Enterprises, Incorporated / Howard Publications, Inc.;

•	Gannett Co., Inc. / The Thomson Corporation (certain publishing assets);

•	Gannett Co., Inc. / Central Newspapers, Inc.;

•	Community Newspaper Holdings, Inc. / The Thomson Corporation (certain publishing assets);

•	Tribune Company / The Times Mirror Company;

•	Evercore Capital / American Media, Inc.;

•	The Hearst Corporation / Chronicle Publishing;

•	Community Newspaper Holdings, Inc. / Hollinger, Inc. (certain publishing assets);

•	McClatchy / Cowles Media Company;

•	Knight Ridder / The Walt Disney Company (certain publishing assets); and

•	Belo Corp. / The Providence Journal Company.

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of latest twelve months EBITDA.

The following table presents the results of this analysis:

Enterprise Value of Selected Transactions as a multiple of LTM EBITDA		Merger as multiple of Knight Ridder’s LTM EBITDA
Range	Median
8.9x-14.9x	12.6x	10.3x

Pro Forma Stock Price Analysis. Goldman Sachs prepared illustrative pro forma analyses of the present value of the future stock price of McClatchy after the consummation of the transaction, based on Wall Street research, as well as synergies projected by the management of McClatchy to result from the merger. The analysis also assumed that certain assets of Knight Ridder would be sold upon the closing of the merger at a purchase price representing the same multiple of EBITDA as the merger consideration represents relative to the 2006 EBITDA of Knight Ridder estimated by Wall Street Research. Goldman Sachs calculated prices for McClatchy Class A common stock values in the year 2008 based on multiples ranging from 8.5x EBITDA to 10.0x EBITDA. Goldman Sachs also calculated prices for McClatchy Class A common stock values in the year 2008 based on P/E multiples ranging from 14.0x to 20.0x. These illustrative values were then discounted for a full two years to calculate implied indications of present values using discount rates ranging from 9.0% to 11.0%. This analysis showed illustrative pro forma per share value indications ranging from $44.42 to $65.81.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Knight Ridder or McClatchy or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Knight Ridder’s board of directors as to the fairness from a financial point of view of the consideration to be received by holders of shares of Knight Ridder common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Knight Ridder, McClatchy, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Knight Ridder and McClatchy and was approved by Knight Ridder’s board of directors. Goldman Sachs provided advice to Knight Ridder during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Knight Ridder or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Knight Ridder’s board of directors was one of many factors taken into consideration by the Knight Ridder board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Knight Ridder in connection with, and has participated in certain of the negotiations leading to, the merger transaction contemplated by the merger agreement. In addition, Goldman Sachs provided certain investment banking services to Knight Ridder from time to time, including having acted as joint book-running manager for the Knight Ridder’s 5.75% senior notes due September 2017 (aggregate principal amount of $400,000,000) in August 2005, as financial advisor to Knight Ridder in connection with the exchange by Knight Ridder of The Tallahassee Democrat business and cash consideration for The Idaho Statesman, The Olympian and The Bellingham Herald businesses in August 2005, as financial advisor to the Company in connection with the sale by Knight Ridder of its interests in Detroit Free Press, Incorporated and the Detroit Newspaper Agency pursuant to certain transactions involving Gannett Co., Inc., MediaNews Group, Inc. and related parties in August 2005, and as agent for share repurchases and equity derivative transactions. Goldman Sachs also may provide investment banking services to Knight Ridder and McClatchy in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to Knight Ridder, McClatchy and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Knight Ridder and McClatchy for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of Knight Ridder selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated November 1, 2005, Knight Ridder engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Knight Ridder has agreed to pay Goldman Sachs a minimum fee of $6,000,000 in cash, upon the earlier of the consummation of a transaction, such as the merger, and May 1, 2006. In addition to the minimum fee, upon the consummation of a transaction, such as the merger, Knight Ridder is to pay a transaction fee of 0.35% of the aggregate consideration paid in such transaction. The $6,000,000 minimum fee will, to the extent paid, be applied to the transaction fee payable pursuant to the engagement letter. In addition, Knight Ridder has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Morgan Stanley

Knight Ridder retained Morgan Stanley to provide financial advisory services and a financial fairness opinion to the board of directors of Knight Ridder in connection with the merger. The board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of the business of Knight Ridder. At the special meeting of Knight Ridder’s board of directors on March 12, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of shares of Knight Ridder common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion, dated March 12, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex D to this prospectus/proxy statement/information statement. The summary of Morgan Stanley’s fairness opinion set forth in this prospectus/proxy statement/information statement is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of Knight Ridder, addresses only the fairness from a financial point of view of the consideration to be received by holders of Knight Ridder common stock pursuant to the merger agreement and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any shareholder of Knight Ridder as to how such shareholder should vote with respect to the merger. In addition, this opinion does not in any matter address the prices at which McClatchy common stock will trade following the consummation of the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

a) reviewed certain publicly available financial statements and other business and financial information of Knight Ridder and McClatchy;

b) reviewed certain internal financial statements and other financial and operating data concerning Knight Ridder and McClatchy prepared by the managements of Knight Ridder and McClatchy, respectively;

c) reviewed certain financial projections for Knight Ridder and McClatchy prepared by the managements of Knight Ridder and McClatchy, respectively;

d) discussed the past and current operations and financial condition and the prospects of Knight Ridder and McClatchy with senior executives of Knight Ridder and McClatchy, respectively;

e) discussed certain information relating to strategic, operational and financial benefits anticipated from the merger and the strategic rationale for the merger, with senior executives of Knight Ridder and McClatchy;

f) reviewed the pro forma impact of the merger on certain financial ratios of the combined company;

g) reviewed the reported prices and trading activity for Knight Ridder Common Stock and McClatchy Common Stock;

h) compared the financial performance of Knight Ridder and the prices and trading activity of the Knight Ridder Common Stock with those of certain other comparable publicly-traded companies and their securities;

i) compared the financial performance of McClatchy and the prices and trading activity of McClatchy Common Stock with those of certain other comparable publicly-traded companies and their securities;

j) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

k) reviewed the commitment letters, each dated March 7, 2006, received by McClatchy from Bank of America and JPMorgan Chase Bank in connection with financing the merger (collectively, the “Debt Financing Commitment Letters”);

l) reviewed the proposed merger agreement and certain related documents; and

m) considered such other factors and performed such other analyses as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Knight Ridder and McClatchy. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the financing of the merger will be consummated in accordance with the terms set forth in the Debt Financing Commitment Letters. Morgan Stanley is not a legal, regulatory or tax expert and relied on the assessments of the legal, regulatory and tax advisors to Knight Ridder with respect to such issues. Morgan Stanley assumed that in connection with the receipt of all necessary regulatory approvals for the proposed merger, no restrictions will be imposed that would have a material adverse effect on the consummation of the merger as contemplated in the merger agreement or would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley also relied without independent verification on the assessment of the management of the Company regarding the strategic rationale for the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Knight Ridder or McClatchy, nor was it furnished with any such appraisals. Morgan Stanley did not address the solvency or fair value of Knight Ridder or McClatchy under any U.S. state, U.S. federal or any other applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, March 12, 2006.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Knight Ridder. In addition, although Morgan Stanley did discuss the strategic exploration process in which Knight Ridder was engaged with members of Knight Ridder’s management and another financial advisor, it was not involved in any negotiations with McClatchy or any other party with respect to any such transaction.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion of March 12, 2006 and the preparation of its written opinion of March 12, 2006. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Knight Ridder Historical Share Price Analysis. To provide background information and perspective with respect to the relative historical share prices of Knight Ridder, Morgan Stanley reviewed the stock price performance and trading volumes of Knight Ridder during various periods ending on March 10, 2006.

Morgan Stanley noted that the range of low and high closing prices of Knight Ridder common stock during the 52-week period ending on March 10, 2006 was approximately $52.00 and $69.00. Morgan Stanley noted that Knight Ridder’s closing stock price on October 31, 2005, the day prior to Private Capital Management’s public request that Knight Ridder pursue a competitive sale of Knight Ridder, was $53.38. Morgan Stanley also noted that the merger consideration as of March 10, 2006 was $67.25. The $67.25 merger consideration was calculated by adding the $40.00 in cash consideration to $27.25 of McClatchy Class A common stock, based on a 0.5118 fixed exchange ratio and McClatchy’s March 10, 2006 closing stock price of $53.24.

Morgan Stanley next compared Knight Ridder’s stock price performance with that of certain other comparable publicly traded companies for the period between October 31, 2005 and March 10, 2006. The following table lists the implied stock price appreciation for the selected companies during this period.

Stock Price Performance from 10/31/05 to 3/10/06
Knight Ridder	21.8%
McClatchy	-15.1%
The New York Times Company	0.5%
Gannett Co., Inc.	-1.5%
Tribune Company	-1.8%
Lee Enterprises, Inc.	-12.3%

McClatchy Historical Share Price Analysis. To provide background information and perspective with respect to the relative historical share prices of McClatchy, Morgan Stanley reviewed the stock price performance and trading volumes of McClatchy during various periods ending on March 10, 2006.

Morgan Stanley noted that the range of low and high closing prices of McClatchy common stock during the 52-week period ending on March 10, 2006 was approximately $52.00 and $76.00. Morgan Stanley noted that McClatchy’s closing stock price on October 31, 2005 was $62.68 and on March 10, 2006 was $53.24.

Knight Ridder Wall Street Equity Research Analyst Price Targets. Morgan Stanley reviewed publicly available published 12-month price target estimates for Knight Ridder’s common stock from Wall Street equity research analysts.

Morgan Stanley observed that the analyst 12-month price targets ranged from $62.00 to $64.00 per share of Knight Ridder common stock (range excluded high and low price targets and price targets that reflected the public announcement of Knight Ridder intention to explore strategic alternatives). Morgan Stanley also discounted to present value the Wall Street analyst 12-month price targets for one year at a cost of equity capital of approximately 8%, based on the capital asset pricing model, a theoretical financial model that estimates the cost of equity capital based on that company’s “Beta.” A company’s Beta is a measure of a company’s volatility relative to the overall market. The discounted Wall Street analyst price targets yielded an implied valuation range of $57.15 to $58.99 per share of Knight Ridder’s common stock. Morgan Stanley noted that the per share implied merger consideration was $67.25 per share as of March 10, 2006.

McClatchy Wall Street Equity Research Analyst Price Targets. Morgan Stanley reviewed publicly available published 12-month price target estimates for McClatchy’s common stock from Wall Street equity research analysts.

Morgan Stanley observed that the analyst 12-month price targets ranged from $61.00 to $67.00 per share of McClatchy common stock (range excluded high and low price targets). Morgan Stanley also discounted to present value the Wall Street analyst 12-month price targets for one year at a cost of equity capital of approximately 8%, based on the capital asset pricing model (as discussed above). The discounted Wall Street analyst price targets yielded an implied valuation range of $56.81 to $62.40 per share of McClatchy’s common stock. Morgan Stanley noted that McClatchy’s closing stock price on October 31, 2005 was $62.68 and on March 10, 2006 was $53.24.

Comparable Company Analysis. Morgan Stanley reviewed and analyzed certain financial data of, and calculated selected public market trading metrics for, Knight Ridder and McClatchy and for public companies with operations that Morgan Stanley deemed to be similar to those of Knight Ridder and McClatchy. For purposes of its analysis, Morgan Stanley deemed the following publicly traded newspaper companies as sharing certain characteristics with Knight Ridder and McClatchy:

•	The New York Times Company

•	Lee Enterprises, Inc.

•	Journal Register Company

•	Gannett Co., Inc.

•	Tribune Company

Morgan Stanley calculated the aggregate market value (defined as public equity market value plus total book value of debt less cash) divided by estimated 2006 earnings before interest, taxes, depreciation and amortization (hereinafter referred to as EBITDA) for the comparable newspaper companies and for Knight Ridder and McClatchy. Morgan Stanley also calculated the equity market value divided by estimated 2006 earnings and the equity market value divided by estimated 2006 free cash flow for both Knight Ridder and McClatchy and for the comparable newspaper companies.

In preparing certain of its analyses, Morgan Stanley incorporated three specific scenarios with respect to the projected future financial performance of Knight Ridder. The scenario referred to as “Equity Research Estimates with 50% accomplishment of Management Initiatives” refers to results of Knight Ridder derived from publicly available Wall Street equity research estimates combined with a 50% achievement of a series of operational initiatives developed by Knight Ridder’s management team. These “Management Initiatives” were designed primarily to reduce internal Knight Ridder costs. “Management Case A” reflects projections developed by Knight Ridder’s management team assuming a 2.5% annual advertising revenue growth and 85% accomplishment of the Management Initiatives. “Management Case B” is based on Knight Ridder’s management team’s projections of approximately 3.5% advertising revenue growth and 100% achievement of the Management Initiatives. Morgan Stanley noted that each of the projections described in this paragraph are based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

The estimates of 2006 EBITDA, earnings and free cash flow for the comparable newspaper companies were based on publicly available Wall Street equity research estimates as of March 10, 2006. The 2006 EBITDA, earnings and free cash flow estimates for Knight Ridder were based on (1) Equity Research Estimates with 50% accomplishment of Management Initiatives, (2) Management Case A and (3) Management Case B, each as described above. The 2006 EBITDA, earnings and free cash flow estimates for McClatchy were based upon “Equity Research Estimates,” based on publicly available Wall Street equity research estimates, and a “Management Case,” based upon McClatchy’s management team projections.

A summary of the reference range of market trading multiples (which reflected Morgan Stanley’s qualitative assessments of, among other things, the market trading multiples for Knight Ridder, McClatchy and the comparable newspaper companies) that Morgan Stanley derived is set forth below:

Knight Ridder	Reference Range	Knight Ridder Metrics at 10/31/05 (1)(2)
Aggregate Value / 2006 estimated EBITDA	8.25 - 8.75x	9.0x
Equity Value / 2006 Estimated Earnings	12.0 - 14.0x	14.6x
Equity Value / 2006 Estimated Free Cash Flow	11.0 - 13.0x	12.2x

Notes

(1)	Based on Public Filings and Wall Street Equity Research Estimates
(2)	10/31/05 represents the last day that Knight Ridder’s stock price was undisturbed by the publicly announced prospect of a strategic transaction

McClatchy	Reference Range	McClatchy Metrics at 03/10/06 (1)
Aggregate Value / 2006 Estimated EBITDA	8.50 - 9.00x	7.9x
Equity Value / 2006 Estimated Earnings	14.0 - 16.0x	15.2x
Equity Value / 2006 Estimated Free Cash Flow	13.0 - 15.0x	15.1x

Notes

(1)	Based on Public Filings and Wall Street Equity Research Estimates

Using the derived reference ranges of multiples above, Morgan Stanley calculated an implied valuation range for each of Knight Ridder and McClatchy by applying the reference ranges to the applicable Knight Ridder and McClatchy metrics. Assumptions made with respect to the value of Knight Ridder’s debt, cash and cash equivalents as well as to the number of Knight Ridder’s primary shares outstanding and employee stock options were based on information provided by Knight Ridder’s management team. With respect to McClatchy, corresponding assumptions were made based on information provided in McClatchy’s 2005 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 23, 2006. Based upon and subject to the foregoing, Morgan Stanley calculated the following implied valuation ranges for Knight Ridder and McClatchy common stock:

Knight Ridder	Implied Valuation Range for Knight Ridder Common Stock
Equity Research Estimates with 50% accomplishment of Management Initiatives
Aggregate Value / 2006 Estimated EBITDA	$48.94 - $53.67
Equity Value / 2006 Estimated Earnings	$41.49 - $48.41
Equity Value / 2006 Estimated Free Cash Flow	$44.32 - $52.38
Management Case A
Aggregate Value / 2006 Estimated EBITDA	$50.03 - $54.83
Equity Value / 2006 Estimated Earnings	$41.83 - $48.80
Equity Value / 2006 Estimated Free Cash Flow	$44.65 - $52.77
Management Case B
Aggregate Value / 2006 Estimated EBITDA	$54.57 - $59.64
Equity Value / 2006 Estimated Earnings	$45.62 - $53.22
Equity Value / 2006 Estimated Free Cash Flow	$48.13 - $56.88

McClatchy	Implied Valuation Range for McClatchy Common Stock
Equity Research Estimates
Aggregate Value / 2006 Estimated EBITDA	$57.73 - $61.28
Equity Value / 2006 Estimated Earnings	$49.67 - $56.76
Equity Value / 2006 Estimated Free Cash Flow	$43.95 - $50.71
Management Case
Aggregate Value / 2006 Estimated EBITDA	$57.76 - $61.31
Equity Value / 2006 Estimated Earnings	$49.69 - $56.79
Equity Value / 2006 Estimated Free Cash Flow	$43.98 - $50.74

Morgan Stanley noted that the per share merger consideration was $67.25 as of March 10, 2006. Morgan Stanley also noted that McClatchy’s closing stock price on October 31, 2005 was $62.68 and on March 10, 2006 was $53.24.

Although the foregoing companies were compared to Knight Ridder and McClatchy for purposes of this and the foregoing analyses, Morgan Stanley noted that no company utilized in this analysis is identical to Knight Ridder and McClatchy because of differences among the business mix, geographic presence, operations, capital structure and other characteristics of each of Knight Ridder, McClatchy and the comparable newspaper companies. In evaluating the comparable newspaper companies and selecting the valuation multiples to apply, Morgan Stanley made qualitative judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Knight Ridder and McClatchy, such as the impact of competition on the businesses of Knight Ridder and McClatchy and the newspaper industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Knight Ridder or McClatchy or the industry or in the markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future price of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings multiples. The resulting value is subsequently discounted to arrive at a present value for the company’s stock price.

Morgan Stanley calculated the future stock price of Knight Ridder at December 31, 2006 assuming an EBITDA multiple of 8.25x to 8.75x applied to Knight Ridder’s 2007 estimated EBITDA based on (1) Equity Research Estimates with 50% accomplishment of Management Initiatives, (2) Management Case A and (3) Management Case B. Morgan Stanley then discounted these future stock prices to the end of first quarter of 2006 at a cost of equity of 8% to 10%. Based on the aforementioned projections and assumptions, the discounted equity value analysis implied the following valuation range of Knight Ridder’s common stock:

Knight Ridder	Implied Valuation Range for Knight Ridder Common Stock
Equity Research Estimates with 50% accomplishment of Management Initiatives	$52.73 - $58.24
Management Case A	$57.20 - $63.04
Management Case B	$66.33 - $72.84

Morgan Stanley noted that the per share merger consideration was $67.25 as of March 10, 2006.

Precedent Transactions Analysis. Morgan Stanley provided a precedent transactions analysis, which is designed to derive the value of a company based on financial terms and premiums of selected precedent transactions that share characteristics with the merger.

Morgan Stanley reviewed the precedent transactions’ acquisition premiums based on the mean of the percentage premium paid over each target’s unaffected stock price, which is defined as stock price four weeks prior to the earliest of (1) a deal announcement, (2) the announcement of a competing bid and (3) market rumors for the applicable transaction, in acquisitions of U.S.-based public companies, focusing on deals with an aggregate value of $100 million or more since 2000. Morgan Stanley reviewed transactions where the consideration used to acquire the target was either all cash, all stock or a mix of cash and stock. Based on these analyses, Morgan Stanley derived a reference range of such premiums of 15% to 30%. Applying these ranges to Knight Ridder’s undisturbed stock price on October 31, 2005 implied a valuation of Knight Ridder’s common stock of $61.39 to $69.39. Morgan Stanley noted that the per share merger consideration was $67.25 as of March 10, 2006.

Morgan Stanley also reviewed and analyzed certain publicly available information, including the transaction value, and certain financial information of the target company, relating to selected precedent transactions involving other companies in the newspaper sector and calculated certain valuation multiples implied by such information. Morgan Stanley chose transactions based on the similarity of the target companies to Knight Ridder. Morgan Stanley reviewed last twelve months EBITDA multiples (hereinafter referred to as LTM EBITDA) and analyzed historical multiple trends for the sector. The following acquisition transactions were reviewed in connection with this analysis:

•	Providence-Blackstone / Freedom Communications, Inc.

•	Journal Register / 21st Century

•	Lee Enterprises, Inc. / Pulitzer Inc.

•	Fortress / Liberty Group Publishing, Inc.

Morgan Stanley then derived from these precedent transactions a reference range of LTM EBITDA multiples of 10.0x to 11.5x. Applying this range of multiples to Knight Ridder’s 2005 EBITDA (adjusted for the acquisition of Boise, Olympia and Bellingham newspapers and excluding Detroit and Tallahassee newspapers), Morgan Stanley calculated an implied valuation range for Knight Ridder common stock of $64.79 to $78.92 per share. Morgan Stanley noted that the per share merger consideration was $67.25 as of March 10, 2006.

Morgan Stanley further noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Morgan Stanley noted that no company or transaction reviewed was identical to Knight Ridder or the merger and that, accordingly, these analyses involve complex considerations and qualitative judgments concerning differences in financial and operating characteristics of Knight Ridder and each of the comparable companies as well as other factors that would affect the acquisition values in the comparable transactions, including the size, regulatory and economic characteristics of the markets of each company and the competitive environment in which it operates. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

Knight Ridder Discounted Cash Flow Analysis. Morgan Stanley performed a five-year discounted cash flow analysis of Knight Ridder based upon each of Management Case A and Management Case B.

Utilizing such projections, Morgan Stanley calculated the annual after-tax unlevered free cash flows for fiscal years 2006 through 2010. Morgan Stanley estimated a range of terminal values calculated in 2010 utilizing perpetual growth rates. Morgan Stanley applied a range of perpetual growth rates of 0.5% to 1.0% to the unlevered free cash flows in the terminal year. Morgan Stanley then discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a discount rate of 7.5% to 8.0%. The discount rate utilized in this analysis was chosen based upon an analysis of the weighted average cost of capital of Knight Ridder and other comparable companies. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Knight Ridder yielded an implied valuation range of Knight Ridder common stock of $58.10 to $69.96 per share utilizing Management Case A and $73.84 to $87.96 per share utilizing Management Case B. Morgan Stanley noted that the per share merger consideration was $67.25 as of March 10, 2006.

McClatchy Discounted Cash Flow Analysis. Morgan Stanley performed a five-year discounted cash flow analysis of McClatchy based upon its Management Case.

Utilizing such projections, Morgan Stanley calculated the annual after-tax unlevered free cash flows for fiscal years 2006 through 2010. Morgan Stanley estimated a range of terminal values calculated in 2010 utilizing perpetual growth rates. Morgan Stanley applied a range of perpetual growth rates of 0.5% to 1.0% to the unlevered free cash flows in the terminal year. Morgan Stanley then discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a discount rate of 7.5% to 8.0%. The discount rate utilized in this analysis was chosen based upon an analysis of the weighted average cost of capital of McClatchy and other comparable companies. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of McClatchy yielded an implied valuation range of McClatchy common stock of $70.93 to $80.36. Morgan Stanley noted that McClatchy’s closing stock price on October 31, 2005 was $62.68 and on March 10, 2006 was $53.24.

Leveraged Buy-Out Analysis. Morgan Stanley also analyzed Knight Ridder from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of Knight Ridder. Morgan Stanley extrapolated Knight Ridder’s financials based on its Management Case A over a five-year period. Morgan Stanley determined to use Management Case A for the analysis as it represented the most meaningful projections in the event that a leveraged financing was initiated.

Utilizing such projections, Morgan Stanley calculated the annual after-tax levered free cash flows for fiscal years 2006 through 2011. For the purpose of this analysis, Morgan Stanley assumed a capital structure based on 7.5x 2005 EBITDA debt level. Morgan Stanley also assumed that a financial buyer would exit its Knight Ridder investment in 2011 at a value range that represented the same multiple which the analysis assumed a financial buyer initially invests in 2006 (sensitized at 9.0x to 10.5x EBITDA). Morgan Stanley then assumed a required internal rate of return for the hypothetical buyer in the range of approximately 20% to 25%. Based on the aforementioned projections and assumptions, the leveraged buy-out analysis of Knight Ridder yielded an implied valuation range of Knight Ridder common stock of $57.50 to $70.00 per share. Morgan Stanley noted that the per share merger consideration was $67.25 as of March 10, 2006.

Pro-Forma Analysis. Morgan Stanley valued the pro-forma impact of the merger on the successor company for 2006 and 2007 using two cases: (1) Pro-forma case based on Equity Research Estimates and 0% accomplishment of

Management Initiatives for Knight Ridder and Equity Research Estimates for McClatchy (Case I) and (2) Pro-forma case based on Management Case B except assuming 0% accomplishment of Management Initiatives for Knight Ridder and Management Case for McClatchy (Case II). In each of Case I and Case II, Morgan Stanley assumed 0% accomplishment of Management Initiatives because it had been instructed by McClatchy that the successor company would not implement certain of the Management Initiatives and that other Management Initiatives overlapped with the estimated synergies. Both cases were also adjusted to include $60 million of pre-tax annual net synergies. Both cases were adjusted for the planned divestitures of the following twelve Knight Ridder’s newspapers: Aberdeen American News, Akron Beacon Journal, Contra Costa Times, Duluth News Tribune, Ft. Wayne News Sentinel, Grand Forks Herald, Monterey Herald, Philadelphia Inquirer, Philadelphia Daily News, San Jose Mercury News, St. Paul Pioneer Press and Wilkes-Barre Time Leader.

Morgan Stanley analyzed the value of the successor company based on the comparable company analysis, discounted equity value and discounted cash flow methodologies described above.

For the comparable company analysis, Morgan Stanley relied on the comparable newspaper companies and selected trading metrics that were used for the comparable company analysis of each Knight Ridder and McClatchy. Morgan Stanley valued the successor company using the reference range of market trading multiples that were derived to value McClatchy on a standalone basis.

For the discounted equity value analysis, Morgan Stanley calculated the future stock price of the successor company at December 31, 2006 and December 31, 2007, assuming an EBITDA multiple of 8.50x to 9.00x applied to the successor company 2007 and 2008 estimated EBITDA based on the aforementioned cases. Morgan Stanley then discounted these future stock prices to the end of first quarter of 2006 at a cost of equity of 8% to 10%.

For the discounted cash flow analysis, Morgan Stanley performed a five-year discounted cash flow analysis of the successor company based on Case II for 2006. Utilizing such projections, Morgan Stanley calculated the annual after-tax unlevered free cash flows for fiscal years 2006 through 2010. Morgan Stanley estimated a range of terminal values calculated in 2010 utilizing perpetual growth rates. Morgan Stanley applied a range of perpetual growth rates of 0.5% to 1.0% to the unlevered free cash flows in the terminal year. Morgan Stanley then discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a discount rate of 7.5% to 8.0%. The discount rate utilized in this analysis was chosen based upon an analysis of the weighted average cost of capital of comparable companies.

For the 2007 Basis valuation analyses, Morgan Stanley discounted derived future stock prices to the end of first quarter of 2006 at a cost of equity of 9%.

Based on the aforementioned projections, assumptions and methodologies, Morgan Stanley derived the following valuation ranges of the pro-forma common stock:

2006 Basis	Implied Valuation Range for Successor Company’s Common Stock
Case I
Aggregate Value / 2006 Estimated EBITDA	$40.90 - $45.86
Equity Value / 2006 Estimated Earnings	$41.09 - $46.96
Equity Value / 2006 Estimated Free Cash Flow	$39.15 - $48.94
Discounted Equity Value	$43.32 - $48.78
Case II
Aggregate Value / 2006 Estimated EBITDA	$43.34 - $48.44
Equity Value / 2006 Estimated Earnings	$43.52 - $49.73
Equity Value / 2006 Estimated Free Cash Flow	$41.23 - $51.54
Discounted Equity Value	$49.67 - $55.57
Discounted Cash Flow	$57.36 - $71.29

2007 Basis	Implied Valuation Range for Successor Company’s Common Stock
Case I
Aggregate Value / 2007 Estimated EBITDA	$43.62 - $48.44
Equity Value / 2007 Estimated Earnings	$46.91 - $53.62
Equity Value / 2007 Estimated Free Cash Flow	$50.48 - $63.10
Discounted Equity Value	$46.80 - $53.07
Case II
Aggregate Value / 2007 Estimated EBITDA	$50.01 - $55.19
Equity Value / 2007 Estimated Earnings	$53.29 - $60.90
Equity Value / 2007 Estimated Free Cash Flow	$55.95 - $69.93
Discounted Equity Value	$54.75 - $61.74

Morgan Stanley noted that McClatchy’s price per share was $53.24 as of March 10, 2006. Morgan Stanley also noted that the 2007 valuation represented a longer term trading perspective of the successor company’s business plan.

Morgan Stanley also sensitized the pro forma impact of the merger on the pro forma earnings and free-cash flow per share assuming a range of EBITDA annual growth rates for 2006 and 2007. Pre-tax net synergies of $60 million per year were incorporated into the analysis and Morgan Stanley sensitized EBITDA annual growth rates ranging from 0% to 7%. For 2006, Morgan Stanley observed that the merger would result in earnings per share dilution ranging from 5% to 16% and free cash flow per share accretion/dilution ranging from 2% dilution to 10% accretion. For 2007, Morgan Stanley observed that the merger would result in earnings per share accretion ranging from 1% to 23% and free cash flow per share accretion ranging from 23% to 45%.

Recapitalization Alternative. In conjunction with the aforementioned valuation analyses, Morgan Stanley also evaluated a recapitalization scenario in which Knight Ridder would use a leveraged debt capital structure to effect a return of capital to investors through a share repurchase.

Morgan Stanley assumed a $2.0 billion return of capital, implying pro-forma leverage of 6.5x 2005 EBITDA. Morgan Stanley further assumed that the return of capital would be effected through a Dutch auction share repurchase in which Knight Ridder would repurchase 33.6 million of its shares at a $60 per share purchase price. Morgan Stanley then calculated the post-recapitalization per share value utilizing three operational cases: (i) Equity Research Estimates with 50% accomplishment of Management Initiatives, (ii) Management Case A and (iii) Management Case B, and in each case applied a series of financial multiples for each of 2006 and 2007, including estimated EBIDTA, estimated Price Earnings and estimated free cash flow multiples. For the 2007 valuation analyses, Morgan Stanley discounted derived future stock prices to the end of first quarter of 2006 at a cost of equity of approximately 11%. For each scenario, Morgan Stanley calculated the “Package Value” of the recapitalization alternative by adding the equity value of Knight Ridder post-recapitalization to the total amount of capital returned to investors.

The varying assumptions underlying the multiple scenarios and time periods analyzed by Morgan Stanley resulted in a broad range of per share Package Values. After evaluation of these ranges, Morgan Stanley indicated a near-term Package Value range of approximately $48 to $64 per share to current Knight Ridder shareholders for the recapitalization scenario.

Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them as a whole, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Knight Ridder or McClatchy common stock or the value of the successor company.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, Knight Ridder or McClatchy. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

The opinion of Morgan Stanley was one of the many factors taken into consideration by Knight Ridder’s board of directors in making its determination to approve the proposed transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Knight Ridder’s board of directors with respect to the merger consideration or of whether Knight Ridder’s board of directors would have been willing to agree to a different merger consideration. The foregoing summary does not purport to be a complete description of all of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities of Knight Ridder, McClatchy and their affiliates for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

Pursuant to an engagement letter, Knight Ridder has agreed to pay Morgan Stanley customary fees in connection with the merger that are fixed in amount and not contingent upon the consummation of the merger. Knight Ridder has also agreed to reimburse Morgan Stanley for its fees and expenses incurred performing its services. In addition, Knight Ridder has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Knight Ridder and certain of their affiliates and have received fees for the rendering of these services. Morgan Stanley may also seek to provide Knight Ridder, McClatchy or their affiliates services in the future and may receive fees in connection with such services.

Interests of Certain Persons in the Merger

In considering the recommendation of the Knight Ridder board of directors with respect to the merger agreement and the merger, Knight Ridder’s shareholders should be aware that some of Knight Ridder’s executive officers and directors have interests in the mergers and have arrangements that are different from, or in addition to, those of Knight Ridder’s shareholders generally. The Knight Ridder board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to adopt the merger agreement and the merger and to recommend that Knight Ridder’s shareholders vote in favor of approving the merger agreement and the merger.

Equity Compensation. The merger agreement provides that seven days prior to the completion of the merger, all unvested options will become vested. After that time optionholders may exercise the options before the completion of the merger. Any options that are not exercised before the completion of the merger will be cashed out upon completion of the merger, and each Knight Ridder stock option, whether vested or unvested, including those held by executive officers and directors of Knight Ridder, will be cancelled and converted into the right to receive upon completion of the merger an amount in cash per share subject to the option equal to the excess, if any, of the cash value of the blended merger consideration over the per share exercise price of the option. In addition, the merger agreement provides that, upon completion of the merger, each other stock-based award based upon shares of Knight Ridder common stock (other than restricted shares), including those held by executive officers and directors of Knight Ridder, will vest, be cancelled and be converted into the right to receive upon completion of the merger, an amount in cash equal to the cash value of the blended merger consideration for each share subject to such stock-based award earned under the plan governing the terms of such award. Upon completion of the merger, each restricted share will vest and be treated as all other shareholders. Based on Knight Ridder equity compensation awards held by executive officers and directors of Knight Ridder as of May 8, 2006 and assuming a closing date of June 26, 2006, upon completion of the merger, P. Anthony Ridder, Steven Rossi, Hilary Schneider, Art Brisbane and Mary Jean Connors and the other executive officers and non-employee directors, respectively, as a group, would vest, as of completion of the merger, in respect of 235,666, 104,666, 78,000, 77,000 and 88,332 and 301,451 and 88,325 shares subject to their stock options, 8,650, 5,472, 5,516, 5,516 and 5,340 and 40,876 and 0 shares with respect to their performance units and 20,420, 8,215, 8,225, 8,225 and 8,186 and 34,607 and 0 shares with respect to their restricted stock units.

Income Security Agreements. Each of Knight Ridder’s executive officers other than the chief legal officer, including P. Anthony Ridder, Steven Rossi, Hilary Schneider, Art Brisbane and Mary Jean Connors, is party to an income security agreement. The income security agreements provide that, in the event that during the three-year period following a change of control, such as the merger, the executive’s employment is terminated by Knight Ridder without “cause” or by the executive for “good reason,” then not later than the fifth business day following the date of termination, Knight Ridder will pay the executive a lump sum cash payment equal to three times the greater of (1) the sum of the salary and cash bonus payable to the executive for the last full calendar year preceding the severance payment or (2) the sum of the executive’s annualized salary and the maximum cash bonus the executive could have earned for the then current calendar year. In addition, upon such a termination, the executive will be entitled to medical and life insurance continuation for the three-year period following the executive’s termination of employment or until the executive dies, if earlier. In the event that the executive would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive will receive an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed. Assuming that the merger is completed on June 26, 2006 and each of the executive officers’ employment is terminated without “cause” or by the executive for “good reason” immediately after completion, the amount of cash severance (based upon current base salaries and most current bonus opportunities) that would be payable to each of P. Anthony Ridder, Steven Rossi, Hilary Schneider, Art Brisbane and Mary Jean Connors and the other executive officers as a group is $9,363,900, $4,426,800, $4,462,500, $4,462,500 and $4,319,700 and $29,929,935, respectively.

Indemnification. The merger agreement includes provisions relating to indemnification and insurance for directors and officers of Knight Ridder. Please see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 86 of this prospectus/proxy statement/information statement for more detail regarding the indemnification and insurance provisions in the merger agreement.

Board of Directors and Management of McClatchy Following the Merger

Pursuant to the merger agreement, McClatchy agreed to take all actions necessary such that, immediately following completion of the merger, two directors of Knight Ridder acceptable to McClatchy will become members of the McClatchy board of directors.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated unless certain filings have been submitted to the FTC and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. McClatchy and Knight Ridder filed the appropriate notification and report forms with the FTC and with the Antitrust Division on March 27, 2006.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of McClatchy and Knight Ridder. In addition, certain private parties, as well as state attorneys general, may challenge the transaction under antitrust laws under certain circumstances.

McClatchy and Knight Ridder believe that the completion of the merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Listing on the New York Stock Exchange of McClatchy Shares Issued Pursuant to the Merger

McClatchy will use all commercially reasonable efforts to cause the shares of McClatchy Class A common stock to be issued in connection with the merger to be authorized for listing on the New York Stock Exchange before the completion of the merger, subject to official notice of issuance. This listing is a condition to the completion of the merger.

Delisting and Deregistration of Knight Ridder Common Stock After the Merger

When the merger is completed, Knight Ridder common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Appraisal Rights

No dissenters’ or appraisal rights are available with respect to shares of capital stock of Knight Ridder or shares of McClatchy Class A common stock in connection with the merger.

Holders of record of McClatchy Class B common stock who did not act by written consent to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, which we refer to throughout this prospectus/proxy statement/information statement as the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex E and incorporated into this prospectus/proxy statement/information statement by reference. All references in Section 262 of the DGCL and in this summary to a “shareholder,” “stockholder” or “holder” are to the record holder of the shares of McClatchy Class B common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, holders of shares of McClatchy Class B common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their McClatchy Class B common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of McClatchy Class B common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is approved pursuant to Section 228 or Section 253 of the DGCL, then McClatchy, as a constituent corporation to the merger, must notify each of the holders of Class B common stock before the effective date of the merger of the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by written consent of McClatchy Class B stockholders, and that appraisal rights are available to those who did not act by written consent to approve the merger agreement. McClatchy must include in this required notice a copy of Section 262 of the DGCL.

This prospectus/proxy statement/information statement constitutes the required notice to the holders of these shares of McClatchy Class B common stock and the applicable statutory provisions of the DGCL are attached to this prospectus/proxy statement/information statement as Annex E. Any McClatchy Class B stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified in Annex E will result in the loss of appraisal rights under the DGCL.

A holder of McClatchy Class B common stock wishing to exercise appraisal rights must not have acted by written consent in favor of the approval and adoption of the merger agreement and must deliver to McClatchy within 20 days after the date that this prospectus, proxy statement/information is mailed a written demand for appraisal of their McClatchy Class B common stock. This demand must reasonably inform McClatchy Class B of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of McClatchy Class B common stock wishing to exercise appraisal rights must be the record holder of these shares of McClatchy Class B common stock on the date the written demand for appraisal is made and must continue to hold these shares of McClatchy Class B common stock through the effective date of the merger. Accordingly, a holder of McClatchy Class B common stock who is the record holder of McClatchy Class B common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of McClatchy Class B common stock prior to consummation of the merger, will lose any right to appraisal in respect of these shares of McClatchy Class B common stock.

Only a holder of record of McClatchy Class B common stock on March 12, 2006, the date the McClatchy Class B stockholders acted by written consent to adopt the merger agreement, is entitled to assert appraisal rights for the shares of McClatchy Class B common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of McClatchy Class B common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the McClatchy Class B common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds McClatchy Class B common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of McClatchy Class B common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the McClatchy Class B common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of McClatchy Class B common stock as to which appraisal is sought. When no number of shares of McClatchy Class B common stock is expressly mentioned, the demand will be presumed to cover all McClatchy Class B common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to McClatchy, 2100 Q Street, Sacramento, CA 95816, Attention: Corporate Secretary.

Within ten days after the effective date of the merger, McClatchy, which is the surviving company in the merger, will notify each former McClatchy Class B stockholder who has properly asserted appraisal rights under Section 262 of the DGCL of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the surviving company or any former McClatchy Class B stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of McClatchy Class B common stock that are entitled to appraisal rights. McClatchy is not under any obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of McClatchy Class B common stock. Accordingly, it is the obligation of McClatchy Class B stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former McClatchy Class B stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of McClatchy Class B common stock not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of McClatchy Class B common stock. These statements must be mailed within ten days after a written request therefore has been received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former McClatchy Class B stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former McClatchy Class B stockholders who have demanded appraisal of their shares of McClatchy Class B common stock and with whom agreements as to value have not been reached. After notice to such former McClatchy Class B stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former McClatchy Class B stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former McClatchy Class B stockholders who demanded appraisal of their shares of McClatchy Class B common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former McClatchy Class B stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of McClatchy Class B common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. McClatchy Class B stockholders considering seeking appraisal should be aware that the fair value of their shares of McClatchy Class B common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value the Class B common stock was given pursuant to the merger agreement if they did not seek appraisal of their shares of McClatchy Class B common stock.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former McClatchy Class B stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former McClatchy Class B stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of McClatchy Class B common stock entitled to appraisal.

Any holder of McClatchy Class B common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of McClatchy Class B common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of McClatchy Class B common stock (except dividends or other distributions payable to holders of record of McClatchy Class B common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of their McClatchy Class B common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of McClatchy Class B common stock will continue to remain in existence in accordance with the merger agreement. A McClatchy Class B stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to McClatchy Class B or the surviving company, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the McClatchy Class B stock will continue to remain in existence and such stockholder will receive no payment for their Class B common stock, in accordance with the merger agreement.

Consequently, any McClatchy Class B stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Accounting Treatment of the Merger

McClatchy will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” with McClatchy treated as the acquiring entity. Accordingly, consideration paid by McClatchy will be allocated to Knight Ridder’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The results of operations of Knight Ridder will be included in McClatchy’s results of operations from the date of the closing of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

Subject to the assumptions and limitations discussed below, in the opinions of Wilson Sonsini Goodrich & Rosati, P.C., counsel to McClatchy, and Wachtell, Lipton, Rosen & Katz, counsel to Knight Ridder, the following discussion sets forth the material U.S. federal income tax consequences of the merger to Knight Ridder shareholders. This discussion is based on the Internal Revenue Code, U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, and other applicable authorities, all as currently in effect and all of which are subject to change, possibly with retroactive effect. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of such shareholder’s particular circumstances (such as a shareholder that acquired shares of Knight Ridder common stock in connection with certain stock option or stock purchase plans or in certain other compensatory transactions, that holds shares of Knight Ridder common stock as part of a hedge, appreciated financial position, straddle or conversion transaction or that is subject to the alternative minimum tax) or to a person that may be subject to special treatment under the Internal Revenue Code (such as a shareholder that is a tax-exempt entity, a financial institution or insurance company, a dealer or broker in securities, a non-U.S. person or entity, or a partnership or other entity treated as a partnership for U.S. federal income tax purposes). This summary is addressed only to shareholders that are citizens or residents of the United States, corporations or other entities treated as corporations created or organized in the United States or any political subdivision of the United States, or persons otherwise treated as U.S. persons for U.S. federal income tax purposes. This summary does not discuss any tax considerations under local or state laws or non-U.S. laws, or under estate, gift, excise or other non-income tax laws. It does not discuss the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not in connection with the merger). This summary assumes that the shares of Knight Ridder common stock are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, assets held for investment purposes).

ACCORDINGLY, KNIGHT RIDDER SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING APPLICABLE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND NON-U.S. TAX CONSEQUENCES.

The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Completion of the merger is conditioned upon the receipt by McClatchy and Knight Ridder of closing tax opinions to the effect that the merger will so qualify. The closing tax opinions will be subject to certain assumptions, limitations and qualifications and will be based upon the truth and accuracy of certain customary factual representations of McClatchy and Knight Ridder. Although the merger agreement allows McClatchy and Knight Ridder to waive this condition to closing, neither McClatchy nor Knight Ridder anticipates doing so. If either McClatchy or Knight Ridder does waive this condition, you will be informed of this waiver prior to being asked to vote on the merger. The closing tax opinions will neither bind the Internal Revenue Service or any court nor preclude the Internal Revenue Service from asserting, or a court from sustaining, a contrary position. No ruling has been or is expected to be obtained from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

The following material U.S. federal income tax consequences would result if the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

(i) A Knight Ridder shareholder who receives McClatchy Class A common stock and cash in exchange for Knight Ridder common stock in the merger will recognize gain equal to the lesser of the amount of cash received (other than cash in lieu of a fractional share of McClatchy Class A common stock) and the gain realized. The gain realized will be the excess of (a) the sum of the fair market value of the McClatchy Class A common stock and the amount of cash received in the merger over (b) the shareholder’s tax basis in the Knight Ridder common stock surrendered in the merger. A pro rata portion of the cash will be treated as received in exchange for each share of Knight Ridder stock surrendered. No loss will be permitted to be recognized. For this purpose, a shareholder must calculate gain or loss separately for each identifiable block of Knight Ridder common stock (i.e., stock purchased at the same time for the same price) that is surrendered in the merger, and the shareholder may not offset a loss recognized on one block of stock against gain recognized on another block of stock.

(ii) The aggregate tax basis of the McClatchy Class A common stock received by a Knight Ridder shareholder in the merger (including a fractional share deemed received and redeemed as described below) will be the same as the tax basis in the Knight Ridder common stock exchanged therefor, increased by the gain recognized in the merger and reduced by the cash received in the merger (other than cash received instead of a fractional share of McClatchy Class A common stock). Recently finalized Treasury regulations provide guidance on how a shareholder holding multiple blocks of Knight Ridder common stock may allocate basis in such stock among shares of McClatchy Class A common stock received in the merger. Shareholders are urged to consult their own tax advisors regarding the proper allocation of their tax basis under the final Treasury regulations.

(iii) The holding period of the McClatchy Class A common stock received by a Knight Ridder shareholder in the merger (including a fractional share deemed received and redeemed as described below) will include the holding period of the Knight Ridder common stock exchanged therefor. Recently finalized Treasury regulations provide guidance on how a shareholder holding multiple blocks of Knight Ridder common stock may determine the holding period in the shares of McClatchy Class A common stock received in the merger. Shareholders are urged to consult their own tax advisors regarding the proper determination of their holding period under the final Treasury regulations.

(iv) In the case of cash received instead of a fractional share of McClatchy Class A common stock, such fractional share will be treated as having been issued and then redeemed for cash in a separate transaction. The deemed redemption of a fractional share generally will result in capital gain or loss to the shareholder measured by the difference between the proceeds of the redemption and the basis of the fractional share.

(v) No gain or loss will be recognized by Knight Ridder or McClatchy in the merger.

In general, any gain recognized by a Knight Ridder shareholder will be capital gain, and will be long term capital gain (taxable at a maximum rate of 15% under current law) if the holding period of Knight Ridder common stock exchanged in the merger is more than one year, provided that the receipt of the cash consideration in the merger is not treated as a dividend for U.S. federal income tax purposes. The receipt of the cash consideration by a Knight Ridder shareholder in the merger generally will not be treated as a dividend if it results in a meaningful reduction in such shareholder’s proportionate equity interest in McClatchy, as compared to the interest such shareholder would have had if the cash consideration instead had been paid in additional shares of McClatchy Class A common stock, and taking into account the application of certain attribution rules under the Internal Revenue Code. If a shareholder has a minimal equity interest in McClatchy and no right to exercise control over McClatchy’s corporate affairs, a relatively minor reduction in such shareholder’s proportionate interest should be considered a meaningful reduction.

In order to avoid “backup withholding” of federal income tax on payments to Knight Ridder shareholders, unless an exception applies, each Knight Ridder shareholder must provide the payor with such stockholder’s correct taxpayer identification number (TIN) on IRS Form W-9 (or, if appropriate, another withholding form) and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Form W-9 or substitute Form W-9 will be provided to you. If a Knight Ridder shareholder fails to provide the correct TIN or certification, payments received may be subject to backup withholding at a 28% rate. Certain stockholders, including all corporations, are not subject to backup withholding. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Material Differences in the Rights of Shareholders

The following is a description of the material differences between the rights of holders of McClatchy Class A common stock and the rights of holders of Knight Ridder common stock. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the charter documents of McClatchy and Knight Ridder and it is qualified in its entirety by applicable Delaware law and Florida law, as well as by McClatchy’s and Knight Ridder’s respective certificate of incorporation or articles of incorporation and bylaws. You should carefully read this entire prospectus/proxy statement/information statement and the other documents we refer to for a more complete understanding of the differences between being a shareholder of McClatchy and being a shareholder of Knight Ridder. McClatchy and Knight Ridder have filed with the SEC their respective certificate of incorporation or articles of incorporation and bylaws and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” on page 124.

McClatchy is a Delaware corporation, and Knight Ridder is a Florida corporation. The rights of each company’s shareholders are generally governed by the laws of the State of Delaware for McClatchy stockholders and the laws of the State of Florida for Knight Ridder shareholders, and each company’s certificate of incorporation or articles of incorporation and bylaws. Upon completion of the merger, shareholders of Knight

Ridder will be entitled to become stockholders of McClatchy, and Delaware law and the McClatchy certificate of incorporation and bylaws will govern the rights of former Knight Ridder shareholders. The only change to the McClatchy certificate of incorporation to be adopted in connection with the merger is an increase in the number of shares of McClatchy Class A common stock authorized for issuance from 100,000,000 to 200,000,000.

If your shares are held by a broker or other financial intermediary in “street name” rather than directly by you as a person whose name is entered on the share register of either McClatchy or Knight Ridder, you must rely on procedures established by that broker or financial intermediary in order to assert your rights as a shareholder against either McClatchy or Knight Ridder, as applicable.

Authorized Capital Stock

Knight Ridder’s amended and restated articles of incorporation authorize the issuance of 270,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, par value two and one-twelfth cents per share, and 20,000,000 shares of preferred stock, par value one dollar. As of May 8, 2006, 67,910,409 shares of common stock and no shares of preferred stock are issued and outstanding. Knight Ridder’s preferred stock includes two authorized series of stock, Series A junior participating preferred stock, having 1,500,000 shares authorized and no shares issued and outstanding, and Series B preferred stock, having 1,758,242 shares authorized and no shares issued and outstanding.

McClatchy’s amended and restated certificate of incorporation authorizes the issuance of 160,000,000 shares of capital stock, consisting of 100,000,000 shares of Class A common stock, par value one-cent per share, and 60,000,000 shares of Class B common stock, par value one-cent per share. As of May 1, 2006, 20,641,840 shares of Class A common stock are issued and outstanding, and 26,192,397 shares of Class B common stock are issued and outstanding. The number of authorized shares for either Class A or Class B common stock may be increased or decreased by a vote of the majority of the voting power of all of the then outstanding shares of all common stock, voting as a single class.

Conversion of Shares

Knight Ridder’s articles of incorporation provide that the board of directors may, by majority vote, issue additional series of stock with conversion rights or exchange rights.

McClatchy’s certificate of incorporation provides that each share of Class B common stock is convertible by the shareholder at any time into an equal number of shares of Class A common stock.

Restrictions on Transfers of Shares

Neither Knight Ridder’s articles of incorporation or its bylaws restrict the transfer of any shares of Knight Ridder stock, except for certain restrictions on Series B shares, if issued.

Neither McClatchy’s certificate of incorporation or its bylaws restricts the transfer of any shares of McClatchy stock.

Board of Directors

Knight Ridder’s articles of incorporation and bylaws provide that the number of directors comprising the Knight Ridder board of directors shall be determined by resolution of the board, but may in no event be less than ten nor more than twenty directors. No resolution to change the number of directors may shorten the tenure of an existing director. As of the date of this prospectus/proxy statement/information statement, the Knight Ridder board has ten members.

McClatchy’s bylaws provide that the number of directors compromising the McClatchy board of directors shall be fixed, and may be changed from time to time by a resolution of a majority of McClatchy’s directors, provided that resolutions reducing the number of directors cannot take effect until the next election of directors. As of the date of this prospectus/proxy statement/information statement, the McClatchy board of directors has fourteen members.

Election of Directors

Knight Ridder’s bylaws provide that directors are to be elected at an annual meeting of stockholders or at a special meeting called for the purpose of electing directors. The candidates from the slate of nominees receiving the greatest number of votes are elected. The board is classified, with approximately one-third of the board elected each year to a three year term. If shares of the Series A junior participating preferred stock are issued, any dividends payable to the Series A junior participating preferred stock remain unpaid for six full quarters, the holders of all series of preferred stock are entitled to vote as a separate class to elect two directors, and the number of directors is increased by two. This right continues until all unpaid dividends have been paid in full or declared and set apart for payment.

McClatchy’s certificate of incorporation and bylaws provide that the holders of Class A common stock, voting as a separate class, can elect a number of directors equal to 25% of the total number of directors annually. In the event that this is not a whole number, the number is rounded up to the nearest whole number. The remaining 75% of directors are elected by the Class B common stockholders annually. The directors voted upon by the Class A and Class B common stockholders are from separate slates of nominees. A plurality of the votes cast by each of the Class A and Class B common stockholders is sufficient to elect directors. No cumulative voting is authorized.

Removal of Directors

Knight Ridder’s articles of incorporation provide that directors may be removed only for cause by the stockholders at an annual or special meeting. Removal requires an affirmative vote of 80% of the cumulative voting power of all capital stock entitled to vote.

McClatchy’s bylaws provide that the holders of Class A common stock can remove any directors elected by Class A common stockholders at any time, with or without cause. The holders of Class B common stock can remove directors elected by Class B common stockholders or elected by directors who themselves were elected by Class B common stockholders. Notwithstanding these shareholder powers, the board may remove any director for cause to the extent permitted by law.

Filling Vacancies on the Board of Directors

Knight Ridder’s articles of incorporation provide that when there is a vacancy on the board of directors, including a vacancy created by an increase in the size of the board of directors, the remaining directors may fill the vacancy by a majority vote, until the next election of directors by the shareholders.

McClatchy’s bylaws provide that when there are fewer than the authorized number of directors, the board may choose directors, by resolution of a majority of directors in office, to fill the vacancies until the next election of directors takes place.

Shareholder Voting

Knight Ridder’s articles of incorporation provide that each holder of common stock is entitled to one vote per common share, and that shareholders may only act at an annual or special meeting.

McClatchy’s certificate of incorporation provides that, except for votes pertaining to the election and removal of directors as described above, the holders of Class A common stock vote together with the holders of Class B common stock as a single class. However, Class A stockholders have one-tenth of a vote per share and Class B stockholders have one vote per share, giving the Class B stockholders a substantial amount of control over McClatchy. A majority of the outstanding voting power of the common stock present at the meeting, either in person or by proxy, is required for a valid vote on any non-election or removal of director matter.

Dividends

Knight Ridder’s articles of incorporation provide that generally, preferred stock is entitled to a preference over common stock in the distribution of dividends or assets, as determined by the board. McClatchy’s certificate of incorporation provides that any dividend declared with respect to shares of Class A common stock must be matched by an identical dividend with respect to shares of Class B common stock; and any dividend declared with respect to shares of Class B common stock must also be matched by an identical dividend for Class A common stock.

Reorganization and Liquidation Rights

Knight Ridder’s articles of incorporation provide that, in the event of a merger or consolidation, Series A junior preferred shares, if issued, are entitled to receive an exchange value equal to 100 times the value received as consideration for each share of common stock. In the event of a liquidation of the corporation, Series A junior participating preferred shares are entitled to the greater of (1) $100.00 per share plus any unpaid and accrued dividends, or (2) 100 times the amount to be distributed to each share of common stock. In the event of a merger or consolidation, Series B preferred stock, if issued, is entitled to receive the consideration per share that would be received if each share had been fully converted into common stock. In the event of a liquidation of the corporation, Series B preferred stock is entitled to $0.01 per share plus the amount that each share would have received had it been fully converted into common stock.

McClatchy’s certificate of incorporation provides that in the event of a merger or consolidation, both Class A and Class B common stock are treated equally. In the event of a liquidation of the corporation, holders of both Class A common stock and holders of Class B common stock are entitled to share ratably in the assets available for distribution.

Notice of Shareholder Meetings

Knight Ridder’s bylaws provide that notice of all meetings of Knight Ridder shareholders must be provided not less than ten days and not more than 60 days before such meeting to all stockholders entitled to notice of or entitled to vote at the meeting.

McClatchy’s certificate of incorporation provides that notice of all meetings of McClatchy stockholders must be provided not less than ten days and not more than sixty days before such meeting to all stockholders entitled to notice of or entitled to vote at the meeting.

Ability to Call Special Meetings of Shareholders

Knight Ridder’s bylaws provide that a special meeting of the shareholders may be called by the Chairman of the Board, the Vice-Chairman of the Board, the President, a Vice President, the Board acting at a meeting or by majority written consent, or by the holders of 10% of all of the shares entitled to vote at the meeting.

McClatchy’s bylaws provide that special meetings of the stockholders may be called by the board of directors for any lawful purpose.

Mergers and Consolidations

Knight Ridder’s articles of incorporation provide that the affirmative vote of the holders of two-thirds of the combined common stock and preferred stock, voting as a single class, is generally required to approve any consolidation or merger of the corporation. The articles of incorporation also provide that, in the event 90% or more of the circulation of the Knight Ridder newspapers will not be maintained following completion of a proposed business combination, the affirmative vote of 80% of the combined vote of the common stock and preferred stock, voting as a single class, will be required to approve any such consolidation or merger of the corporation. The affirmative vote of 80% of the combined vote of the common stock and preferred stock, voting as a single class, is also required to approve any consolidation or merger that would result in a foreign person or entity owning more than 20% of Knight Ridder, or a consolidation or merger transaction with a person or entity who was the holder of more than 15% of Knight Ridder’s outstanding voting stock, subject to certain exceptions.

McClatchy’s stockholders rights to vote on mergers and consolidation of the corporation are governed by Delaware law.

Amendment of Certificate of Incorporation & Bylaws

Knight Ridder’s articles of incorporation provide that, except as otherwise provided in the articles or by law, the affirmative vote of a majority of the shares entitled to vote on the amendment is required to amend the articles. Knight Ridder’s articles of incorporation also provide that any amendment of the sections of the articles governing the number of directors, classification of the board, removal of directors and vacancies on the board, supermajority approval requirements for certain business combinations and prohibiting action by written consent require the affirmative vote of 80% of the shares entitled to vote on the amendment. Knight Ridder’s bylaws provide that the bylaws may be amended or repealed by the board of directors. However, the shareholders may amend or repeal the bylaws adopted by the board, adopt new bylaws, and may prescribe that any bylaw approved by the shareholders may not be amended or repealed by the board.

McClatchy’s certificate of incorporation may be amended as provided by Delaware law; provided, however, that changes to the authorized capital of the corporation require the affirmative vote of the holders of a majority of the voting power of all common stock voting together as a single class, and amending or repealing the provisions relating to director indemnification require the affirmative vote of 66-2/3% of all common stock voting together as a single class. McClatchy’s certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

Indemnification of Officers and Directors

Subject to certain limitations, the Florida Business Corporation Act (FBCA) provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation against liability incurred in any proceeding, if such person acted in good faith and reasonably believed that such actions were in the best interest of the corporation or, with respect to any criminal proceeding, if such person had no reasonable cause to believe such action was unlawful. The FBCA also requires a Florida corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, or if a court determines they should be indemnified. It also permits a Florida corporation to advance expenses incurred in defense of a proceeding on certain conditions.

The FBCA also permits a Florida corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision) unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute any of the following: (1) a crime, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful; (2) a transaction from which he derived an improper personal benefit; (3) an action in violation of Florida Statutes Section 607.0834 (which section pertains to unlawful distributions to shareholders); or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

These broader rights are applicable under Knight Ridder’s bylaws, which provide as a contract right that the corporation will indemnify an officer or director in any action brought against them by reason of their status as officer or director of the corporation to the fullest extent permitted by Florida law. The corporation may also, at its discretion, indemnify other employees or agents to the same extent. No change to the bylaws, or the Florida law, may alter the duty of the corporation to indemnify any individual in an existing matter. The bylaws also provide for mandatory advancement of expenses subject to certain conditions.

McClatchy’s certificate of incorporation provides that directors shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for liability for breach of their duty of loyalty to the corporation or its stockholders, (2) for acts not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under section 174 of the Delaware General Corporation Law, or (4) for any transaction for which the director derived an improper personal benefit.

McClatchy’s certificate of incorporation further provides that each officer and director of the corporation shall be indemnified for expenses in defending themselves in actions arising out of their duties as directors or officers, to the maximum extent allowed under Delaware law. The certificate further allows the corporation to enter into contracts or use other means to provide specific indemnifications to officers and directors, as well as enter into arrangements to endure the ability to pay these indemnification obligations.

Additionally, the merger agreement provides that all rights to indemnification in favor of officers, directors or employees of both McClatchy and Knight Ridder will survive the merger, and that McClatchy will honor the indemnification provisions of the articles of incorporation of any Knight Ridder subsidiary or other independent indemnification agreements of Knight Ridder, will not amend the indemnification provisions of the surviving company, and will maintain Knight Ridder’s directors’ and officers’ insurance policies for six years after completion of the merger, to the extent permitted by law. Further, from the effective date of the merger forward, McClatchy will indemnify the officers and directors of Knight Ridder in any action brought against them by reason of their status as officer or director. See “The Merger Agreement—Indemnification and Insurance” on page 86.

Limitation on Director Liability

With respect to Knight Ridder, section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy by a director, unless: (1) the director breached or failed to perform his or her duties as a director, and (2) the director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had to reasonable cause to believe that his or her conduct was unlawful,

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly,

•	a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable (which section pertains to unlawful distributions to shareholders),

•	in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or

•	in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

With respect to McClatchy, Section 102(b)(7) of the Delaware General Corporation Law provides that, subject to certain limitations, the certificate of incorporation of a corporation may contain a provision limiting the liability of a director for monetary damages for breach of fiduciary duty. McClatchy’s certificate of incorporation provides that a director will not be liable for monetary damages for breach of fiduciary duty, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law,

•	the unlawful payment of dividends or unlawful stock purchases or redemptions, or

•	transactions where the director receives a personal benefit.

Dissenters’ Rights

Subject to certain exceptions, Florida law does not provide dissenters’ rights for shareholders of corporations that are listed on the NYSE (such as Knight Ridder).

With respect to McClatchy, Section 262 of the Delaware General Corporation Law provides to stockholders who dissent from a merger or consolidation of the corporation the right to demand and receive payment of the fair value of their shares as appraised by the Delaware Chancery Court. However, stockholders do not have appraisal rights if they are holders of shares of the constituent corporation surviving a merger if the merger did not require approval of the stockholders of the surviving corporation, or if the shares they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 stockholders.

Those stockholders, however, will have appraisal rights if the merger agreement requires that they receive for their shares anything other than:

•	shares of the surviving corporation;

•	shares of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares; or

•	some combination of the above.

McClatchy Class A common stock is listed on the NYSE. Accordingly, the holders of Class A shares are not be entitled to appraisal rights in connection with the merger. However, as discussed in detail in the section entitled “Appraisal Rights,” holders of McClatchy Class B common stock are entitled to appraisal rights pursuant to Section 262(b) of the Delaware General Corporation Law.

Interested Shareholder Transactions

The FBCA provides that, unless a specified exception is met, an interested shareholder (i.e., a person owning 10% or more of a corporation’s outstanding voting stock) may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder.

This provision is not applicable under certain circumstances, including when (1) a majority of the disinterested directors approve the transaction, (2) the corporation has not had more than 300 shareholders of record at any time during the three years prior to the date on which the affiliated transaction was announced, (3) the interested shareholder has beneficially owned at least 80% of the outstanding voting shares of the corporation for at least five years prior to the date on which the affiliated transaction was announced, (4) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors, (5) the corporation is an investment company registered under the Investment Company Act of 1940, or (6) in the affiliated transaction, “fair price” consideration is paid to the holders of each class or series of voting shares and certain other conditions are met.

Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions, a corporation may not enter into any business combination with an interested stockholder (i.e., a person owning 15% or more of the outstanding voting stock of the corporation) for a period of three years following the date they became an interested stockholder, unless:

•	the board of directors gave prior approval to either the business combination or the transaction making the stockholder an interested stockholder,

•	on completion of the transaction making the stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, or

•	after completion of the transaction making the stockholder an interested stockholder, the business combination is approved 66 2/3% of the outstanding stock voted at a special meeting, excluding stock owned by the interested stockholder.

Section 203 allows a corporation to except itself from this provision through an amendment to its certificate of incorporation, but McClatchy has not done so.

Control Shares

Under the FBCA, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by the class or series of the shareholders of the issuing corporation. Knight Ridder has not opted out of this provision, and its bylaws provide that the corporation is authorized to redeem control shares to the fullest extent permitted by the statute.

The Delaware General Corporation Law does not contain a control share acquisition provision, instead relying on the provisions of Section 203 as described in “Interested Shareholder Transactions” above.

Constituencies Provision

Under the FBCA, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation and its subsidiaries, the communities and society in which the corporation or its subsidiaries operate and the economy of the state and the nation.

McClatchy’s certificate of incorporation provides that the board of directors may, in determining the policies and actions of the corporation, consider all of the relevant factors which are in the best interests of the corporation, including and in addition to the financial interests of the stockholders, community standards and values, the welfare of employees, and the quality and independence of the corporation and its publishing enterprise.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this prospectus/proxy statement/information statement and is incorporated into this prospectus/proxy statement/information statement by reference. The provisions of the merger agreement are complicated and are not easily summarized. You are encouraged to read the merger agreement in its entirety for a more complete understanding of the merger agreement.

Structure of the Merger

The merger agreement provides for the merger of Knight Ridder with and into McClatchy with McClatchy continuing as the surviving corporation after the merger and the separate corporate existence of Knight Ridder shall cease.

Completion and Effectiveness of the Merger

We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 88 of this prospectus/proxy statement/information statement are satisfied or waived, including the approval of the merger and the merger agreement by the shareholders of Knight Ridder.

The closing of the merger will take place no later than the second business day after all conditions to the merger have been satisfied or waived, or on such date as McClatchy and Knight Ridder may agree. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the filing of articles of merger with the Secretary of State of the State of Florida.

We are working to complete the merger as quickly as possible. Because completion of the merger is subject to governmental and regulatory approvals and other conditions, we cannot predict the exact timing of the merger, but we expect the merger to be completed during the summer of 2006.

Merger Consideration

Upon completion of the merger, each share of Knight Ridder common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive (1) 0.5118 of a share of McClatchy Class A common stock and (2) $40.00 in cash upon surrender of the certificate representing such share of Knight Ridder common stock.

The consideration to be paid (i.e., 0.5118 of a share of McClatchy Class A common stock and $40.00 in cash for each share of Knight Ridder common stock) in the merger will be equitably adjusted to reflect the effect of any reclassification, recapitalization, stock split, reverse stock split, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (excluding in each case normal quarterly cash dividends), or other like change with respect to McClatchy Class A common stock or Knight Ridder common stock effected on or after the date of the merger agreement and prior to completion of the merger. Options to purchase shares of Knight Ridder common stock shall be treated in the manner summarized in the section entitled “The Merger Agreement—Treatment of Knight Ridder Stock Options” beginning on page 80 of this prospectus/proxy statement/information statement. Restricted shares of Knight Ridder common stock shall be treated in the manner summarized in the section entitled “The Merger Agreement—Treatment of Knight Ridder Restricted Stock” beginning on page 80 of this prospectus/proxy statement/information statement.

Each share of Knight Ridder common stock held by Knight Ridder or owned by McClatchy or any of their direct or indirect wholly owned subsidiaries immediately prior to the merger will automatically be cancelled and retired and shall cease to exist and none of Knight Ridder, McClatchy or any of their direct or indirect wholly owned subsidiaries will receive any securities of McClatchy or other consideration in exchange for those shares.

Based on the exchange ratio and the number of shares of Knight Ridder common stock outstanding as of March 12, 2006, and assuming the exercise of all outstanding options to purchase shares of Knight Ridder common stock, whether vested or unvested, which were in-the-money as of March 12, 2006, a total of approximately 35,008,525 shares of McClatchy Class A common stock will be issued in connection with the merger to holders of shares of Knight Ridder common stock, and a total cash payment of approximately $2.7 billion will be paid to the holders of shares of Knight Ridder common stock in connection with the merger.

McClatchy will finance the transactions contemplated by the merger agreement with a $3.75 billion bank debt facility. McClatchy has received commitments from Bank of America, N.A., Banc of America Securities LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. to underwrite the financing of the merger.

Fractional Shares

McClatchy will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Knight Ridder common stock who would otherwise be entitled to receive a fraction of a share of McClatchy Class A common stock will be entitled to receive a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent for the merger in one or more transactions at the then-prevailing market price(s) of shares of Knight Ridder common stock. The shares sold by the exchange agent will be the excess of the aggregate number of shares of Knight Ridder common stock delivered to the exchange agent by McClatchy sufficient to pay the aggregate merger consideration in exchange for all of the Knight Ridder shares of common stock outstanding over the aggregate number of whole shares of McClatchy Class A common stock to be distributed to the holders of Knight Ridder common stock.

Exchange of Knight Ridder Stock Certificates for McClatchy Stock Certificates

Promptly following completion of the merger, the exchange agent will mail to each record holder of Knight Ridder common stock a letter of transmittal and instructions for surrendering the record holder’s Knight Ridder stock certificates or book-entry shares in exchange for the whole shares of McClatchy Class A common stock, and cash to be paid in the merger, including cash, if any, in lieu of any fractional shares. Only those holders of Knight Ridder common stock who properly surrender their Knight Ridder stock certificates or book-entry shares in accordance with the exchange agent’s instructions will receive:

•	the whole shares of McClatchy Class A common stock and cash to which such holder is entitled pursuant to the merger agreement;

•	a cash payment, if any, in lieu of any fractional share of McClatchy Class A common stock; and

•	dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement.

The surrendered certificates and book-entry shares representing Knight Ridder common stock will be canceled. After the effective time of the merger, each certificate or book-entry share representing shares of Knight Ridder common stock that has not been surrendered will represent only the right to receive each of the items, as the case may be, enumerated above. Following the completion of the merger, Knight Ridder will not register any transfers of Knight Ridder common stock on its stock transfer books. Holders of Knight Ridder common stock should not send in their Knight Ridder stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of Knight Ridder stock certificates or book-entry shares.

Distributions with Respect to Unexchanged Shares

Holders of Knight Ridder common stock are not entitled to receive any dividends or other distributions on McClatchy Class A common stock until the merger is completed. After the merger is completed, holders of Knight Ridder common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of McClatchy Class A common stock which they are entitled to receive upon exchange of their Knight Ridder stock certificates, but they will not be paid any dividends or other distributions on the McClatchy Class A common stock until they surrender their Knight Ridder stock certificates to the exchange agent in accordance with the exchange agent’s instructions.

Transfers of Ownership and Lost Stock Certificates

McClatchy will issue only (1) the number of whole shares of McClatchy Class A common stock and cash to which such holder is entitled pursuant to the merger agreement, (2) a cash payment, if any, in lieu of any fractional share of McClatchy Class A common stock, and (3) dividends or other distributions, if any, to which such holder is entitled under the terms of the merger agreement, in a name other than the name in which a surrendered Knight Ridder stock certificate or book-entry share is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Knight Ridder stock certificate is lost, stolen or destroyed, the holder of such certificate shall be required to deliver an affidavit and may need to deliver a bond prior to receiving any of the merger consideration.

Treatment of Knight Ridder Stock Options

Each option to purchase shares of Knight Ridder common stock, whether vested or unvested, outstanding as of the date seven days prior to the effective time of the merger shall immediately vest as to 100% of the shares subject to such option and shall, to the extent not exercised prior, be cashed out at the effective time of the merger as described hereinafter. The consideration for each such Knight Ridder stock option is an amount in cash equal to the excess, if any of (A) the product of (1) the number of shares of Knight Ridder common stock issuable upon exercise of such option multiplied by (2) the sum of (x) $40.00 plus (y) the product of 0.5118 multiplied by the closing price of McClatchy Class A common stock on the last trading day immediately preceding the closing of the merger, over (B) the aggregate exercise price of such Knight Ridder stock option.

Each right of any kind to receive shares of Knight Ridder common stock or benefits measured, in whole or in part, by the value of a number of shares of Knight Ridder common stock granted under any Knight Ridder stock plan or benefit plan, other than (1) shares of restricted stock (which shall be treated in the manner summarized in the section entitled “The Merger Agreement—Treatment of Knight Ridder Restricted Stock” beginning on page 80 of this prospectus/proxy statement/information statement), (2) any 401(k) plan of Knight Ridder or (3) rights to acquire common stock in connection with any Knight Ridder employee stock purchase plan (which shall be treated in the manner summarized in the section entitled “The Merger Agreement—Treatment of Rights Under the Knight Ridder Employee Stock Purchase Plan” beginning on page 81 of this prospectus/proxy statement/information statement) whether vested or unvested, which is outstanding immediately prior to the effective time of the merger shall become fully vested and converted into a right to receive the option consideration per share of Knight Ridder common stock to which such award makes reference to be paid to holders of such rights in accordance with the terms of such rights, pursuant to the consideration payable to holders of options to purchase Knight Ridder common stock as set forth in the foregoing paragraph.

The compensation committee of Knight Ridder’s board of directors will pass such resolutions as are reasonably necessary to implement the foregoing, which will be subject to the review and approval of McClatchy, not to be unreasonably withheld.

Treatment of Knight Ridder Restricted Stock

Each award of restricted Knight Ridder common stock shall become fully vested immediately prior to the effective time of the merger, and converted into the right to receive the merger consideration as summarized in the section entitled, “The Merger Agreement—Merger Consideration” beginning on page 78 of this prospectus/proxy statement/information statement. The compensation committee of Knight Ridder’s board of directors will pass such resolutions as are reasonably necessary to implement the foregoing, which will be subject to the review and approval of McClatchy, not to be unreasonably withheld.

Treatment of Rights Under the Knight Ridder Employee Stock Purchase Plan

At the effective time of the merger, the Knight Ridder Employee Stock Purchase Plan shall be terminated. In connection with such termination, the last day of the final purchase period (as defined in the Knight Ridder’s Employee Stock Purchase Plan) shall be deemed to be the date that is seven days prior to the effective time of the merger, as a result of which each participant therein shall be entitled to purchase prior to the effective time of the merger a number of whole shares of Knight Ridder common stock calculated pursuant to the terms of Knight Ridder’s Employee Stock Purchase Plan and Knight Ridder shall retain accumulated payroll deductions, thereby causing all such shares of Knight Ridder common stock that are converted into the right to receive the merger consideration as summarized in the section entitled, “The Merger Agreement—Merger Consideration” beginning on page 78 of this prospectus/proxy statement/information statement.

Representations and Warranties

The merger agreement contains generally customary representations and warranties made by McClatchy and Knight Ridder regarding aspects of their respective businesses. In particular, the assertions embodied in the representations and warranties contained in the merger agreement are qualified by information in confidential disclosure schedules provided by McClatchy and Knight Ridder to each other in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between McClatchy and Knight Ridder rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about McClatchy or Knight Ridder. In addition, certain representations and warranties are qualified by the likelihood of a material adverse effect. See the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 89 of this prospectus/proxy statement/information statement. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	absence of violation of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws and the certificates of incorporation, bylaws and similar organizational documents of subsidiaries;

•	ownership of significant subsidiary capital stock and the absence of certain restrictions or encumbrances with respect to the capital stock of any significant subsidiary;

•	capitalization;

•	corporate authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	governmental and regulatory approvals required to complete the merger;

•	absence of any conflict or violation of any applicable legal requirements, corporate charter and bylaws, of each of Knight Ridder and McClatchy and the charter, bylaws and similar organizational documents of their respective subsidiaries as a result of entering into and consummating the transactions contemplated by the merger agreement;

•	the effect of entering into and consummating the transactions contemplated by the merger agreement on material contracts;

•	filings and reports with the SEC;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws;

•	compliance with applicable environmental laws and regulations;

•	absence of any material adverse change in business from December 25, 2005 through March 12, 2006, the date of the merger agreement;

•	taxes;

•	absence of conduct that is reasonably likely to prevent the merger from qualifying as a reorganization;

•	intellectual property;

•	possession of and compliance with permits required for the operation of business;

•	litigation;

•	payment, if any, required to be made to brokers and agents on account of the merger;

•	transactions with affiliates;

•	employee benefit plans and labor relations;

•	absence of breaches of material contracts;

•	accuracy of information supplied in this prospectus/proxy statement/information statement and the related registration statement filed by McClatchy with the SEC;

•	approvals by the board of directors;

•	vote required for stockholder approvals;

•	the lack of foreign ownership of more than 20% of the capital stock of McClatchy or Knight Ridder; and

In addition, Knight Ridder made representations and warranties regarding:

•	the inapplicability of state takeover statutes to the merger;

•	real property matters; and

•	the taking of necessary action so that the transactions contemplated by the merger agreement, including the merger, will not result in the grant of any rights to any person to purchase shares of Series A Junior Participating preferred stock of Knight Ridder, pursuant to the terms of the Rights Agreement dated June 21, 1996, as amended, between Knight Ridder and Chase Mellon Stockholder Services, LLC, as rights agent.

In addition, McClatchy made representations and warranties regarding:

•	the sufficiency of cash on hand at the closing of the merger to pay the full aggregate amount of the cash consideration in the merger and to satisfy its obligations under the merger agreement;

•	that immediately after giving effect to the transactions contemplated by the merger agreement, McClatchy as the surviving corporation, including its subsidiaries, will not have incurred debts beyond its ability to pay such debts as they become due, the assets taken as a whole shall exceed its respective debts, and that it will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted; and

•	the lack of ownership of capital stock of Knight Ridder or rights to acquire such capital stock, and that there are no voting agreements with respect to Knight Ridder capital stock to which McClatchy or any of its subsidiaries is a party.

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to McClatchy’s and Knight Ridder’s obligations to complete the merger.

Covenants of Knight Ridder

Knight Ridder has agreed that, until completion of the merger or termination of the merger agreement, except as (1) contemplated by the merger agreement, (2) may be required by applicable law or (3) may be agreed to by McClatchy, it will, (a) conduct its and its subsidiaries’ business in the ordinary course of business and (b) that it and its subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers, licensors, licensees and others with which they have business dealings.

Under the merger agreement, Knight Ridder also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless McClatchy consents in writing (which consent may not be unreasonably withheld), Knight Ridder has agreed that, with certain exceptions, Knight Ridder will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock, except:

•	dividends and distributions paid or made by its directly or indirectly wholly owned subsidiaries in the ordinary course of business; and

•	Knight Ridder may continue to pay regular quarterly cash dividends on the Knight Ridder common stock consistent with past practice (not to exceed $0.37 per share per quarter);

•	adjust, split, combine or reclassify any of its capital stock;

•	subject to certain exceptions, (1) increase compensation or other benefits, (2) enter into any material employment, consulting, special retirement, change of control, separation, severance or retention agreement or (3) change the employment status, title or other material term or material condition of employment of any publisher or executive editor (except as contemplated by the merger agreement);

•	establish, adopt, enter into or amend any benefit plan, collective bargaining agreement, plan, trust, fund, or other policy or arrangement, except, in each case, as would not result in a material increase in cost to Knight Ridder;

•	entering into certain labor or employment arbitration awards or settlements;

•	subject to certain exceptions, bargain with any union representing any employees of Knight Ridder or its subsidiaries;

•	other than in the ordinary course of business consistent with past practice, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any benefit plan;

•	materially change its financial accounting policies or procedures, except as required by law;

•	materially amend its articles of incorporation or bylaws;

•	issue, sell, pledge, dispose of or otherwise encumber any shares of Knight Ridder capital stock or any rights, warrants or options to acquire such shares of capital stock, other than pursuant to (1) transactions among Knight Ridder and its wholly owned subsidiaries or among Knight Ridder’s wholly owned subsidiaries, (2) any exercise of Knight Ridder stock options and settlement of any Knight Ridder stock-based awards outstanding on March 12, 2006 and (3) shares of Knight Ridder common stock issued in the ordinary course of business pursuant to Knight Ridder’s 401(k) plan;

•	subject to certain exceptions, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•	subject to certain exceptions, incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties;

•	modify, amend, terminate or waive any rights in a manner adverse to Knight Ridder under (a) any contract containing any covenant limiting the right of Knight Ridder or its subsidiaries to engage in any material line of business or compete with any person in any material line of business; (b) any contract under which such modification, amendment, termination or waiver of any right would have a material adverse impact on the proposed divestitures (as discussed in the section entitled “The Merger Agreement—Proposed Divestitures” beginning on page 87 of this prospectus/proxy statement/information statement) or otherwise have material adverse effect on Knight Ridder; (c) any mortgages, indentures, financial guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than in the ordinary course of business or (d) any material settlement agreement which contains continuing material obligations of Knight Ridder or any of its subsidiaries;

•	enter into any material contracts other than in the ordinary course of business;

•	file or amend any tax return other than in the ordinary course of business, make or change any material tax election, or settle or compromise any material tax liability;

•	enter into any new line of business material to it and its subsidiaries, taken as a whole;

•	make any material investment either by purchase of equity interests or purchase of assets other than in the ordinary course of business;

•	subject to certain exceptions, settle any material claim, action or proceeding; and

•	agree, in writing or otherwise, to take any of the foregoing actions.

Covenants of McClatchy

McClatchy has agreed that, until completion of the merger or termination of the merger agreement, except as (1) contemplated by the merger agreement, (2) may be required by applicable law or (3) may be agreed to by Knight Ridder, it will, (a) conduct its and its subsidiaries’ business in, and such entities shall not take any action except in, the ordinary course of business and (b) that it and its subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers, licensors, licensees and others with which they have business dealings.

Under the merger agreement, McClatchy also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Knight Ridder consents in writing, McClatchy has agreed that, with certain exceptions, McClatchy will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock, except:

•	dividends and distributions paid or made by its directly or indirectly wholly owned subsidiaries in the ordinary course of business; and

•	McClatchy may continue to pay regular quarterly cash dividends on the McClatchy Class A common stock consistent with past practices;

•	adjust, split, combine or reclassify any of its capital stock;

•	materially change its financial accounting policies or procedures, except as required by law;

•	amend its articles of incorporation or bylaws;

•

issue, sell, pledge, dispose of or otherwise encumber any shares of McClatchy capital stock, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, other than pursuant to (i) any exercise of options to purchase shares of McClatchy Class A common stock and or other securities convertible into shares of McClatchy Class A common stock outstanding on March 12, 2006 or as may be granted after March 12, 2006 as permitted under the merger agreement (ii) any benefit plan of McClatchy, as it exists on March 12, 2006, (iii) the sale of shares of McClatchy Class A common stock pursuant to the exercise of options to purchase McClatchy Class A common stock if necessary to effectuate an optionee direction upon exercise or for withholding of taxes, and (iv) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with McClatchy’s customary schedule;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any rights, warrants or options to acquire any such shares, except for transactions among McClatchy and its wholly owned subsidiaries or among McClatchy’s wholly owned subsidiaries and except in the ordinary course of business consistent with past practice,

•	subject to certain exceptions, incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties;

•	take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to prevent, materially delay or materially impair the ability of McClatchy to consummate the merger; and

•	agree, in writing or otherwise, to take any of the foregoing actions.

Other Covenants

The merger agreement contains a number of other covenants by McClatchy and Knight Ridder, including:

•	Preparation of Registration Statement and Proxy Statement. McClatchy and Knight Ridder agreed to promptly prepare and file the proxy statement/prospectus/information statement included as part of this registration statement. Both parties also agreed to use reasonable best efforts to have the registration statement declared effective by the SEC as promptly as practicable.

•	Meeting of Knight Ridder Shareholders. Subject to the provisions of the merger agreement, Knight Ridder agreed to take all actions necessary to hold the Knight Ridder annual meeting to consider and vote upon the approval of the merger agreement and the merger.

•	McClatchy Stockholder Approval. McClatchy agreed to take all actions necessary to obtain the written consent of its stockholders to the approval of the merger agreement, the issuance of shares of McClatchy Class A common stock in the merger and the amendment to McClatchy’s restated certificate of incorporation immediately following the entry into the merger agreement which approval was obtained on March 12, 2006 and no further approval is required by McClatchy stockholders.

•	Treatment as a Reorganization. McClatchy and Knight Ridder have each agreed to use their reasonable best efforts to, and to cause their respective subsidiaries to, cause the merger to qualify as a reorganization within Section 368(a) of the Internal Revenue Code. McClatchy and Knight Ridder each agreed to use their reasonable best efforts to deliver tax representation letters as reasonably necessary or appropriate for their counsel to render opinions that the merger constitutes a “reorganization” within Section 368(a) of the Internal Revenue Code.

•	Access to Information. Subject to certain exceptions, each party has agreed to afford the other party’s officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, reasonable access during normal business hours to the properties, employees, contracts, commitments, books and records of such party and its subsidiaries and any report, schedule or other document filed or received by such party pursuant to the requirements of applicable laws, during the period prior to the effective time of the merger, subject to certain limitations.

•	Public Announcements. McClatchy and Knight Ridder have agreed to consult with one another before issuing any press release or otherwise making any public statements about the merger or related transactions, unless otherwise required by any applicable laws or regulations.

•	Stock Exchange Listing. McClatchy has agreed to cause the shares of its Class A common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the closing of the merger.

•	Affiliates. Knight Ridder has agreed to use reasonable best efforts to obtain a letter agreement from all Knight Ridder shareholders who, in the judgment of Knight Ridder, may be affiliates of Knight Ridder pursuant to which those stockholders would, among other things, agree not to transfer shares of McClatchy Class A common stock they receive pursuant to the merger in violation of the Securities Act and related rules and regulations.

•	Third Party Consents. McClatchy and Knight Ridder each agreed to use best efforts to obtain all necessary consents, approvals or waivers from third parties which are required to be obtained in connection with the consummation of the merger.

Indemnification and Insurance

The merger agreement requires McClatchy, for a period of six years after the completion of the merger, to honor the exculpation, indemnification and advancement of expenses provisions of Knight Ridder’s articles of incorporation and bylaws, and to maintain such provisions in the similar organization documents of Knight Ridder in effect immediately prior to the effective time of the merger or in any indemnification agreements of Knight Ridder or its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time of the merger. Further, McClatchy agreed that it shall not amend, repeal or otherwise modify any such provisions, or the exculpation, indemnification or advancement of expenses provisions of McClatchy’s certificate of incorporation and bylaws set in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of McClatchy or any of its subsidiaries. Further, McClatchy agreed to provide indemnity to the current and former directors of Knight Ridder and its subsidiaries in their capacities as such.

In addition, for a period of six years after the effective time of the merger, McClatchy shall also cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Knight Ridder and its subsidiaries with respect to matters arising on or before the effective time of the merger, or policies with terms and conditions that are no less favorable to the insured than those of Knight Ridder’s directors’ and officers’ insurance policy in effect as of March 12, 2006, subject to specified cost limitations.

Employee Benefits

The merger agreement provides that until December 31, 2006, McClatchy shall provide or cause to be provided to each active non-union employee of Knight Ridder compensation and benefits that are reasonably equivalent in the aggregate to the benefits that such employees participated in prior to the effective time of the Merger. Such covenant does not include (among other things) equity compensation, annual or other periodic cash incentive compensation, or payment upon separation from service. McClatchy also agreed to provide, between January 1, 2007 and December 31, 2007, each active non-union employee of Knight Ridder compensation and benefits that are reasonably equivalent in the aggregate to the benefits that such employees participated in prior to the effective time of the Merger or that are substantially equivalent in the aggregate to the compensation and benefits of similarly situated McClatchy employees. Such covenant also does not include (among other things) equity compensation, annual or other periodic cash incentive compensation, or payment upon separation from service. The covenant described herein does not extend to any employee who is employed by newspapers to be sold as described below in the section entitled “Proposed Divestitures” after the newspaper employing that employee is sold.

In addition, the merger agreement provides that McClatchy will honor a severance plan schedule for certain corporate officers and Knight Ridder Digital employees that provides for severance in amounts ranging from two weeks of base pay per year of service to a maximum of 52 weeks of base pay. Corporate officers and Knight Ridder Digital employees with the rank of director or above will receive a minimum of eight weeks of base pay. In addition, individuals receiving severance payments will receive up to six months of subsidized COBRA continuation coverage at the same rate as in effect for active employees.

Except with respect to accruals under defined benefit pension plans, McClatchy agreed that Knight Ridder employees will be credited with their service under Knight Ridder’s employee benefits plans for all McClatchy plans that they later participate in, except to the extent that it would result in a duplication of benefits.

The merger agreement provides that until December 31, 2006, McClatchy would continue Knight Ridder’s retiree welfare programs, including medical, prescription drugs and retiree life insurance programs, on terms and conditions substantially equivalent in duration, scope, value, participant cost, vesting and otherwise to those in effect as of the effective time with respect to all Knight Ridder employees and retirees who were receiving benefits under such programs at the effective time or were eligible immediately prior to the effective time to receive benefits. After December 31, 2006, McClatchy agreed to keep in place certain retiree welfare programs for individuals who retired prior to December 31, 1993.

In addition, Knight Ridder agreed that it would not communicate verbally or in writing to groups of Knight Ridder employees or retirees regarding the benefits that will be in place after the Effective Time, unless such communications are agreed to by McClatchy (such consent not to be unreasonably withheld).

Proposed Divestitures

As part of the merger, McClatchy intends to divest 12 Knight Ridder newspapers, mainly located in cities that do not fit McClatchy’s longstanding acquisition criteria, chiefly involving growing markets. The largest are The Philadelphia Inquirer and San Jose Mercury News. Others include Knight Ridder’s other Philadelphia paper, The Philadelphia Daily News; Akron Beacon Journal (OH); The Wilkes-Barre Times Leader (PA); Aberdeen American News (SD); Grand Forks Herald (ND); The Ft. Wayne News-Sentinel (IN); Contra Costa Times (CA); The Monterey County Herald (CA); and Duluth News Tribune (MN). The St. Paul Pioneer Press (MN) is to be sold due to anticipated antitrust concerns involving McClatchy’s (Minneapolis) Star Tribune.

Knight Ridder has agreed to provide, and cause its subsidiaries and employees to provide, McClatchy with reasonable cooperation in connection with the arrangement of potential sales of assets or properties (including those listed in the above-paragraph) after the consummation of the merger as may be reasonably requested by McClatchy and which would not unreasonably disrupt the operations of Knight Ridder or any of its subsidiaries or that could reasonably be expected to constitute a violation of applicable law.

McClatchy has agreed to require any acquiror of any business or asset of Knight Ridder or its subsidiaries disposed of within 12 months following the consummation of the merger and any acquiror of any business or asset of Knight Ridder or its subsidiaries constituting part of the proposed divestitures, to comply with its obligations with respect to retiree welfare programs and severance which are set forth in the merger agreement and summarized in the section entitled “The Merger Agreement—Employee Benefits” beginning on page 86 of this prospectus/proxy statement/information statement, or McClatchy shall satisfy such obligations itself.

On April 26, 2006, McClatchy and MediaNews Group, Inc. entered into a Stock and Asset Purchase Agreement. Pursuant to the terms and subject to the conditions set forth in the MediaNews purchase agreement and following the completion of the merger of Knight Ridder with and into McClatchy, McClatchy will sell to MediaNews the outstanding capital stock of certain entities and certain related assets used to conduct the business of operating the San Jose Mercury News, Contra Costa Times and certain associated publications for $736.8 million in cash and MediaNews will assume certain liabilities related to the entities and related assets purchased.

On April 26, 2006, McClatchy and The Hearst Corporation entered into a Stock and Asset Purchase Agreement. Pursuant to the terms and subject to the conditions set forth in the Hearst purchase agreement and following the completion of the merger of Knight Ridder with and into McClatchy, McClatchy will sell to Hearst the outstanding capital stock of certain entities and certain related assets used to conduct the business operating the Monterey (CA) Herald, the St. Paul Pioneer Press newspapers and certain associated publications for $263.2 million in cash and Hearst will assume certain liabilities related to the entities and related assets purchased.

The completion of these sales is subject to various conditions, including, among other things, the consummation of the merger of Knight Ridder with and into McClatchy, the expiration or termination of the applicable Hart-Scott-Rodino waiting period with respect to the sales and completion of both of the sales on the same day.

Board of Directors of McClatchy Following the Merger

The McClatchy board of directors agreed to take all actions necessary such that, immediately following completion of the merger, two directors of Knight Ridder acceptable to McClatchy shall become members of the McClatchy board.

Regulatory Approvals; Antitrust Matters; Best Efforts to Obtain Regulatory Approvals

McClatchy and Knight Ridder each agreed to coordinate and cooperate with one another and use best efforts to comply with, and refrain from actions that would impede compliance with, applicable laws, regulations and any other requirements of any governmental entity. McClatchy and Knight Ridder also agreed, to make promptly all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, including those filings or submissions required under the Hart-Scott-Rodino Act, as well as any other comparable merger notification or control laws of any applicable jurisdiction, as agreed by the parties.

Conditions to Completion of the Merger

The respective obligations of McClatchy and Knight Ridder to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, by all parties, of each of the following conditions before completion of the merger:

•	the merger agreement and the merger shall have been duly approved by the shareholders of Knight Ridder;

•	the stockholders of McClatchy shall have (1) adopted the merger agreement and approved the merger, (2) approved the issuance of shares of McClatchy Class A common stock and (3) approved the amendment to McClatchy’s certificate of incorporation, which approval was obtained on March 12, 2006, pursuant to an action by written consent;

•	no law, regulation, injunction or order has been enacted or issued by a governmental entity of competent jurisdiction which is in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	the SEC shall have declared McClatchy’s registration statement, of which this prospectus/proxy statement/information statement is a part, effective, and no stop order suspending its effectiveness shall have been issued and no proceedings for suspension of the registration statement’s effectiveness, shall have been initiated;

•	all waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the merger and the other transactions contemplated by the merger agreement shall have expired or terminated early;

•	any other approvals required to be obtained by Knight Ridder for the consummation of the merger agreement, shall have been obtained, except where such failure would not have, individually or in the aggregate, a material adverse effect on McClatchy or Knight Ridder;

•	McClatchy and Knight Ridder shall have each received from their respective tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the shares of McClatchy Class A common stock to be issued pursuant to the merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

In addition, individually, the respective obligations of McClatchy and Knight Ridder to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party which are qualified by a material adverse effect shall be true and correct in all respects as so qualified as of March 12, 2006 and at and as of the date the merger is completed as though made at and as of the date the merger is completed, except to the extent the representations and warranties of the other party address matters only as of a particular date, then they must be true and correct as of that date;

•	the representations and warranties of the other party which are not qualified by a material adverse effect shall be true and correct at and as of March 12, 2006 and at and as of the date the merger is completed as though made at and as of the date the merger is completed; except for such failures to be true and correct as would not have, in the aggregate, a material adverse effect on such party (except for certain representations regarding such party’s capitalization, which shall be true and correct in all material respects), except to the extent the representations and warranties of the other party address matters only as of a particular date, then they must be true and correct as of that date; and

•	the other party has in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to completion of the merger.

Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either McClatchy or Knight Ridder is defined to mean any facts, circumstances, events or changes that are, or would reasonably be expected to become, materially adverse to the business, financial condition or continuing operations of the company and its subsidiaries, taken as a whole. However, under the terms of the merger agreement, a material adverse effect does not include the following facts, circumstances, events or changes:

•	generally affecting the newspaper industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism);

•	resulting from the announcement or the existence of, or compliance with, the merger agreement or the transactions contemplated thereby, including the effect of the announcement of, or the existence of the plan to make, the proposed divestitures (see the section entitled “The Merger Agreement—Proposed Divestitures” beginning on page 87 of this prospectus/proxy statement/information statement); provided that this exception generally does not apply to representations and warranties with respect to the absence of conflicts with applicable organizational documents and material contracts;

•	resulting from any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated thereby; or

•	resulting from changes in applicable law, GAAP or accounting standards.

No Solicitation of Alternative Transaction by Knight Ridder

Subject to certain exceptions described below, Knight Ridder has agreed that it and its subsidiaries will not directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any alternative proposal (as defined below);

•	participate in any negotiations regarding an alternative proposal with, or furnish any nonpublic information regarding an alternative proposal to, any person that has made or, to Knight Ridder’s knowledge, is considering making an alternative proposal;

•	engage in discussions regarding an alternative proposal with any person that has made or, to Knight Ridder’s knowledge, is considering making an alternative proposal, except to notify such person as to the existence of these no solicitation provisions;

•	approve, endorse or recommend any alternative proposal; or

•	enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for certain confidentiality agreements as discussed below).

However, prior to the approval of the merger agreement by Knight Ridder’s shareholders, Knight Ridder may consider and participate in discussions with respect to an alterative proposal which constitutes a superior proposal (as defined below) or which the Knight Ridder board of directors determines in good faith is reasonably expected to result in a superior proposal, then Knight Ridder may take the following actions:

•	furnish nonpublic information to the third party making such alternative proposal, if, and only if, prior to so furnishing such information, Knight Ridder receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of Knight Ridder’s confidentiality agreement with McClatchy; and

•	engage in discussions or negotiations with the third party with respect to the alternative proposal.

Knight Ridder has agreed to provide notice to McClatchy upon receipt of any alternative proposal or any request for nonpublic information which it reasonably believes would lead to an alternative proposal, and shall provide McClatchy with the material terms of such alternative proposal, or of such request or inquiry and shall provide McClatchy with such reasonable information as is reasonably necessary to keep McClatchy reasonably informed with respect to any material current developments regarding any such alternative proposal, or regarding any such request or inquiry.

Knight Ridder may, at any time prior to approval of the merger and the merger agreement by the Knight Ridder shareholders, withdraw, modify or qualify its recommendation to its shareholders regarding the merger and the merger agreement if:

•	the Knight Ridder board of directors has concluded in good faith, after consultation with its outside legal and, in some cases, financial advisors, that the failure of the board of directors to effect a change of its recommendation would be reasonably likely to result in a breach of the directors’ fiduciary obligations to Knight Ridder shareholders under applicable law; and

•	Knight Ridder shall send McClatchy written notice of its intention to effect a change of recommendation at least three business days prior to effecting such a change of recommendation.

As used in the merger agreement, “alternative proposal” means any bona fide proposal or offer made by any person (other than a proposal or offer by McClatchy or any of its subsidiaries) for:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Knight Ridder;

•	the acquisition by any person of 15% or more of the assets of Knight Ridder, and its subsidiaries, taken as a whole; or

•	the acquisition by any person of 15% or more of the outstanding shares of any class of capital stock of Knight Ridder, or 15% or more of the voting power represented by the outstanding voting securities of Knight Ridder.

As used in the merger agreement, “superior proposal” means an unsolicited bona fide written offer made by a third party to acquire all or substantially all of the assets of Knight Ridder and its subsidiaries as a whole or at least a majority of the total outstanding voting securities of Knight Ridder on terms that the Knight Ridder board of directors determines in good faith, after consultation with Knight Ridder financial and legal advisors, and considering such factors as the Knight Ridder board of directors considers to be appropriate (including the timing, ability to finance and likelihood of consummation of such proposal), are more favorable to Knight Ridder and its shareholders than the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after approval of the merger agreement and the merger by Knight Ridder shareholders:

•	by mutual written consent of McClatchy and Knight Ridder;

•	by McClatchy or Knight Ridder if the merger is not completed by an “end date” of September 30, 2006 (which may be extended until a date not later than December 31, 2006 at the option of either McClatchy or Knight Ridder so long as certain other conditions contained in the merger agreement have been satisfied or waived), except that this right to terminate the merger agreement is not available to any party who has breached in any material respect its obligations under the merger agreement in any manner that shall have proximately caused the failure of the merger to occur on or before that date;

•	by McClatchy or Knight Ridder, if there is an injunction permanently restraining, enjoining or otherwise prohibiting completion of the merger which is final and non-appealable, provided that the party seeking to terminate the merger agreement shall have used its best efforts to remove such injunction;

•	by McClatchy or Knight Ridder if the proposal for the approval of the merger agreement and the merger fails to receive the requisite affirmative vote at the Knight Ridder annual meeting or at any adjournment of that meeting;

•	by McClatchy or Knight Ridder if the other party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would constitute the failure of a condition to closing and cannot be cured by the “end date” discussed above, provided that such party shall have given the other party written notice, delivered at least thirty days prior to such termination, notifying such party of such breach or failure to perform;

•	by McClatchy, if, prior to approval by the Knight Ridder shareholders of the merger and the merger agreement, Knight Ridder has (1) failed to recommend that its stockholders approve the merger and the merger agreement in the prospectus/proxy statement/information statement, (2) changed its recommendation to the Knight Ridder shareholders in a manner adverse to McClatchy or (3) approved or recommended any alternative proposal in connection with an alternative proposal; and

•	by Knight Ridder, if prior to approval by the Knight Ridder shareholders of the merger and the merger agreement, Knight Ridder has changed its recommendation to the Knight Ridder shareholders in a manner adverse to McClatchy in compliance with the terms of the merger agreement.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither McClatchy nor Knight Ridder will have any liability under the merger agreement, except that:

•	both McClatchy and Knight Ridder will remain liable for intentional breach of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the termination fee described below and the confidential treatment of information, will survive termination.

Payment of Termination Fee

Under the terms of the merger agreement, Knight Ridder must pay a termination fee of $171.9 million in cash to McClatchy in the following circumstances:

1. (a) prior to the termination of the merger agreement, any alternative proposal (substituting 20% for the 15% thresholds set forth in the definition of “alternative proposal”; provided, that any proposals for the acquisition of any of the proposed divestitures shall not be included in the calculation of such 20% threshold with respect to assets of Knight Ridder and its subsidiaries) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Knight Ridder annual meeting;

(b) the merger agreement is terminated by McClatchy or Knight Ridder because the Knight Ridder shareholders failed to approve the merger and the merger agreement at the Knight Ridder annual meeting; and

(c) concurrently with or within nine months after such termination, a transaction the proposal of which would constitute an alternative proposal (substituting 50% for the 15% thresholds set forth in the definition of “alternative proposal”) defined in the merger agreement as a “qualifying transaction” shall have occurred or any definitive agreement providing for a qualifying transaction shall have been entered into; or

2. the merger agreement is terminated by Knight Ridder prior to approval by the Knight Ridder shareholders of the merger and the merger agreement, because Knight Ridder changed its recommendation to its shareholders regarding the merger and the merger agreement in compliance with the provisions set forth in the merger agreement; or

3. the merger agreement is terminated by McClatchy prior to approval by the Knight Ridder shareholders of the merger and the merger agreement, because Knight Ridder failed to recommend to its shareholders the approval of the merger and the merger agreement in this prospectus/proxy statement/information statement or changed its recommendation to the Knight Ridder shareholders in a manner adverse to McClatchy or shall have approved or recommended any alternative acquisition proposal.

Such payment is to be made, in the case of termination by Knight Ridder as described in (2) above, concurrently with such termination, or in the case of termination by McClatchy as described in (3) above, two business days after the date of such termination, or, otherwise, upon the earlier of (i) the consummation of such qualifying transaction and (ii) Knight Ridder’s entry into a definitive agreement providing for a qualifying transaction.

Knight Ridder shall not be required to pay the termination fee on more than one occasion. Payment of a termination fee is not in lieu of damages incurred in the event of an intentional breach of the merger agreement. If McClatchy has to make a claim against Knight Ridder to obtain payment of the termination fee and such claim results in a judgment against Knight Ridder, then Knight Ridder will also have to pay McClatchy’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, in connection with the suit together with interest on the unpaid termination fee.

Fees and Expenses

In general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this prospectus/proxy statement/information statement and all fees paid in respect of any Hart-Scott-Rodino or other regulatory filing shall be borne by McClatchy.

Amendment and Waiver of the Merger Agreement

We may amend or waive any provision of the merger agreement at any time prior to the completion of the merger; however, after any approval of the merger agreement by the Knight Ridder and McClatchy stockholders, there may not be, without further approval of the stockholders, any amendment or waiver of the merger agreement that shall by applicable law require the approval of the McClatchy or Knight Ridder shareholders, and the effectiveness of such amendment or waiver shall be subject to such approval.

Dissenting Shares

No dissenters’ or appraisal rights are available with respect to shares of capital stock of Knight Ridder or shares of McClatchy Class A common stock in connection with the merger. Shares of McClatchy Class B common stock who did not act, by written consent, to adopt the merger agreement are entitled to appraisal rights pursuant to Section 262(b) of the Delaware General Corporation Law. Any shares of McClatchy Class B common stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Section 262 of the Delaware General Corporation Law will, from and after the consummation of the merger, no longer be entitled to be voted for any purpose or to receive payment of dividends or other distributions under (except dividends or other distributions payable to stockholders of record as of a date which is prior to the consummation of the merger) and the holder of those shares will only be entitled to appraisal rights under the Delaware General Corporation Law. However, if any holder of dissenting shares effectively withdraws or loses appraisal rights under the Delaware General Corporation Law, then that holder’s shares will represent shares of Class B common stock of McClatchy as the surviving corporation in the merger. Failure to take any of the steps required under Section 262(b) of the Delaware General Corporation Law on a timely basis may result in a loss of those appraisal rights. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex E.

RECOMMENDATION

The Knight Ridder board of directors recommends that shareholders vote FOR the approval of the merger agreement and the merger.

PROPOSAL 2: ADJOURNMENT

OF THE ANNUAL MEETING

Knight Ridder is asking its shareholders to vote on a proposal to adjourn or postpone the 2006 Annual Meeting of Shareholders of Knight Ridder, if necessary, to permit the solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the merger agreement and the merger with McClatchy.

The Knight Ridder board of directors recommends that shareholders vote FOR the approval of the adjournment proposal.

PROPOSAL 3: ELECTION OF DIRECTORS

How is the board structured?

Knight Ridder’s board of directors is divided into three classes, generally serving staggered three-year terms so that the term of one class expires at each annual meeting. Knight Ridder’s board of directors currently consists of ten directors. Three directors will be elected at this year’s annual meeting for three-year terms expiring in 2009 until their successors are elected and qualified, or until his or her earlier death, resignation or removal. The other seven directors who were elected at prior annual meetings will continue to serve for their respective terms.

Who is nominated to stand for election?

The following individuals, each of whom is a current director of the Knight Ridder, have been nominated to stand for election at the 2006 annual meeting for three-year terms expiring in 2009: Ronald D. Mc Cray, Patricia Mitchell and M. Kenneth Oshman. The principal occupation and certain other information about each of the nominees, as well as the continuing directors, including each director’s age as of April 14, 2006, are set forth on the following pages.

Kidder Ridder has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling for any reason to serve, proxies may be voted for another person nominated as a substitute by the Knight Ridder board of directors, or the board of directors may reduce the number of directors.

The board of directors recommends that shareholders vote FOR each of the following nominees.

Knight Ridder Director Nominees for Election for a Three-Year Term Expiring in 2009

RONALD D. MC CRAY, age 49              Director since 2003

Senior Vice President—Law and Government Affairs

Kimberly-Clark Corporation

Mr. Mc Cray has served as Senior Vice President—Law and Government Affairs of Kimberly-Clark Corporation, a global health and hygiene company which produces tissue, personal care and health care products, since November 2004 and Senior Vice President—Law and Government Affairs from 2003 to November 2004. He is responsible for global strategic, legal management, corporate governance and internal audit matters. Mr. Mc Cray has held a variety of positions with Kimberly-Clark since 1987, including Vice President/Associate General Counsel and Secretary from 2001 to 2003, Vice President/Chief Counsel and Secretary from 1999 to 2001, Vice President and Chief Counsel (Latin American and Neenah Operations) from 1996 to 2001. He is also a member of the Council on Foreign Relations.

PATRICIA MITCHELL, age 63              Director since 2002

President and Chief Executive Officer

The Museum of Television and Radio

Ms. Mitchell has served as the President and Chief Executive Officer of the Museum of Television and Radio since March 2006, and previously served as the President and Chief Executive Officer of the Public Broadcasting Service from 2000 to 2006. Prior to that she served as President of CNN Productions and Time Inc. Television at Time Warner from 1992 to 2000. Ms. Mitchell serves as a director of Bank of America Corporation and is a member of the Board of Trustees of the Sundance Institute and the Women’s Leadership Advisory Council of the Kennedy School of Government.

M. KENNETH OSHMAN, age 65              Director since 1996

Chairman and Chief Executive Officer

Echelon Corporation

Since 1989, Mr. Oshman has served as Chairman and Chief Executive Office of Echelon Corporation, a networking company providing hardware and software products that enable everyday devices to connect to each other and the Internet. Mr. Oshman co-founded Rolm Corporation in 1969 and served as Chief Executive Officer, President and Director until Rolm’s merger with IBM in 1984. From 1984 to 1986, Mr. Oshman served as a Vice President of IBM. He is also a director of Sun Microsystems, Inc.

Knight Ridder Directors Continuing in Office Until 2007

KATHLEEN FOLEY FELDSTEIN, age 65              Director since 1998

President

Economics Studies, Inc.

Ms. Feldstein has served as President of Economics Studies, Inc., a private consulting firm, since 1987. She serves as a director of BellSouth Corporation and BlackRock Closed End Mutual Funds. She is also a Trustee of the Committee for Economic Development, the Museum of Fine Arts, Boston and McLean Hospital.

THOMAS P. GERRITY, age 64              Director since 1998

Professor of Management

The Wharton School

Mr. Gerrity has served as Professor of Management at the Wharton School of the University of Pennsylvania since 1990 and served as Dean from 1990 to 1999. Mr. Gerrity serves as a director of CVS Corporation, Fannie Mae, Sunoco, Hercules Incorporated and Internet Capital Group, Inc.

GONZALO F. VALDES-FAULI, age 59              Director since 1992

Retired Vice-Chairman

Barclays Capital

Mr. Valdes-Fauli is a retired Vice-Chairman of Barclays Capital, the investment banking division of Barclays Bank, London, England. Mr. Valdes-Fauli served as a member of the management committee of Barclays Capital from 1988 to 2001. He was Group Chief Executive of Barclays Bank Latin America from 1988 to 2001. He is a director of Blue Cross/Blue Shield of Florida, director of Gildan Activewear, Inc., Chairman of the Board of Directors of Broadspan Capital, LLC and Chairman of Banco Republic, Dominican Republic. Mr. Valdes-Fauli is a Trustee of the University of Miami.

Knight Ridder Directors Continuing in Office Until 2008

MARK A. ERNST, age 47              Director since 2004

Chairman, President & Chief Executive Officer

H&R Block, Inc.

Mr. Ernst has served as Chairman of the Board of Directors of H&R Block, Inc., a provider of tax preparation, mortgage services and financial products and services, since 2002, Chief Executive Officer since 2001, President since 1999, Chief Operating Officer from September 1998 through December 2000 and Executive Vice President from September 1998 until September 1999. Prior to joining H&R Block, Inc. Mr. Ernst served as a senior executive with American Express Company. Mr. Ernst is a director of Great Plains Energy Incorporated and a member of the board of directors of numerous civic organizations.

VASANT PRABHU, age 46              Director since 2003

Executive Vice President and Chief Financial Officer

Starwood Hotels & Resorts Worldwide, Inc.

Mr. Prabhu has served as Executive Vice President and Chief Financial Officer of Starwood Hotels & Resorts Worldwide, Inc., a hotel and leisure company, since January 2004. Previously, Mr. Prabhu served as Executive Vice President/Chief Financial Officer and President/E-Commerce of Safeway, Inc. from 2000 through December 2003, President/Information and Media Group at McGraw-Hill Companies from 1998 to 2000, and in various finance roles at PepsiCo, Inc. from 1992 to 1998.

P. ANTHONY RIDDER, age 65              Director since 1987

Chairman of the Board and Chief Executive Officer

Knight-Ridder, Inc.

Mr. Ridder has served as Chairman and Chief Executive Officer of Knight Ridder since 1995, as President of the Company from 1989 to 1995, and as President of the Newspaper Division of the Company from 1986 to 1995. Mr. Ridder joined the San Jose Mercury News in 1964 and served as Publisher from 1977 to 1986.

JOHN E. WARNOCK, age 65              Director since 2001

Co-Chairman

Adobe Systems, Inc.

Mr. Warnock is a founder of Adobe Systems, Inc., a developer of software solutions for network publishing, and has served as Chairman from 1989 to 1997 and as Co-Chairman since 1997. Mr. Warnock served as Chief Executive Officer of Adobe Systems, Inc. from 1982 through December 2000 and Chief Technical Officer from December 2000 to March 2001. Mr. Warnock is a director of Salon Media Group, Inc. and a member of the Board of Trustees of the American Film Institute and Folger Shakespeare Library.

Corporate Governance at Knight Ridder

The Knight Ridder board of directors is responsible for overseeing Knight Ridder’s affairs for the benefit of its shareholders. The principal functions of the board and its committees are to:

•	Review and approve specific corporate actions as required by law and by applicable stock exchanges and/or trading systems on which Knight Ridder’s shares are listed or traded;

•	Select, regularly evaluate and, as necessary, replace the chief executive officer; determine senior management compensation; and review executive succession planning;

•	Review and, where appropriate, approve major strategies, financial objectives and other plans of Knight Ridder;

•	Advise management on specific issues facing Knight Ridder;

•	Oversee processes for evaluating the adequacy of internal controls, risk management, financial reporting and compliance, and satisfy itself as to the adequacy of such processes; and

•	Nominate directors and ensure that the structure and practices of the board provide for sound corporate governance.

The principal functions of the board and its committees are more fully described in the corporate governance guidelines adopted by Knight Ridder’s board. Knight Ridder has also adopted a written code of business ethics that applies to all its employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and all other officers. Any amendments to, or waivers of, this code of ethics will be disclosed on Knight Ridder’s website promptly following the date of such amendment or waiver. Both the corporate governance guidelines and the code of business ethics are available on Knight Ridder’s website at www.kri.com on the “Corporate Governance” page, under the Investor Information section. You may also obtain a copy of the corporate governance guidelines or the code of business ethics without charge by writing to: Knight Ridder, 50 West San Fernando Street, Suite 1500, San Jose, CA 95113, Attn: Corporate Secretary.

Director Independence

Currently, the Knight Ridder board of directors consists of ten members, nine of whom the board has determined are “independent” under the rules of the NYSE and Knight Ridder’s corporate governance guidelines. Mr. Ridder, Knight Ridder’s Chairman and Chief Executive Officer, is the only non-independent director on the board. Under the NYSE rules, a director is considered “independent” if the board affirmatively determines that he or she has no material relationship with Knight Ridder, either directly or as a partner, shareholder or officer of an organization that has a relationship with Knight Ridder. The NYSE rules permit the adoption of, and the board has adopted, categorical standards to assist it in making determinations of independence. Under these standards, the board has determined a director will not be considered independent if any of the following standards apply:

•	he or she is, or has been, an employee of Knight Ridder or an affiliate of Knight Ridder during the last three years;

•	he or she receives, or has received, any direct compensation from Knight Ridder or from an affiliate of Knight Ridder, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during the last three years;

•	he or she is, or has been, affiliated with or employed in a professional capacity by the present or former internal or external auditor of Knight Ridder during the last three years;

•	he or she is, or has been, employed as an executive officer of another company where any of Knight Ridder’s present executives serve or have served on that other company’s compensation committee during the last three years;

•	he or she is an executive officer or an employee of a company that makes payments to, or receives payments from, Knight Ridder for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues during the last three years; and

•	he or she has any immediate family members who (i) serve or have served as an executive officer of Knight Ridder or an affiliate of Knight Ridder during the last three years, (ii) receive or have received direct compensation of more than $100,000 per year from the Company or an affiliate of Knight Ridder during the last three years or (iii) satisfy the criteria set forth in the third through fifth bullet points above.

Executive Sessions of the Board

On a regular basis, including annually when it reviews Mr. Ridder’s performance, the non-management board members meet in executive session without Mr. Ridder or other members of management. Although the board does not formally designate a presiding director for such executive sessions, the non-management board members may designate a director to chair the meeting whenever they believe that would be useful. Absent such a designation, the chairs of each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee rotate as the presiding director of such meetings. Interested parties may provide their concerns to Knight Ridder’s non-management directors by writing to the Presiding Director, care of the Corporate Secretary, Knight Ridder, 50 West San Fernando Street, Suite 1500, San Jose, CA 95113. The Corporate Secretary will forward all such correspondence to each of the non-management board members.

Board Committees and Attendance

Each director is expected to attend all meetings of the board and all meetings of board committees of which the director is a member. Directors are also expected to attend Knight Ridder’s Annual Meeting. In 2005, all of Knight Ridder’s directors attended the Annual Meeting. During fiscal year 2005, the board of directors met seven times and the committees of the board held a total of 13 meetings. Each of the nominees for election at the Annual Meeting and each of the continuing directors attended at least 75% of the meetings of the board and of the committees of the board on which he or she served.

The board currently has five active standing committees: Audit, Compensation, Nominating and Corporate Governance, Environmental Affairs and Executive. All of these committees are comprised of non-employee directors who are “independent” in accordance with the NYSE’s listing standards except for the Environmental Affairs and Executive Committees on which Mr. Ridder, Knight Ridder’s Chairman and Chief Executive Officer, serves. The Audit, Compensation and Nominating and Corporate Governance Committees operate under written charters which are available on Knight Ridder’s website at www.kri.com on the “Corporate Governance” page, under the Investor Information section. You may also obtain a copy of the corporate governance guidelines without charge by writing to: Knight Ridder, 50 West San Fernando Street, Suite 1500, San Jose, CA 95113, Attn: Corporate Secretary. Below is a brief description of each committee.

Knight Ridder Audit Committee

Members	Principal Functions	Meetings in 2005
Gonzalo Valdes-Fauli, Chair Mark A. Ernst Kathleen Foley Feldstein Vasant Prabhu

•      Ensures that Knight Ridder conducts its business in conformance with appropriate legal and regulatory standards and requirements.

•      Annually selects, appoints, evaluates, determines the compensation of, and retains the independent auditors, reviews the services to be performed by the independent auditors and the terms of their engagement, exercises oversight of their activities and, where appropriate, terminates and/or replaces the independent auditors.

•      Reviews with management and the independent auditors Knight Ridder’s quarterly and annual periodic reports and other financial disclosures such as earnings releases.

•      Reviews the results of each external audit and considers the adequacy of Knight Ridder’s internal controls.

•      Determines the duties and responsibilities of the internal auditors, reviews the internal audit program, and oversees other activities of the internal auditing staff.

•      Prepares a report to shareholders included in Knight Ridder’s annual proxy statement.

7*

*	Management and the independent auditors also met with the Audit Committee chair 4 times in 2005 to review earnings releases.

The board has determined that each member of the Audit Committee is “independent” and “financially literate” in accordance with the listing standards of the NYSE, and, in accordance with SEC and NYSE requirements, meets additional independence standards applicable to audit committee members. In addition, the board has determined that Messrs. Ernst and Prabhu are “audit committee financial experts” as defined under SEC rules.

Knight Ridder Compensation Committee

Members	Principal Functions	Meetings in 2005
M. Kenneth Oshman, Chair Thomas P. Gerrity Patricia Mitchell Vasant Prabhu Gonzalo Valdes-Fauli

•      Administers Knight Ridder’s incentive compensation plans and its stock option plans, including the review and grant of stock options to all eligible employees and directors.

•      Reviews and approves corporate goals and objectives relevant to Mr. Ridder’s compensation, evaluates his performance, and together with the other independent directors, determines and approves Mr. Ridder’s compensation.

•      After receiving input from the chief executive officer, makes recommendations to the board regarding non-chief executive officer compensation, incentive compensation plans and equity-based plans.

•      Oversees the selection of the chief executive officer and recommends to the board the process by which a new chief executive officer is selected.

•      Prepares a report to shareholders included in Knight Ridder’s annual proxy statement.

5

Knight Ridder Nominating and Corporate Governance Committee

Members	Principal Functions	Meetings in 2005
Kathleen Foley Feldstein, Chair Thomas P. Gerrity Ronald D. Mc Cray M. Kenneth Oshman John Warnock	• Makes recommendations to the board regarding the size and composition of the board. • Establishes procedures for the nomination process and recommends candidates for election to the board. • Makes committee assignments and selects committee chairs. • Reviews and reports to the board on corporate governance matters. • Reviews and makes recommendations to the board regarding non-employee director compensation (including equity plans). • Oversees the evaluation of the board and management.	1

In accordance with its charter, when a vacancy exists on the board, the Nominating and Corporate Governance Committee identifies and evaluates potential director candidates and recommends to the board individuals to fill such vacancy either through appointment by the board or through election by shareholders. The Nominating and Corporate Governance Committee considers recommendations of management, shareholders and others. The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any consultants or search firms used to identify director candidates.

When evaluating a potential director candidate, the Nominating and Corporate Governance Committee considers such criteria as it deems appropriate, including a candidate’s judgment, skill, diversity, experience with businesses and other organizations of comparable nature or size, and the interplay of a candidate’s experience with the experience of other Board members. This evaluation process is the same for nominees submitted by our shareholders. The Nominating and Corporate Governance Committee did not receive any recommendations from shareholders proposing candidates for election at the 2006 annual meeting.

Knight Ridder Environmental Affairs Committee

Members	Principal Functions	Meetings in 2005
Patricia D. Mitchell, Chair Ronald D. Mc Cray P. Anthony Ridder John Warnock	• Oversees the policies of Knight Ridder designed to carry out Knight Ridder’s commitment to preserving the natural environment of the communities it serves and the safety of its workplaces.	1

Executive Committee

Members	Principal Functions	Meetings in 2005
P. Anthony Ridder, Chair Kathleen Foley Feldstein M. Kenneth Oshman	• When the board is not in session, the Executive Committee may exercise all powers of the board delegated to it, except certain actions specified in Knight Ridder’s bylaws, a copy of which is available on Knight Ridder’s website at www.kri.com.	0

Director Compensation

Director compensation is established in accordance with Knight Ridder’s Compensation Plan for Non-employee Directors. Knight Ridder’s board of directors adopted the director plan effective July 1, 1997. Only non-employee directors are eligible to receive awards under the director plan. As described below, the director plan provides that non-employee directors receive the following compensation: (1) an annual retainer fee payable one half in Knight Ridder common stock and one half in cash or stock, at the director’s election; (2) board and committee meeting attendance fees; (3) an annual stock option grant; and (4) in certain cases, retirement benefits.

Currently, non-employee directors receive an annual retainer of $60,000. Half of this retainer is paid in Knight Ridder’s common stock, and a director may choose to receive the balance in cash or stock. The annual retainer fee is paid in equal quarterly installments. Employee directors do not receive any compensation for serving as a member of Knight Ridder’s board of directors.

Non-employee directors receive a fee of $1,500 for each board meeting and meeting of shareholders and $1,000 for each committee meeting attended except for Audit Committee members who receive $1,500 per meeting. Each non-employee director who chairs a committee receives the following annual fee: Audit Committee $10,000; Compensation Committee $8,000; Nominating and Corporate Governance Committee $8,000; and Environmental Affairs Committee $5,000. Knight Ridder also reimburses directors for travel and other expenses incurred in attending meetings.

Each December, each non-employee director is granted an option to purchase 5,000 shares of Knight Ridder’s common stock at the fair market value of Knight Ridder’s common stock on the date the option is granted. Options have a term of ten years and vest in equal annual installments over a three-year period from the date of grant. Vested options may be exercised: (1) while serving as a director; (2) within five years after termination of service due to disability or retirement; (3) the earlier of three years after death or five years after termination of service if a director dies while serving on the board; or (4) within three months after an optionee ceases to be a director for any other reason. Payment is required upon exercise of an option and may be made in cash or by delivery to Knight Ridder of shares of Knight Ridder’s common stock or a combination of cash and shares.

In accordance with the director plan, directors who met the following eligibility requirements when they retired from the board receive an annual lifetime benefit commencing upon retirement from the board if: (i) they were never employed by Knight Ridder; (ii) were age 65 or older on July 1, 1996; and (iii) had at least five years of service (or, if disabled, following at least two years of service) when they retired from the board. The benefit ranges from 50% of the annual retainer fee for directors who retired after five years of service to 100% of the annual retainer fee for directors who retired with ten or more years of service. None of Knight Ridder’s current non-employee directors are eligible for this retirement benefit.

Compensation Committee Interlocks and Insider Participation

During 2005, the Knight Ridder Compensation Committee was comprised of the following five non-employee directors: M. Kenneth Oshman, Chair, Thomas P. Gerrity, Patricia Mitchell, Vasant Prabhu and Gonzalo Valdes-Fauli. No member of the Compensation Committee served as an officer or employee of Knight Ridder or any of its subsidiaries during 2005. In addition, during 2005, no executive officer of Knight Ridder served as a director or as a member of the compensation committee of a company which employs a director of Knight Ridder.

Certain Relationships and Related Transactions

From time to time, Knight Ridder and its subsidiaries engage in transactions with companies where one of Knight Ridder’s executive officers or directors or a member of his or her immediate family has a direct or indirect interest. All of these transactions, including those described below, are in the ordinary course of business and at competitive rates and prices.

Mark Ernst, a director of Knight Ridder, is Chairman, President and Chief Executive Officer H&R Block, and Vasant Prabhu, a director of Knight Ridder, is Executive Vice President/Chief Financial Officer of Starwood Hotels & Resorts Worldwide, Inc., each of which purchases advertising from certain of Knight Ridder’s newspapers.

Gonzalo F. Valdes-Fauli, a director of Knight Ridder, is a former Vice-Chairman of Barclays Capital and former Group Chief Executive Officer of Barclays Bank, Latin America, an affiliate of Barclays Bank plc, which provides certain pension management services to Knight Ridder.

Peter B. Ridder, President and Publisher of The Charlotte Observer, is a brother of Knight Ridder’s Chairman and Chief Executive Officer, P. Anthony Ridder, and Par Ridder, President and Publisher of the St. Paul Pioneer Press, is the son of P. Anthony Ridder. In 2005, Peter B. Ridder and Par Ridder received aggregate compensation of $540,465 and $429,196, respectively.

In November 2005, at Knight Ridder’s request, Peter Ridder postponed his announced December 31, 2005 retirement and continued his role as Chairman and Publisher of The Charlotte Observer until the close of any strategic transaction that may take place in 2006. Mr. Ridder’s agreement with Knight Ridder provides that he will receive a lump-sum cash payment equal to 50% of his annual base salary. Payment will be made at the date of the close of a strategic transaction or at the time the Board of Directors decides to no longer pursue a strategic transaction.

In November 2005, Knight Ridder and Par Ridder entered into an agreement similar to that of similarly situated publishers with Knight Ridder that would provide Mr. Ridder a separation package if a change in control of the company occurs and Mr. Ridder is terminated from employment within 18 months of the change in control. The separation package would be payable only if both events take place and would consist of a lump-sum payment equal to two times his annual base salary of $306,800 and two times his target annual incentive award (which is calculated as 50% of base pay).

PROPOSAL 4: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Knight Ridder board has selected Ernst & Young LLP, an Independent Registered Public Accounting Firm, to examine the books and accounts of Knight Ridder for the year 2006, and Knight Ridder is asking its shareholders to ratify its selection. Ernst & Young has served as the Knight Ridder’s independent registered public accounting firm since 1951. Representatives of Ernst & Young will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

Knight Ridder’s bylaws do not require that the shareholders ratify the appointment of Ernst & Young as its independent registered public accounting firm. Knight Ridder is seeking ratification because it believes it is a matter of good corporate governance practice. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young, but may retain Ernst & Young as Knight Ridder’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of Knight Ridder and its shareholders.

Fees and Services of Ernst & Young LLP

For the fiscal years 2005 and 2004, fees for professional services provided by Ernst & Young were as follows (in thousands):

	2005	2004
Audit Fees (1)	$1,667	$2,122
Audit-Related Fees (2)	449	350
Tax Fees (3)	—	80
All Other Fees	—	—

Total	$2,116	$2,552

(1)	Includes fees associated with the annual audit of Knight Ridder’s consolidated financial statements, the annual audit of internal control over financial reporting, reviews of Knight Ridder’s quarterly reports on Form 10-Q and fees related to regulatory filings.
(2)	Audit-related fees relate principally to audits of Knight Ridder-sponsored employee benefit plans, as well as other audits and audit-related services for subsidiaries and affiliates.
(3)	Tax fees relate to tax compliance services.

Audit Committee’s Pre-Approval Policies and Procedures

In accordance with the SEC’s requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP.

Under the policy, particular services or categories of services are pre-approved, subject to a specific budget. During 2005 and 2004, all services provided by Ernst & Young LLP were approved by the Audit Committee pursuant to this policy.

The Knight Ridder audit committee and the Knight Ridder board of directors recommend that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as Knight Ridder’s registered public accounting firm for 2006.

REPORT OF THE AUDIT COMMITTEE OF KNIGHT RIDDER

The Audit Committee of the board is comprised of four non-employee directors. The board has determined that each member of the Audit Committee is “independent” and “financially literate” in accordance with the listing standards of the NYSE, and, in accordance with SEC and NYSE requirements, meets additional independence standards applicable to audit committee members. In addition, the board has determined that Messrs. Ernst and Prabhu are “audit committee financial experts” as defined by the SEC.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for assisting Knight Ridder’s board of directors in fulfilling its oversight responsibilities in reviewing (i) the quality and integrity of Knight Ridder’s financial statements, (ii) Knight Ridder’s audit process, financial reporting function, systems of internal controls and compliance programs, (iii) the independent auditors’ qualifications and independence, and (iv) Knight Ridder’s compliance with legal and regulatory standards and requirements. Knight Ridder’s management retains primary responsibility for Knight Ridder’s financial statements and the financial reporting process, including the system of internal control over financial reporting. Knight Ridder’s independent auditors, Ernst & Young, are responsible for performing an independent audit of Knight Ridder’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on such audit.

In fulfilling its responsibilities, during fiscal year 2005, the Audit Committee met seven times, and held discussions with management, Knight Ridder’s internal auditors and Ernst & Young. The Audit Committee Chair met with management and Ernst & Young four additional times in 2005 to review Knight Ridder’s quarterly earnings releases. The full Audit Committee reviewed Knight Ridder’s quarterly and annual financial statements with both management and Ernst & Young prior to issuance. Management has represented to the Audit Committee, and Ernst & Young reported, that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee discussed with Knight Ridder’s internal and external auditors the scope and plans for their respective audits. The Audit Committee met with the internal and external auditors, with and without management present, to discuss the results of their examinations, evaluations of Knight Ridder’s internal controls and the quality of Knight Ridder’s financial reporting. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young management’s report on Knight Ridder’s internal control over financial reporting and Ernst & Young’s attestation.

The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from and discussed with Ernst & Young its written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young the independent auditors’ independence from management and Knight Ridder. The Audit Committee has also considered whether the provision of non-audit services by Ernst & Young in 2005 is compatible with maintaining the auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the board that Knight Ridder’s audited financial statements for the fiscal year ended December 25, 2005 be included in Knight Ridder’s Annual Report on Form 10-K for fiscal year ended December 25, 2005. The Audit Committee has also selected Ernst & Young as Knight Ridder’s independent auditors for fiscal year 2006 and we are presenting the selection to shareholders for ratification.

The Audit Committee

Gonzalo F. Valdes-Fauli, Chair

Mark Ernst

Kathleen Foley Feldstein

Vasant Prabhu

PROPOSAL 5: SHAREHOLDER PROPOSAL

The Newspaper Guild-CWA Defense Fund, 501 Third Street, N.W., 6th floor, Washington, D.C. 20001-2797, has given notice of its intention to propose the resolution set forth below at the 2006 Annual Meeting of Knight Ridder Shareholders. Knight Ridder will provide the stock ownership of the shareholder proponent upon request to the Corporate Secretary of Knight Ridder. If the shareholder proponent, or a representative who is qualified under state law, is present and submits the proposal for a vote, Knight Ridder shareholders will vote on the proposal at the 2006 Annual Meeting of Knight Ridder Shareholders.

“Resolved: The shareholders request that the Board of Directors adopt a policy, in compliance with state law, and without affecting the current sale agreement with the McClatchy Company, to take the steps necessary in any future sale or disposition of Company newspapers to assure that the newspapers will continue to serve their respective communities, including subscribers, readers, advertisers and customers, with at least the same degree of journalistic excellence, integrity and independence as existed under the ownership of our Company.”

The Newspaper Guild-CWA Defense Fund has submitted the following statement in support of its resolution:

“SUPPORTING STATEMENT:

For over 114 years, Knight Ridder and its predecessors have stood for quality journalism. According to our Company’s statement of vision and values:

Our historic mission, to inform our communities, is a privilege, responsibility and source of competitive strength. We will be worthy of its First Amendment protection. Our commitment to our customers and to the people of Knight Ridder is fundamental to our success. We will reflect the diversity of the audiences we serve, including viewpoints and cultures, in our content and in our workforces. [http://www.knightridder.com/about/vision.html]

Indeed, Knight Ridder has embedded the ideal of journalistic excellence in our Articles of Incorporation. Article Ten declares that certain business combinations shall require the affirmative vote of 80% of the voting stock, unless the continuing directors determine, by a majority vote, that the newspapers would continue to serve their respective communities and other constituencies (including, without limitation, subscribers, readers, advertisers and customers) with the same degree of journalistic excellence, integrity and independence as existed . . . under the ownership of Knight Ridder. [http://www.knightridder.com/investor/corpgov/articles.html]

The importance of these values was illustrated recently by Knight Ridder journalist Chris Adams at the Newspaper Guild-CWA Freedom Award Fund Banquet on May 3, 2006. In receiving a Heywood Brown Award of Substantial Distinction (along with co-author Alison Young), Adams stated that their winning series on poor treatment of American veterans could not have been written without the dedication and far-sighted commitment of Knight Ridder management. “When they set up the investigative unit,” continued Adams, “Tony Ridder said that Knight Ridder needed to have this if we were going to serve our communities, and we were speaking for people around the country. Knight Ridder gave us the resources to do the journalism.”

It is our understanding that the current sale agreement with the McClatchy Company will require the affirmative approval of 80% of the voting stock. That high threshold could lead to defeat of the proposal, and the continuation of Knight Ridder as an independent company that could negotiate future sales or dispositions of newspaper assets.

As Shareholders, we believe that Knight Ridder, and all of our papers, should stand by our core values, whether the pending acquisition is approved or not. We believe the proposed policy could help to perpetuate the Knight Ridder promise to customers, people, shareholders and communities that the social contributions of Knight Ridder, including its longstanding commitments to journalistic excellence, integrity and independence, will withstand the test of time.”

The Knight Ridder board of directors recommends that shareholders vote AGAINST the shareholder proposal.

REPORT ON EXECUTIVE COMPENSATION BY THE KNIGHT RIDDER COMPENSATION COMMITTEE

Overview

The Compensation Committee of the Board administers Knight Ridder’s executive compensation program, and in consultation with senior management, establishes Knight Ridder’s general compensation philosophy and oversees the development and implementation of compensation programs. Each member of the Committee is independent as defined by the NYSE’s listing standards.

In July 2003, the Committee adopted a charter that describes the Committee’s purpose, goals and responsibilities and membership guidelines. A copy of the charter is available on the corporate governance section of Knight Ridder’s website at www.kri.com.

The Committee has furnished the following report on executive compensation for 2005:

What is our executive compensation philosophy?

We firmly believe that the interests of Knight Ridder and its employees are inseparable. In support of that principle, the Committee has designed Knight Ridder’s executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of shareholder value. To promote Knight Ridder’s performance, we link a significant portion of executive compensation to Knight Ridder’s operating results and to shareholder return. The objectives of our program are:

•	To align the interests of executives with the long-term interests of shareholders through awards whose value over time depends upon the performance of Knight Ridder’s common stock;

•	To provide compensation comparable to that offered by other peer companies, enabling Knight Ridder to attract, retain and motivate talented executives who are critical to Knight Ridder’s long-term success;

•	To motivate key executives to achieve strategic business initiatives and to reward them for their achievement; and

•	To strongly encourage, and to set guidelines for, substantial stock ownership by executives.

What are the elements of executive compensation?

In 2005, the Committee structured executive compensation to consist principally of base salary, annual bonus, long-term incentive awards, performance-based restricted stock awards and stock options. In this way, a significant portion of the value ultimately realized by the executives, including the Chairman and Chief Executive Officer, will depend upon Knight Ridder’s performance and can be considered “at risk.”

Knight Ridder’s executives also participate in a retirement plan (including a qualified pension plan and a benefits restoration plan), health plan, 401(k) plan and other voluntary benefit plans that Knight Ridder makes available to all employees generally. Among these are relocation benefits, such as temporary living expenses. One-time relocation bonuses are sometimes provided to employees to assist with miscellaneous moving expenses and help compensate for housing differentials. Knight Ridder also provides executives with a voluntary deferred compensation arrangement, which is similar to those typically offered to executives by the companies with which Knight Ridder competes for talent.

How did we determine base salaries for 2005?

The Committee establishes senior executive salaries based on our review of the executive’s performance and compensation history, and information on salary levels at comparable companies. Each year the Committee conducts a competitive compensation analysis for the top five executives. For 2005, this analysis was based on comparative data prepared by Compensia Inc., an outside compensation consulting firm that the Committee has retained to advise it on executive compensation matters.

The comparison group we chose for compensation purposes consisted primarily of our peers in the newspaper industry who were willing to participate in the custom compensation survey sponsored by Knight Ridder (Comparison Group). For 2005, the Comparison Group consisted of Belo Corp., Dow Jones & Co., Gannett Co., Media General, The New York Times Co., E.W. Scripps Co., and Tribune Co. We obtained data for the Comparison Group from a number of sources, including proxy statements, other publicly available information, available published surveys and a sponsored survey commissioned by Knight Ridder examining compensation for officer positions among the Comparison Group.

Base Salaries of Executive Officers

Effective January 1, 2005, Art Brisbane, Steve Rossi and Hilary Schneider each accepted new roles as Senior Vice Presidents. The Compensation Committee reviewed compensation data for the Comparison Group, changes to the scope of their responsibilities and performance over fiscal 2004 to determine appropriate salary adjustments for each executive. The base salaries of our executives approximate the 75th percentile for salaries of similar executive roles in the Comparison Group. The base salary for each of the named executive officers in 2005 is reported in the Summary Compensation Table that follows this report.

Base Salary of the Chief Executive Officer

In 2005, Mr. Ridder received a base salary of $980,000, which is the salary rate that has been in effect for him since March 1, 2003. Competitively, Mr. Ridder’s salary falls between the market median and 75th percentile among the Comparison Group. The Committee believes that a salary increase for Mr. Ridder was appropriate based on his performance in 2004 and based on salary levels for CEOs in the Comparison Group. However, the Committee also recognized that any salary paid to Mr. Ridder exceeding $1,000,000 would not be deductible to Knight Ridder under Section 162(m) of the Internal Revenue Code. Therefore, the Committee decided not to award a salary increase to Mr. Ridder and instead approved an increase in his performance-based annual incentive opportunity from 80% to 85% of base salary.

How did we determine bonuses for 2005?

Annual Incentive Plan

We award cash bonuses under Knight Ridder’s Annual Incentive Plan. Under the plan, participants are eligible for target cash bonuses ranging from 25% of salary in the case of participants whose annual salary is less than $100,000 to 50% in the case of those whose salary exceeds $250,000, and 85% for Mr. Ridder. In 2005, 65% of an executive’s bonus potential was tied to financial performance. Thirty-five percent was tied to specific non-financial objectives for Knight Ridder. For corporate participants, financial performance was defined as the operating profit results of Knight Ridder on a consolidated basis compared to budget. For business unit participants, financial performance was defined as the operating profit results of the individual business unit compared to its budget. Plan participants may elect to defer any portion of their bonus to a later year.

Financial Performance

Under the plan, if Knight Ridder (or a business unit) meets its financial budget, the executive receives 100% of the portion of the potential bonus tied to financial performance (i.e., 65%). If operating profit performance is below 90% of the financial budget, the financial performance award will be 0% of target. If operating profit performance falls between 90% and 100%, the financial performance award will be between 0% and 100% of target. If operating profit is above budget, then the financial awards paid to plan participants will be up to 300% of the targeted bonus (if the budget is exceeded by more than 20%). In order to achieve a payout under the plan greater than 200%, two criteria must be met: business unit operating profit must be at least 12% above prior year; and business unit operating profit must exceed Year 2000 levels. The total financial award payout for all participants in a business unit will be capped once the aggregate bonus amount above target bonus equals 25% of the amount that actual operating profit performance exceeds target.

Non-Financial Performance

For senior executives, 35% of the target bonus opportunity is based on achievement of non-financial objectives. Non-financial objectives consist of measurable performance targets in each of the areas listed below. Executives may earn between 0% and 100% of the target amount based on achievement of the non-financial goals. For 2005, the non-financial goals were in the areas of:

•	Circulation;

•	Audience;

•	Journalism;

•	Strategic Revenue;

•	Succession Planning; and

•	Diversity

Bonuses for Executive Officers

In 2005, the Committee awarded bonuses to each executive officer under the Annual Incentive Plan equal to 33.8% of their target bonus. Financial performance was 91.34% of budget, resulting in the financial performance award being 13.4% of the targeted amount. Non-financial performance achievement was 71.6 points out of 100 possible points, resulting in the non-financial performance award being 71.6% of the targeted amount. The actual bonus payment for each of the named executive officers is set forth in the Summary Compensation Table that follows this report.

Bonus for the Chief Executive Officer

Mr. Ridder participates in Knight Ridder’s Annual Incentive Plan which aligns participating executives’ compensation directly to Knight Ridder’s operating results and ultimately to shareholder value. For 2005, Mr. Ridder’s bonus target was set at 85% of his salary ($833,000). As described above, based on corporate financial and non-financial performance, Mr. Ridder earned a bonus equal to 33.8% of the bonus target, or $281,304.

What were the long-term incentive awards in 2005?

For 2005, the Compensation Committee made some changes to long-term incentive awards that reflect changes in the competitive marketplace as well as changes in the stock-based compensation accounting rules that affecting stock options. For the first time in 2005, the total long-term incentive strategy included performance-based restricted stock units (RSUs) in addition to stock options and Long-Term Incentive Plan awards that Knight Ridder has historically awarded.

Performance-Based Restricted Stock Units (RSUs)

Subsequent to shareholder approval of the amended Knight Ridder Equity Incentive Plan in 2005, the Compensation Committee decided to award RSUs in place of a significant portion of the annual stock option grant. Recipients of RSUs are entitled to receive full-value shares of Knight Ridder common stock if both performance-based and time-based vesting criteria are met.

In order to meet the performance-based criteria, Knight Ridder must meet or exceed a target operating profit level for the fiscal year following the year in which the awards were granted. If the operating profit target is not met, the entire award will be cancelled. If the operating profit target is met, 25% of the award will vest when the target is met (approximately one year after grant) and 25% of the award will vest on each of the second, third and fourth anniversaries of the date of grant, such that the entire award will be vested four years after grant. The RSU awards will qualify as “performance-based awards” under Section 162(m) of the Internal Revenue Code when they vest.

2005 Stock Option Grants

Under the terms of Knight Ridder’s Equity Incentive Plan, the Committee may grant executive officers and other key employees options to purchase shares of Knight Ridder’s common stock at the fair market value (i.e., market price) on the option grant date. The options granted in 2005 vest in four equal installments over a four-year period from the date of grant and expire ten years after the date of grant.

As noted in the discussion of the RSUs above, the grant of stock options was reduced from historical practices in order to provide for the addition of restricted stock units while maintaining total long-term incentive grant practices (RSUs plus stock options plus Long-Term Incentive Plan awards) in line with competitive norms. Accordingly, total stock option grants to officers and other key contributors were approximately 45% of the total stock option grants in 2004. The grants are designed to permit those executives who contribute to the performance of Knight Ridder and the market price of its common stock to benefit along with shareholders from increases in the value of Knight Ridder’s common stock.

Long-Term Incentive Plan

In January 2003, upon the recommendation of this Committee, the Board approved and adopted a cash-based long-term incentive plan (LTIP). The plan was intended to motivate and reward executives for achieving total shareholder return (TSR) equal to or greater than the median TSR of four newspaper competitors: Dow Jones & Co., Gannett Co., The New York Times Co., and Tribune Co. Participants were selected to participate in the plan prior to the commencement of a three-year performance period and were eligible to receive a cash award after the end of the 2003 to 2005 performance period if certain specified performance targets are achieved. Any executive who was hired or promoted into a position that would have normally been eligible to participate after the start of the performance period was eligible to earn an award on a pro-rated basis. An executive’s ability to receive an award was contingent upon and related directly to the total return received by shareholders on their investment in Knight Ridder’s stock over the three-year period (January 2003—December 2005), compared to the return received by shareholders of the companies in the Comparison Group. TSR is calculated by adding a company’s annual stock appreciation and dividends (assuming dividends were reinvested at the end of each quarter in which a dividend is paid). TSR must be both above the median of the four newspaper competitors and positive before any awards will be paid. If Knight Ridder’s TSR performance is better than all of the newspaper competitors, 100% of the awards will be paid. For the January 2003—December 2005 performance period, TSR results for the newspaper competitors and Knight Ridder were as follows:

Company	Compound Annual TSR

Dow Jones	-3.3%

Gannett	-3.9%

New York Times	-14.8%

Tribune	-10.8%

Median	-7.3%

Knight Ridder	2.2%

Because Knight Ridder’s TSR performance was positive and was better than all of the newspaper competitors, 100% of the target long-term incentive plan awards were paid to participants in January 2006.

What were the total long-term incentives awarded to executive officers?

Each of the Named Executive Officers participated in the RSU program, the stock option program and the Long-Term Incentive Plan. The Committee considered competitive data on the Comparison Group companies, Knight Ridder’s overall performance and individual performance in development of long-term incentive grant recommendations. The Committee approved RSU and stock option grants that, when combined with the annualized Long-Term Incentive Plan provides long-term incentive opportunities between the median and 75th percentile of the Comparison Group.

What is our position on the deductibility of executive compensation?

Section 162(m) of the Internal Revenue Code limits federal income tax deductions by Knight Ridder for compensation paid to the chief executive officer and the four other most highly compensated officers to $1 million per year. Certain types of compensation in excess of $1 million are deductible by Knight Ridder if performance-based and approved by stockholders. The Committee believes that a substantial portion of an executive’s compensation should be based on Knight Ridder’s performance and, in determining the amount and form of compensation, the Committee considers the net cost of that compensation, including whether it will generate a tax deduction for Knight Ridder. As a result, it is the Committee’s policy that most, if not all, of its executive compensation should be tax deductible. However, the Committee recognizes that there may be times when other corporate objectives outweigh the desirability of a tax deduction. Therefore, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

What are Knight Ridder’s stock ownership guidelines?

To support Knight Ridder’s desire to increase management stock ownership, Knight Ridder established stock ownership guidelines for all of Knight Ridder’s executive officers and certain other key employees. We believe that the guidelines represent an appropriate level of ownership of Knight Ridder common stock as a multiple of the executive’s annual base salary (based on the market value of the stock). The multiple ranges from five times base salary (in the case of Mr. Ridder), to three times base salary (in the case of corporate senior vice presidents), to two times base salary (in the case of corporate vice presidents and publishers of Knight Ridder’s largest newspapers). Knight Ridder’s executive officers and certain other key employees are expected to achieve the applicable level of ownership over a three-year period.

The Committee believes these guidelines have the positive effect of further aligning the interests of the executives and key employees with that of all shareholders.

The Compensation Committee

M. Kenneth Oshman, Chair

Thomas P. Gerrity

Patricia Mitchell

Vasant Prabhu

Gonzalo Valdes-Fauli

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth information regarding the compensation during the past three years of the Chief Executive Officer and each of the other four most highly compensated executive officers in 2005:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Units ($) (2)	Securities Underlying Options (#)	LTIP Payouts ($)(3)	All Other Compensation ($) (4)
P. Anthony Ridder Chairman and CEO	2005 2004 2003	980,000 980,000 972,405	281,304 718,105 455,637	1,176,230 — —	74,000 155,000 175,000	— — 2,219,178	25,268 20,172 19,614

Steven B. Rossi Senior Vice President/ Chief Financial Officer	2005 2004 2003	602,923 673,000 645,962	101,310 370,299 216,285	445,060 — —	28,000 60,000 110,000	— — 1,370,669	12,504 13,112 10,459

Hilary Schneider Senior Vice President	2005 2004 2003	593,856 432,846 399,154	101,310 498,522 475,565	445,060 — —	28,000 60,000 30,000	— — —	239,654 11,238 9,760	(5)

Art Brisbane Senior Vice President	2005 2004 2003	592,308 400,000 397,500	101,310 218,930 54,204	445,060 — —	28,000 60,000 27,000	— — 796,293	988484 8,863 7,570	(6)

Mary Jean Connors Senior Vice President	2005 2004 2003	580,000 564,308 540,577	97,933 258,768 180,944	445,060 — —	28,000 58,000 65,000	— — 1,253,183	10,296 10,035 9,715

(1)	Effective January 1, 2005, Mr. Rossi became Senior Vice President/Finance and Chief Financial Officer. Previously, Mr. Rossi served as Knight Ridder’s President/Newspaper Division. Also effective January 1, 2005, Mr. Brisbane and Ms. Schneider became Senior Vice Presidents. Previously, Mr. Brisbane held the position of President and Publisher of The Kansas City Star; Ms. Schneider was President/Knight Ridder Digital and Vice President/Knight-Ridder, Inc.
(2)	Amounts represent the value of restricted stock units issued to the named executive officers under the Employee Equity Incentive Plan that was approved by shareholders on April 26, 2005. The value per share is equal to price of $63.58, the closing price on December 16, 2005. The restricted stock units have both performance-based and time-based vesting criteria. In order for the restricted stock units to vest, Knight Ridder must meet or exceed a target operating profit level for the fiscal year 2005. If the operating profit target is met, 25% of the award will vest; the remainder of the award will vest in 25% increments on the second, third and fourth anniversaries of the date of grant. Restricted stock unit awards of 18,500 shares, 7,000 shares, 7,000 shares, 7,000 shares and 7,000 shares were made to Mr. Ridder, Mr. Rossi, Ms. Schneider, Mr. Brisbane and Ms. Connors, respectively
(3)	Amounts represent the value of shares and accrued dividends issued to the named executive officers in accordance with Knight Ridder’s 1997 Long-Term Incentive Plan. The performance period under Knight Ridder’s 1997 Long-Term Incentive Plan ended on December 31, 2002. The plan provided that none of the shares would vest unless Knight Ridder’s total shareholder return (TSR) was positive and at least equal to the median TSR of the other companies in Knight Ridder’s comparison group during the performance period (January 1, 2000 through December 31, 2002). Upon satisfaction of those conditions, 15% of the shares would vest if Knight Ridder’s TSR was equal to the peer group median and 100% of the shares would vest if Knight Ridder’s TSR was at the 85th percentile of the peer TSR or higher. In accordance with the plan, 100% of the shares granted to the participants vested because Knight Ridder’s TSR was greater than that of all other companies in the peer group during the performance period. In January 2003, Knight Ridder issued the vested shares and accrued dividends to plan participants, including the named executive officers.

(4)	The amounts listed for 2005, 2004, and 2003, respectively, represent (i) matching contributions to the named executive officers under Knight Ridder’s 401(k) Plan as follows: Mr. Ridder, $6,300. $6,000, and $5,553: Mr. Rossi, $6,300, $6,150, and $6,000; Ms. Schneider $6,300, $9,225, and $9,000, Mr. Brisbane, $6,300, $6,150 and $6,000; and Ms. Connors, $6,300, $6,150 and $6,000; and (ii) the cost of life insurance on the lives of the named executive officers in 2005, 2004, and 2003, respectively, as follows: Mr. Ridder, $18,968, $14,172, and $14,061; Mr. Rossi, $6,204, $6,962, and $4,459; Ms. Schneider, $2,767, $2,013, and $760; Mr. Brisbane; $6,002, $2,713, and $1,570; and Ms. Connors, $3,996, $3,885, and $3,715.
(5)	The amount shown for 2005 includes one-time relocation payments of $230,587 to Ms. Schneider relating to costs and reimbursements associated with actual moving expenses incurred in connection with relocating Ms. Schneider.
(6)	The amount shown for 2005 includes one-time relocation payments of $976,182 to Mr. Brisbane of which $400,000 was a relocation bonus, $216,399 was a related tax reimbursement, and $359,783 were costs and reimbursements associated with actual moving expenses incurred in connection with relocating Mr. Brisbane.

The following table sets forth information regarding stock options granted in 2005 to the executive officers named in the Summary Compensation Table:

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/share)	Expiration Date	Grant Date Present Value ($)(1)(2)
P. Anthony Ridder	74,000	7.99%	$63.86	12/16/2015	$807,096
Steven B. Rossi	28,000	3.02%	$63.86	12/16/2015	$305,388
Hilary Schneider	28,000	3.02%	$63.86	12/16/2015	$305,388
Art Brisbane	28,000	3.02%	$63.86	12/16/2015	$305,388
Mary Jean Conners	28,000	3.02%	$63.86	12/16/2015	$305,388

(1)	The “grant date present value” shown is a hypothetical value based upon application of the Black-Scholes model. This model often is used to estimate the market value of transferable options by calculating the probability—based on the volatility of the stock subject to the option—that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black-Scholes value of the options were: expected volatility of 0.1767; risk-free rate of return of 4.36%; dividend yield of 2.239%; and vest over a four year period from date of grant. Based on this model, the calculated value of each option on December 13, 2004 was $10.9067 per share underlying each option.
(2)	The stock options are not transferable. The Black-Scholes estimate notwithstanding, an option granted under the Employee Equity Incentive Plan will have value only if and to the extent the optionee exercises the option at a time when the market price of Knight Ridder’s common stock is above the market price on the date the option was granted.

The following table sets forth information regarding Company stock options exercised in 2005 by the executive officers named in the Summary Compensation Table, as well as the number of unexercised options held by each of them at the end of the 2005:

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

	Number of Shares Acquired on Exercise	Value Received ($)	Number of Securities Underlying Unexercised Options at December 25, 2005		Value of Unexercised in-the-Money Options at December 25, 2005 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
P. Anthony Ridder	80,000	$1,246,525	873,334	235,666	3,503,530	0
Steven B. Rossi	3,000	85,425	462,000	104,666	2,250,950	0
Hilary Schneider	0	0	70,000	78,000	13,400	0
Art Brisbane	0	0	92,000	77,000	57,645	0
Mary Jean Connors	24,000	798,732	395,668	88,332	2,730,261	0

(1)	The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options and is based on the average of the high and low trading prices of Knight Ridder’s common stock on the New York Stock Exchange on December 23, 2005.

Income Security Agreements

None of our officers have employment agreements. However, certain executive officers of Knight Ridder and its subsidiaries designated by the Compensation Committee of the Board, including the named executive officers, have had income security agreements. The agreements continue through December 31 of each year and are automatically extended for additional three-year terms (a renewal date) unless we notify the executive that the agreement will not be extended 60 days prior to a renewal date. The agreement provides that each executive will be entitled to receive the following, if after a change in control (as defined in the agreements), an executive’s employment is terminated for any reason other than (a) death, (b) disability, (c) cause, or (d) resignation by the executive for any reason other than good reason, each as defined in the agreement:

•	A lump sum cash severance payment equal to three times the greater of (i) the sum of the salary and cash bonus payable to the participant for the last full calendar year preceding the severance payment or (ii) the sum of the participant’s annualized salary and the maximum cash bonus the participant could have earned for the then current calendar year;

•	Continued participation in Knight Ridder’s group term life insurance plan and health plan for a period of three years following the date of termination; and

•	Accelerated vesting of stock issued and stock options granted, in accordance with the provisions of our Employee Equity Incentive Plan, which provides that the unvested portion of any option will be deemed to have vested and become fully exercisable immediately prior to any such termination.

The agreements also provide that if any payments made in connection with a change in control would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will “gross up” the participant’s compensation for all taxes and any penalties and interest.

Long-Term Incentive Plan

In accordance with Knight Ridder’s Long-Term Incentive Plan (LTIP), participants who were selected to participate at the beginning of a three-year performance period will be eligible to receive an award equal to three times 75% of the participant’s salary as of first day of January in the first year of the performance period. The award potential for participants added to the plan after the commencement of the performance period will be reduced from three times 75% of salary on a pro rata basis to reflect the number of full calendar months remaining in the performance period. The salary used for later-added participants will be the annual rate of salary in effect for the participant as of the first day of the month in which the award is made. The maximum amount payable under the LTIP to a participant is $5 million. Plan participants may elect to defer any portion of their award under Knight Ridder’s Annual Incentive Deferral Plan, as described in more detail below under the caption “Deferred Compensation Plan.”

Termination of employment prior to the date of payment of an award for reasons other than death, disability or retirement will result in immediate forfeiture of any rights to receive an award from the LTIP and termination of participation in the Plan.

In the event of a change in control of Knight Ridder (as defined in the plan) during a performance period, the performance period will immediately end and all awards, if any, will be calculated based on the abbreviated performance period and paid to participants.

All of the named executive officers participated in the plan and in January 2006 received an award equal to three times 75% of their respective salaries in effect on January 1, 2003.

Deferred Compensation Plan

We sponsor a non-qualified unfunded Annual Incentive Deferral Plan designed to allow eligible participants to defer payment of certain elements of their compensation until a future date. Only certain members of management and other highly compensated employees of Knight Ridder and participating subsidiaries are eligible to participate in the plan. The Compensation Committee of the Board administers the plan. Participants may elect to defer up to 100% of base salary and annual bonus. Amounts deferred under the plan are credited or charged with the performance of the investment options offered under the plan and selected by participants. Participants may elect to receive distributions as a lump sum or in up to ten substantially equal annual installments at retirement or earlier as provided in the plan. In the event of a change of control, as defined in the plan, participants will receive a lump sum distribution.

Each of the named executive officers participates in the Annual Incentive Deferral Plan.

Other Benefits

Retirement Plans

401(k) Plan

We sponsor a defined contribution retirement savings plan qualified under section 401(k) of the Internal Revenue Code (401(k) Plan). Eligible employees may contribute up 75% of their earnings on a pre-tax basis and 20% on an after-tax basis, subject to certain limitations. We make matching contributions for eligible participants which are initially invested in Knight Ridder common stock. However, participants may, at their option, diversify the investment of Knight Ridder match by selling the Knight Ridder common stock held in their plan accounts and investing the proceeds in the other investment funds available under the 401(k) plan. In fiscal year 2005, we made matching contributions of $12.1 million, which includes $31,500 in the aggregate for matching contributions to named executive officers, as further described in the “All Other Compensation” column of the Summary Compensation Table on page 112 of this prospectus/proxy statement/information statement.

Pension Plan

The Knight Ridder Pension Plan (Pension Plan) is a funded, tax-qualified, noncontributory defined benefit pension plan that covers certain non-union employees, including each of the named executive officers. Benefits under the Pension Plan are based on an employee’s years of service and the employee’s final average earnings, i.e., average earnings over the five years for which earnings are the highest during the employee’s final ten years of service. Earnings covered by the Retirement Plan include base salary and bonus paid under an annual bonus program. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2005, the annual limit was $210,000. Contributions to the Retirement Plan are paid into a trust from which the benefits of participants are paid.

We also sponsor an unfunded benefit restoration plan that provides out of our general assets for the difference between the amount that would have been payable under the Pension Plan absent legal limits and the amount actually payable under the Pension Plan. We do not have any other arrangements to pay any significant supplemental pension amount to a named executive officer, although payments may be made after retirement under equity awards or deferred compensation arrangements.

The following table shows, for the final average earnings and years of service indicated, the estimated annual benefits payable beginning upon retirement at age 65 under the current benefit formula of the Pension Plan. The estimated benefits are calculated based on the assumption that payments will be made as a single-life annuity to an officer, hired prior to January 1, 1989 and retiring in 2005 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service. The benefits shown are not subject to any reduction for Social Security or other offset amounts.

A change in benefit formula applies to employees hired on and after January 1, 1989 and is reflected in the column for 15 years of credited service.

Estimated Annual Retirement Benefits

	Years of Service at Age 65
Final Average Earnings	15	20	25	30	35	40 or more
125,000	24,825	39,350	44,500	49,649	52,774	55,899
200,000	41,700	65,600	74,500	83,399	88,399	93,399
300,000	64,200	100,600	114,500	128,399	135,899	143,399
400,000	86,700	135,600	154,500	173,399	183,399	193,399
500,000	109,200	170,600	194,500	218,399	230,899	243,399
600,000	131,700	205,600	234,500	263,399	278,399	293,399
700,000	154,200	240,600	274,500	308,399	325,899	343,399
900,000	199,200	310,600	354,500	398,399	420,899	443,399
1,000,000	221,700	345,600	394,500	443,399	468,399	493,399
1,300,000	289,200	450,600	514,500	578,399	610,899	643,399
1,600,000	356,700	555,600	634,500	713,399	753,399	793,399
1,900,000	424,200	660,600	754,500	848,399	895,899	943,399

As of the end of 2005, Mr. Ridder had 44 years of service with Knight Ridder; Mr. Rossi 18 years; Mr. Brisbane 23 years; Ms. Schneider 3 years and Ms. Connors 26 years.

Director Compensation

Director compensation is established in accordance with Knight Ridder’s Compensation Plan for Non-employee Directors (Director Plan). Our Board of Directors adopted the Director Plan effective July 1, 1997. Only non-employee directors are eligible to receive awards under the Director Plan. As described below, the Director Plan provides that non-employee directors receive the following compensation: (1) an annual retainer fee payable one half in Knight Ridder common stock and one half in cash or stock, at the director’s election; (2) board and committee meeting attendance fees; (3) an annual stock option grant; and (4) and in certain cases, retirement benefits.

Currently, non-employee directors receive an annual retainer of $60,000. Half of this retainer is paid in our common stock, and a director may choose to receive the balance in cash or stock. The annual retainer fee is paid in equal quarterly installments. Employee directors do not receive any compensation for serving as a member of our Board of Directors.

Non-employee directors receive a fee of $1,500 for each Board meeting and meeting of shareholders and $1,000 for each committee meeting attended except for Audit Committee members who receive $1,500 per meeting. Each non-employee director who chairs a committee receives the following annual fee: Audit Committee $10,000; Compensation Committee $8,000; Nominating and Corporate Governance Committee $8,000; and Environmental Affairs Committee $5,000. Knight Ridder also reimburses directors for travel and other expenses incurred in attending meetings.

Each December, each non-employee director is granted an option to purchase 5,000 shares of Knight Ridder’s common stock at the fair market value of Knight Ridder’s common stock on the date the option is granted. Options have a term of ten years and vest in equal annual installments over a three-year period from the date of grant. Vested options may be exercised: (1) while serving as a director; (2) within five years after termination of service due to disability or retirement; (3) the earlier of three years after death or five years after termination of service if a director dies while serving on the Board; or (4) within three months after an optionee ceases to be a director for any other reason. Payment is required upon exercise of an option and may be made in cash or by delivery to Knight Ridder of shares of Knight Ridder’s common stock or a combination of cash and shares.

In accordance with the Director Plan, directors who met the following eligibility requirements when they retired from the Board receive an annual lifetime benefit commencing upon retirement from the Board if: (i) they were never employed by Knight Ridder; (ii) were age 65 or older on July 1, 1996; and (iii) had at least five years of service (or, if disabled, following at least two years of service) when they retired from the Board. The benefit ranges from 50% of the annual retainer fee for directors who retired after five years of service to 100% of the annual retainer fee for directors who retired with ten or more years of service. None of our current non-employee directors are eligible for this retirement benefit.

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee was comprised of the following five non-employee directors: M. Kenneth Oshman, Chair, Thomas P. Gerrity, Patricia Mitchell, Vasant Prabhu and Gonzalo Valdes-Fauli. No member of the Compensation Committee served as an officer or employee of Knight Ridder or any of its subsidiaries during 2005. In addition, during 2005, no executive officer of Knight Ridder served as a director or as a member of the compensation committee of a company which employs a director of Knight Ridder.

PERFORMANCE OF KNIGHT RIDDER STOCK

The following graph compares the cumulative total return on Knight Ridder’s common stock during the past five years with the cumulative total return during the same period on the stocks that comprise the S&P 500 Stock Index and the S&P 500 Publishing Index. The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P 500 Publishing Index consists of Knight Ridder, Dow Jones & Company, Inc., Gannett Co., Inc., The McGraw-Hill Corporation, Inc., Meredith Corporation, The New York Times Company and Tribune Company, weighted by market capitalization.

The following graph reflects the investment of $100 on December 31, 2000 in Knight Ridder’s common stock, the S&P 500 Stock Index and the S&P 500 Publishing Index. Dividends are assumed to have been reinvested as paid in Knight Ridder’s common stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P 500 Publishing Index.

	Base Period Dec-00	INDEX RETURN
		Years Ending
Company/Index		Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
KNIGHT RIDDER	100	116.11	114.92	142.99	126.07	121.94
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 PUBLISHING	100	103.49	110.26	131.00	127.22	111.01

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

KNIGHT RIDDER

Principal Holders of Knight Ridder’s Stock

The following table sets forth all persons known to Knight Ridder to be the beneficial owners of more than 5% of Knight Ridder’s common stock as of May 8, 2006. As of May 8, 2006, there were 67,910,409 shares of Knight Ridder’s common stock outstanding.

Name and Address of Beneficial Owners of Common Stock	Shares Beneficially Owned		Percent of Class
Private Capital Management 8889 Pelican Bay Boulevard, Suite 500 Naples, FL 34108	12,153,658	(1)	17.9%

Southeastern Asset Management, Inc. 6410 Poplar Avenue, #900 Memphis, TN 38119	5,086,100	(2)	7.5%

Torray LLC 7501 Wisconsin Ave., #1100 Bethesda, MD 20814-6523	3,618,400	(3)	5.3%

(1)	According to a Schedule 13D filed February 17, 2006, Private Capital Management, a registered investment adviser, has shared dispositive power over all of the shares and shared voting power over 8,750,000 shares.
(2)	According to a Schedule 13G filed March 14, 2006, Southeastern Asset Management, Inc., a registered investment adviser, has sole voting power over 2,217,400 shares, shared voting power over 2,311,000 shares, no voting power over 546,700 shares, sole dispositive power over 2,759,100 shares, shared dispositive power 2,311,000 shares and no dispositive power over 5,000 shares.
(3)	According to a Form 13F filed February 14, 2006, Torray LLC, an institutional investment manager, has sole dispositive power over 3,618,400 shares, sole voting power over 3,491,100 shares and no voting power over 127,300 shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Knight Ridder’s common stock beneficially owned as of May 8, 2006 by each named director, nominee and executive officer, and by all directors, nominees and executive officers as a group. Except as noted, each person has sole voting and investment power over the shares shown in the table.

Name and Address (1) of Beneficial Owner	Common Stock	Shares Subject to Options (2)	Total Shares Beneficially Owned	Other Common Stock Equivalents (6)
Art Brisbane	7,738	92,000	99,738	22,382
Mary Jean Connors	52,807	395,668	448,475	14,012
Mark A. Ernst	2,126	1,667	3,793	0
Kathleen Foley Feldstein	4,267	21,001	25,268	3,329
Thomas P. Gerrity	3,017	13,001	16,018	3,329
Ronald D. Mc Cray	2,192	5,001	7,193	159
Patricia Mitchell	2,039	9,001	11,040	643
M. Kenneth Oshman	36,034	23,001	59,035	4,382
Vasant Prabhu	1,601	5,001	6,602	159
P. Anthony Ridder	231,946	873,334	1,105,280	0
Steven B. Rossi	19,966	462,000	481,966	13,478
Hilary Schneider	6,517	70,000	76,517	10,370
Gonzalo F. Valdes-Fauli	4,592	23,001	27,593	4,561
John E. Warnock	3,742	9,001	12,743	806
Subtotal	378,584	2,002,677	2,381,261	77,610

All directors and executive officers as a group (29 persons including those named above)	487,340	2,995,051	3,482,391	121,524

(1)	The address for each of the individuals listed is c/o Knight-Ridder, Inc., 50 West San Fernando Street, San Jose, California 95113.
(2)	Represents stock options that are exercisable on May 8, 2006 or become exercisable within 60 days of May 8, 2006. As of Knight Ridder’s fiscal year end 2005, the in-the-money value of options held by each of Mr. Ridder, Mr. Rossi, Ms. Schneider, Mr. Brisbane and Ms. Connors was $3,503,530, $2,250,950, $13,400, $57,645 and $2,730,261, respectively.
(3)	Includes shares owned by, or jointly owned with spouses as follows: (a) 2,736 shares owned by Ms. Connor’s husband; (b) 3,477 shares owned by Mr. Ridder’s wife, 898 shares jointly owned by Mr. Ridder and his wife, and 18,925 shares held in trust of which Mrs. Ridder is the trustee; and (c) 15,168 shares jointly owned by Mr. Rossi and his wife. Ms. Connors and Mr. Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Mr. Ridder shares voting and investment power with his spouse as to those shares jointly owned.
(4)	Includes 30,000 shares owned by a partnership in which Mr. Oshman has a 97% income interest. Mr. Oshman has the power to vote these shares and the power to direct their disposition and he claims beneficial ownership as to 97% of the shares.
(5)	Except for Mr. Ridder who beneficially owned 1.6% of Knight Ridder’s common stock, no director or executive officer beneficially owned more than 1% of Knight Ridder’s common stock. All directors and executive officers as a group owned 4.9% of Knight Ridder’s common stock.
(6)	Includes common stock units held in Knight Ridder stock accounts under Knight Ridder’s Annual Incentive Deferral Plan and Compensation Plan for Nonemployee Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF KNIGHT RIDDER

The Securities Exchange Act of 1934, as amended (Exchange Act) requires that the Knight Ridder’s directors, executive officers and persons who beneficially own more than 10% of Knight Ridder’s common stock (i.e., insiders) file reports of ownership and changes in ownership of Knight Ridder’s equity securities with the SEC and the New York Stock Exchange (NYSE) and furnish Knight Ridder with copies of such reports. Based solely on its review of copies of these reports, Knight Ridder believes that during 2005 all directors, executive officers and persons who beneficially own more than 10% of Knight Ridder’s common stock filed on a timely basis all reports required of them with these exceptions: Hilary Schneider, Senior Vice President, and Gary R. Effren, Vice President/Finance, each filed one late report with respect to one transaction in 2005, and Carole Leigh Hutton filed one late Form 3. All of these were due to administrative oversights and the reports were promptly filed upon discovery of the oversight.

SUBMISSION OF KNIGHT RIDDER’S SHAREHOLDER PROPOSALS AND NOMINATION OF DIRECTORS

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the company in a timely manner.

Knight Ridder will hold an annual meeting in the year 2007 only if the merger has not already been completed. Proposals submitted for inclusion in Knight Ridder’s proxy statement for the 2007 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Corporate Secretary at 50 West San Fernando Street, Suite 1500, San Jose, California 95113, on or before January 11, 2007. Knight Ridder’s bylaws require the Corporate Secretary to receive notice of all proposals by this date, whether or not they are included in the proxy statement. In the unlikely event that any proposal received after this date was presented at the 2007 Annual Meeting of Knight Ridder shareholders, the proxyholders would be able to exercise discretionary authority to vote your shares on the proposal only to the extent authorized by Rule 14a-4(c) under the Exchange Act. Notice of such proposals must also comply with the provisions of Section 7 of Article I of Knight Ridder’s bylaws.

All Knight Ridder shareholder nominations for director must be submitted to the Corporate Secretary in writing at Knight Ridder’s principal office not later than 120 days before the anniversary of the prior year’s proxy statement in the case of an annual meeting and in the case of a special meeting, the close of business on the tenth day following the date on which Knight Ridder first publicly discloses the date of the special meeting. Any such notice must (1) give the shareholder’s name and address and those of the person(s) to be nominated; (2) represent that the shareholder is a holder of record at the time of the notice and intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to make the nomination(s); (3) describe any arrangements or understandings between the shareholder, the nominee(s) and any other person(s) (naming the person(s)) pursuant to which the nomination is made; (4) provide any other information about the nominee(s) that must be disclosed in a proxy statement under the SEC’s proxy rules; and (5) include the consent of each nominee to serve as a director if elected.

Knight Ridder shareholders may communicate with the Knight Ridder board by writing to: Knight Ridder Corporate Secretary, 50 West San Fernando Street, Suite 1500, San Jose, California 95113.

LEGAL OPINIONS

The validity of the shares of McClatchy Class A common stock offered by this prospectus/proxy statement/information statement will be passed upon for McClatchy by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

Wachtell, Lipton, Rosen & Katz, of New York, New York, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the material federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of The McClatchy Company and subsidiaries as of December 25, 2005 and December 26, 2004 and for each of the three years in the period ended December 25, 2005 and management’s report on the effectiveness of internal control over financial reporting as of December 25, 2005 incorporated in this prospectus/proxy statement/ information statement by reference from McClatchy’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements of Knight-Ridder, Inc. appearing in Knight-Ridder, Inc.’s Annual Report (Form 10-K) for the year ended December 25, 2005, including the schedule appearing therein, and Knight-Ridder, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 25, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus/proxy statement/information statement incorporates documents by reference that are not included in or delivered with this document. The SEC allows McClatchy and Knight Ridder to “incorporate by reference” the information that it files with it, which means that McClatchy and Knight Ridder can disclose important information to you by referring you to those documents. Documents that are incorporated by reference contain important information about McClatchy and Knight Ridder and their respective finances.

All documents filed by McClatchy and Knight Ridder under section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the date of the annual meeting of Knight Ridder shareholders are incorporated by reference into and are a part of this prospectus/proxy statement/information statement from the date of filing of each such document.

You should rely only on the information contained in this document or that McClatchy or Knight Ridder has referred to you. Neither McClatchy nor Knight Ridder has authorized anyone to provide you with information that is different.

The following documents, which were filed by McClatchy with the SEC, are incorporated by reference into this prospectus/proxy statement/information statement:

•	Annual Report on Form 10-K for the fiscal year ended December 25, 2005, filed with the SEC on February 23, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 26, 2006, filed with the SEC on May 5, 2006;

•	Current Reports on Form 8-K filed on January 25, 2006, January 26, 2006, March 13, 2006, April 13, 2006, May 1, 2006; and

•	the description of McClatchy’s Class A common stock and Class B common stock contained in its registration statement on Form 8-A, declared effective by the SEC on November 28, 1988, as amended on December 9, 1998, including any amendments or reports filed for the purpose of updating such description.

The following documents, which were filed by Knight Ridder with the SEC, are incorporated by reference into this prospectus/proxy statement/information statement:

•	Annual Report on Form 10-K for the fiscal year ended December 25, 2005, filed with the SEC on March 9, 2006 and Form 10-K/A for the fiscal year ended December 25, 2005, filed with the SEC on April 14, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 26, 2006, filed with the SEC on May 3, 2006;

•	Current Reports on Form 8-K filed on January 31, 2006, February 2, 2006, February 10, 2006, March 14, 2006, April 7, 2006, April 19, 2006 and April 26, 2006; and

•	the description of Knight Ridder’s common stock contained in its registration statement on Form 8-A, declared effective by the SEC on July 9, 1996, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this prospectus/proxy statement/information statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/proxy statement/information statement.

The documents incorporated by reference into this prospectus/proxy statement/information statement are available from McClatchy and Knight Ridder upon request. McClatchy and Knight Ridder will provide a copy of any and all of the information about itself that is incorporated by reference in this prospectus/proxy statement/information statement (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus/proxy statement/information statement) to any person, without charge, upon written or oral request. Any request for documents should be made by June 19, 2006 to ensure timely delivery of the documents.

WHERE YOU CAN FIND MORE INFORMATION

McClatchy has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to McClatchy Class A common stock to be issued to Knight Ridder shareholders pursuant to the merger. This prospectus/proxy statement/information statement constitutes the prospectus of McClatchy filed as part of the registration statement. This prospectus/proxy statement/information statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

In addition, McClatchy and Knight Ridder file annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act of 1934. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the SEC web site is http://www.sec.gov.

You may also obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Requests for documents relating to McClatchy should be directed to:	Requests for documents relating to Knight Ridder should be directed to:

The McClatchy Company Treasurer 2100 Q Street Sacramento, CA 95816 (916) 321-1846 www.mcclatchy.com	Knight-Ridder, Inc. Corporate Secretary 50 West San Fernando Street San Jose, California 95113 (408) 938-7838 www.knightridder.com

McClatchy stockholders should call the McClatchy Treasurer at (916) 321-1846 with any questions about the merger.

Knight Ridder shareholders should call the Knight Ridder Corporate Secretary at (408) 938-7838 with any questions about the merger.

Information on McClatchy Website

Information on any McClatchy Internet website is not part of this document and Knight Ridder shareholders should not rely on that information in deciding whether to approve the merger, unless that information is also in this prospectus/proxy statement/information statement or in a document that is incorporated by reference in this prospectus/proxy statement/information statement.

Information on Knight Ridder Website

Information on any Knight Ridder Internet website is not part of this document and Knight Ridder shareholders should not rely on that information in deciding whether to approve the merger agreement and the merger, unless that information is also in this prospectus/proxy statement/information statement or in a document that is incorporated by reference in this prospectus/proxy statement/information statement.

THIS PROSPECTUS/PROXY STATEMENT/INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT/INFORMATION STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT/INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT/INFORMATION STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROSPECTUS/PROXY STATEMENT/INFORMATION STATEMENT BY REFERENCE OR IN THE AFFAIRS OF EITHER COMPANY SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT/INFORMATION STATEMENT. THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT/INFORMATION STATEMENT WITH RESPECT TO KNIGHT RIDDER AND ITS SUBSIDIARIES WAS PROVIDED BY KNIGHT RIDDER AND ITS SUBSIDIARIES AND THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT/ INFORMATION STATEMENT WITH RESPECT TO MCCLATCHY AND ITS SUBSIDIARIES WAS PROVIDED BY MCCLATCHY AND ITS SUBSIDIARIES, AS THE CASE MAY BE.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of McClatchy and Knight Ridder, giving effect to the merger as if it had been consummated on March 26, 2006. The unaudited pro forma condensed combined statement of income for the year ended December 25, 2005 and for the three months ended March 26, 2006 combine the historical consolidated statements of income of McClatchy and Knight Ridder, giving effect to the merger as if it had occurred on December 27, 2004 (the beginning of fiscal 2005). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial information and accompanying notes of McClatchy and Knight Ridder, which have been incorporated by reference into this prospectus/proxy statement/information statement. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with McClatchy treated as the acquiring entity. Accordingly, consideration paid by McClatchy to complete the merger with Knight Ridder will be allocated to Knight Ridder’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of Knight Ridder’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Knight Ridder that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below.

McClatchy may incur significant costs over the next several years associated with integrating the McClatchy and Knight Ridder businesses. Management’s development of these integration plans is underway. The impact of these plans, assuming they were in place at the date of completion of the merger, could increase or decrease the amount of goodwill and intangible assets recognized in accordance with EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

As part of the transaction, McClatchy intends to divest 12 Knight Ridder newspapers, mainly located in cities that do not fit McClatchy’s long standing acquisition criteria, chiefly involving growing markets. McClatchy is in the process of marketing these newspapers to interested parties and has engaged financial advisors to assist it in this process. McClatchy intends to sign definitive agreements prior to the effectiveness of the merger and close as many of these divestitures as possible concurrently with the closing of the merger. The divestitures may result in additional and unforeseen expenses, and the completion of the divestitures cannot be assured. On April 26, 2006, McClatchy’s announced that it had entered into definitive agreements with Media News Group, Inc. and The Hearst Corporation under which the companies will pay McClatchy $1.0 billion in cash to acquire four newspapers. See the section entitled “The Merger Agreement—Proposed Divestitures”. Completion of the divestitures will be conditioned, among other things, upon receipt of required approvals from various debt federal and state regulatory agencies. The proceeds from the divestitures are required to be used to repay various obligations of McClatchy under the new bank debt facility following the merger. The unaudited pro forma condensed combined statement of income reflects (i) estimated proceeds from the divestitures of $2,150 million less estimated income taxes of $635 million, or net proceeds of $1,515 million, and (ii) repayment of $1,515 million in debt obligations under the new bank debt facility, assuming such divestitures occurred at the beginning of fiscal 2005. However, the pro forma adjustments are preliminary, subject to future adjustment and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below.

These unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the purchase price as if the merger had been completed on March 26, 2006, with respect to the balance sheet, and as of the beginning of fiscal 2005, with respect to the statement of income. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The estimated purchase price of $4,663 million has been calculated as follows (in millions except per share amounts and ratios):

Number of shares of Knight Ridder common stock outstanding at March 10, 2006	67,080
Stock exchange ratio—0.5118 of a share of McClatchy Class A common stock	.5118
Multiplied by McClatchy Class A common stock price March 10, 2006, prior to the announcement of the merger	$53.24
Estimated value of shares issued		$1,828
Cash paid to Knight Ridder common stockholders—$40.00 per share		2,683
Estimated fair value of vested and unvested Knight Ridder stock options and restricted stock units, which were outstanding as of March 26, 2006, expected to be exchanged for 0.5118 of a share of McClatchy Class A common stock and $40.00 in cash per share		77
Estimated transaction costs		75

Estimated purchase price		$4,663

The estimated purchase price has been assigned to Knight Ridder’s net tangible and intangible assets acquired and liabilities assumed as follows (in thousands):

	March 26, 2006 Historical Net Book Value	Divestiture Adjustments	Purchase Price Adjustments	Preliminary Fair Value
Current assets	$561,101	$(196,257)	$14,430	$379,274
Property, plant and equipment	993,432	(374,289)	233,000	852,143
Investments in unconsolidated companies and joint ventures	349,555	—	150,445	500,000
Goodwill	1,970,245	(1,078,847)	2,565,453	3,456,851
Newspaper mastheads	465,478	—	818,822	1,284,300
Advertiser and subscriber lists and other intangibles	78,803	—	649,797	728,600
Other assets	150,256	(4,319)	(95,308)	50,629
Newspapers held for sale	—	2,150,000	—	2,150,000
Current liabilities	(425,275)	118,909	(122,000)	(428,366)
Long-term debt	(2,069,473)	—	18,408	(2,051,065)
Other long-term obligations	(587,771)	19,803	84,095	(483,873)
Deferred income taxes	(247,590)	(635,000)	(892,503)	(1,775,093)

Total	$1,238,761	$—	$3,424,639	$4,663,400

The McClatchy Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 26, 2006

(In thousands)

	The McClatchy Company	Knight Ridder	Divestiture Adjustments(a)	Purchase Accounting Adjustments		Pro Forma McClatchy
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,458	$36,460	$—	$—		$39,918
Trade receivables, net	129,917	412,286	(158,251)	—		383,952
Other receivables	3,364	—	—	—		3,364
Newsprint, ink and other inventories	22,878	59,638	(28,418)	—		54,098
Deferred income taxes	18,851	16,711	—	14,430	(b)	49,992
Other current assets	12,862	36,006	(9,588)	—		39,280

	191,330	561,101	(196,257)	14,430		570,604
PROPERTY, PLANT AND EQUIPMENT, NET	379,028	993,432	(374,289)	233,000	(c)	1,231,171
INVESTMENTS IN UNCONSOLIDATED COMPANIES AND JOINT VENTURES	—	349,555	—	150,445	(r)	500,000
INTANGIBLE ASSETS:
Identifiable intangibles—net	40,169	544,281	—	1,468,619	(d)	2,053,069
Goodwill	1,249,053	1,970,245	(1,078,847)	2,565,453	(e)	4,705,904

	1,289,222	2,514,526	(1,078,847)	4,034,072		6,758,973
PREPAID PENSION ASSETS	209,716	95,308	—	(95,308	)(f)	209,716
OTHER ASSETS	35,277	54,948	(4,319)	23,300	(g)	109,206
NEWSPAPERS HELD FOR SALE	—	—	2,150,000	—		2,150,000

TOTAL ASSETS	$2,104,573	$4,568,870	$496,288	$4,359,939		$11,529,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,138	$117,300	$(16,350)	$—		$136,088
Accrued compensation	54,471	70,281	(33,004)	122,000	(h)	213,748
Income taxes	9,901	22,201	(2,185)	—		29,917
Unearned revenue	46,806	94,383	(36,198)	—		104,991
Carrier deposits	1,407	—	—	—		1,407
Other accrued liabilities	16,162	121,110	(31,172)	—		106,100

	163,885	425,275	(118,909)	122,000		592,251
LONG-TERM DEBT	153,300	2,069,473	—	2,840,392	(i)	5,063,165
OTHER LONG-TERM OBLIGATIONS	47,814	587,771	(19,803)	(84,095	)(f)	531,687
DEFERRED INCOME TAXES	150,500	247,590	635,000	892,503	(b)	1,925,593
STOCKHOLDERS’ EQUITY:
Common stock	353,676	1,048,255	—	779,645	(p)	2,181,576
Retained earnings	1,237,227	376,107	—	(376,107	)(q)	1,237,227
Accumulated other comprehensive loss and other	(1,829)	(185,601)	—	185,601	(q)	(1,829)

	1,589,074	1,238,761	—	589,139		3,416,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,104,573	$4,568,870	$496,288	$4,359,939		$11,529,670

The McClatchy Company

Unaudited Pro Forma Condensed Combined Income Statement

Year Ended December 25, 2005

(In thousands)

	The McClatchy Company	Knight Ridder	Divestiture Adjustments(a)	Knight Ridder Acquisition Adjustments(o)	Purchase Accounting Adjustments		Pro Forma McClatchy
REVENUES—NET:
Advertising	$1,000,266	$2,384,629	$(1,034,312)	$53,084	$—		$2,403,667
Circulation	162,395	528,755	(243,183)	14,163	(101,388	)(j)	360,742
Other	23,454	90,608	(36,243)	683	—		78,502

	1,186,115	3,003,992	(1,313,738)	67,930	(101,388)		2,842,911
OPERATING EXPENSES:
Compensation	482,509	1,240,270	(593,399)	25,189	—		1,154,569
Newsprint and supplements	154,672	413,059	(181,021)	7,688	(9,981	)(j)	384,417
Depreciation and amortization	65,769	98,110	(43,211)	1,785	74,777	(k)	197,230
Other operating expenses	213,164	759,032	(335,106)	10,392	(91,407	)(j)	556,075

	916,114	2,510,471	(1,152,737)	45,054	(26,611)		2,292,291

OPERATING INCOME	270,001	493,521	(161,001)	22,876	(74,777)		550,620

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(7,705)	(90,506)	(479)	—	(82,293	)(l)	(180,983)
Equity income (losses)	712	(10,967)	—	—	—		(10,255)
Minority interest in earnings of consolidated subsidiaries	—	(8,708)	3,479	—	—		(5,229)
Other	219	920	(95)	(3)	—		1,041

	(6,774)	(109,261)	2,905	(3)	(82,293)		(195,426)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	263,227	384,260	(158,096)	22,873	(157,070)		355,194
INCOME TAX PROVISION	102,708	129,266	(61,657)	8,920	(61,257	)(m)	117,980

INCOME FROM CONTINUING OPERATIONS	$160,519	$254,994	$(96,439)	$13,953	$(95,813)		$237,214

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
Basic	$3.44						$2.93
Diluted	$3.42						$2.92
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	46,606						80,938 (n)
Diluted	46,996						81,328 (n)

The McClatchy Company

Unaudited Pro Forma Condensed Combined Income Statement

Three Months Ended March 26, 2006

(In thousands)

	The McClatchy Company	Knight Ridder	Divestiture Adjustments(a)	Purchase Accounting Adjustments		Pro Forma McClatchy
REVENUES—NET:
Advertising	$237,089	$582,661	$(242,612)	$—		$577,138
Circulation	39,548	135,912	(60,802)	(27,393	)(j)	87,265
Other	5,367	21,315	(8,891)	—		17,791

	282,004	739,888	(312,305)	(27,393)		682,194
OPERATING EXPENSES:
Compensation	127,045	324,161	(146,883)	—		304,323
Newsprint and supplements	38,231	106,994	(46,452)	(2,586	)(j)	96,187
Depreciation and amortization	16,017	27,348	(10,954)	17,483	(k)	49,894
Other operating expenses	53,088	192,961	(84,848)	(24,807	)(j)	136,394

	234,381	651,464	(289,137)	(9,910)		586,798

OPERATING INCOME	47,623	88,424	(23,168)	(17,483)		95,396

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(2,100)	(31,276)	40	(19,423	)(l)	(52,759)
Equity income (losses)	415	(10,461)	—	—		(10,046)
Minority interest in earnings of consolidated subsidiaries	—	(1,638)	(516)	—		(2,154)
Other	—	267	(7)	—		260

	(1,685)	(43,108)	(483)	(19,423)		(64,699)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	45,938	45,316	(23,651)	(36,906)		30,697
INCOME TAX PROVISION	18,211	16,939	(9,224)	(14,394	)(m)	11,532

INCOME FROM CONTINUING OPERATIONS	$27,727	$28,377	$(14,427)	$(22,512)		$19,165

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
Basic	$0.59					$0.24
Diluted	$0.59					$0.24
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	46,735					81,067 (n)
Diluted	46,974					81,306 (n)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a)	Reflects the adjustment to eliminate the historical carrying amounts and results of operations for the 12 newspapers to be divested, to record the 12 newspapers at estimated fair value, less cost to sell, of $2.150 billion, and to provide deferred income taxes of $0.635 billion for the difference between the estimated fair value and the carryover historical tax basis of the 12 newspapers.
(b)	Reflects the adjustment to record the estimated incremental deferred income taxes required under SFAS No. 109, Accounting for Income Taxes, for the difference between the revised book value, i.e., fair value, of Knight Ridder’s assets other than goodwill and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. A combined statutory federal and blended state income tax rate of 39% was used for these adjustments.
(c)	Reflects the adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Knight Ridder’s property, plant and equipment.
(d)	Reflects the adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Knight Ridder’s definite life intangible assets, primarily related to fair value of existing Knight Ridder advertiser and subscriber lists.
(e)	Reflects the adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Knight Ridder’s indefinite life intangible assets, which include goodwill and newspaper mastheads.
(f)	Reflects the adjustment to record the difference between the preliminary estimate of the fair value of and the historical amount Knight Ridder’s pension and post-retirement obligations.
(g)	Reflects estimated capitalized financing fees.
(h)	Reflects estimated income security agreements/severance/termination payments to be paid to certain members of senior management of Knight Ridder upon closing of the merger.
(i)	Reflects new borrowing of $2.859 billion (excluding estimated net proceeds from divestitures of 12 newspapers) by McClatchy to finance the purchase of Knight Ridder and to pay for certain transaction costs, less a net adjustment of $18 million to reduce the historical amount of Knight Ridder’s long-term debt to the preliminary estimate of the fair value.
(j)	Reflects the estimated reclassification of Knight Ridder’s (i) $101 million for fiscal 2005 and $27 million for the first quarter of fiscal 2006 of circulation delivery costs from other operating expenses to an offset to circulation revenues, and (ii) $10 million for fiscal 2005 and $3 million for the first quarter of fiscal 2006 of ink costs from newsprint and supplements to other operating expenses to conform to McClatchy’s accounting policies and reporting classifications.
(k)	Reflects the estimated adjustments of (i) $64 million for fiscal 2005 and $16 million for the first quarter of fiscal 2006 to amortization expense for the preliminary purchase price adjustment made to Knight Ridder’s advertiser lists (10 year amortization) and subscriber lists (10 year amortization), and (ii) of $10 million for fiscal 2005 and $2 million for the first quarter of fiscal 2006 to depreciation and amortization expense for the preliminary purchase price adjustment made to Knight Ridder’s property, plant and equipment (20 year amortization).
(l)	Reflects the estimated adjustment to interest expense as a result of the borrowings to fund the acquisition of Knight Ridder as follows (in thousands):

	Three Months Ended March 26, 2006	Year Ended December 25, 2005
New bank debt facility (i)	$19,500	$77,500
Amortization of fair value discount (premium), net (ii)	(1,475)	(5,900)
Write-off of financing costs related to bridge facility repayment and commitment fee on unused Revolving Credit facility (iii)	350	5,200
Amortization of capitalized financing costs (iv)	975	3,900
Debt rating fees and other	73	1,593

Total pro forma interest expense adjustment	$19,423	$82,293

Represents interest on new borrowing under bank debt facility at a current interest rate of LIBOR plus 0.75% (5.75%), as follows:

(i) New borrowing to finance purchase of Knight Ridder and to pay for certain transaction costs	$2,859 billion
Less estimated net proceeds from divestitures of 12 newspapers required to repay debt obligations under the new bank debt facility	1,515 billion

Additional borrowing	$1,344 billion

If interest was calculated based upon the actual historical 2005 LIBOR rate (4.32%), pro forma interest expense for 2005 would have been $19 million lower. If interest was calculated based upon the actual historical first quarter of fiscal 2006 LIBOR rate (5.5%), pro forma interest expense for the first quarter of fiscal 2006 would have been $1 million lower. A change in the LIBOR rate of 0.125% would have changed annual pro forma interest expense by $1.7 million.
(ii)	Reflects the estimated adjustment to interest expense for the preliminary purchase price adjustment made to Knight Ridder’s outstanding debt. The net adjustment reflects amortization on the effective interest method of the debt premium over the 3 to 5 year remaining life and the debt discount over the 9 to 23 year remaining life, respectively, of Knight Ridder’s debt outstanding at March 26, 2006.
(iii)	Represents write-off of financing costs related to new bridge facility repayment and commitment fee charged on unused portion of new Revolving Credit facility.
(iv)	Represents amortization of estimated capitalized financing costs over the 5 year term of the new bank debt facility.

(m)	Reflects the adjustment of the estimated incremental income taxes that would have been recorded for pro forma results of operations related to the pro forma adjustments discussed in notes (k) and (l). A combined statutory federal and blended state income tax rate of 39% was used for these adjustment.
(n)	Reflects pro forma weighted average number of common shares as follows (in thousands, except ratio):

		Three Months Ended March 26, 2006		Year Ended December 25, 2005
		Basic	Diluted	Basic	Diluted
McClatchy actual weighted average number of common shares		46,735	46,974	46,606	46,996
Knight Ridder shares outstanding at March 10, 2006	67,080
Stock exchange ratio	.5118

Former Knight Ridder shares converted to McClatchy shares	34,332	34,332	34,332	34,332	34,332

McClatchy pro forma weighted average number of common shares		81,067	81,306	80,938	81,328

(o)	Includes the pro forma results of operations for The Idaho Statesman (Boise, ID), The Olympian (Olympia, WA), and The Bellingham Herald (Bellingham, WA) for the period from December 27, 2004 (the beginning of fiscal 2005) to August 29, 2005 (the date of acquisition by Knight Ridder).
(p)	Reflects the estimated adjustment to record the difference between estimated value of the shares issued by McClatchy of $1,828 million and the elimination of historical common stock of Knight Ridder of $1,004 million.
(q)	Reflects the elimination of Knight Ridder’s historical retained earnings and accumulated other comprehensive loss and other.
(r)	Reflects the adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Knight Ridder’s investments in unconsolidated companies and joint ventures.

Annex A

AGREEMENT AND PLAN OF MERGER

between

THE MCCLATCHY COMPANY

and

KNIGHT-RIDDER, INC.

Dated as of March 12, 2006

EXHIBITS*

Exhibit A—Certificate of Incorporation

Exhibit B—By-Laws

Exhibit C—Form of Affiliate Agreement

SCHEDULES*

Knight Ridder Disclosure Schedule

McClatchy Disclosure Schedule

*	Omitted pursuant to Item 601 of Regulation S-K. McClatchy agrees to supplementally furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2006 (the “Agreement”), between The McClatchy Company, a Delaware corporation (“Parent”), and Knight-Ridder, Inc., a Florida corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent and the Company have adopted this Agreement and determined that the merger of the Company with and into Parent, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) is advisable;

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement;

WHEREAS, it is contemplated that, immediately following the execution of this Agreement, holders of shares of Class B common stock, par value $.01 per share, of Parent (“Parent Class B Stock”) representing at least a majority of all votes entitled to be cast by holders of Parent Common Stock (as hereinafter defined) and Parent Class B Stock, voting together as a class, will, pursuant to Section 228 of the DGCL (as hereinafter defined), take action by written consent (the “Parent Stockholder Approval”) to (i) adopt this Agreement, (ii) approve the amendment of the certificate of incorporation of Parent to read as set forth in Exhibit A attached hereto (the “Certificate Amendment”) and (iii) approve the issuance of the shares of Parent Common Stock in connection with the Merger (the “Stock Issuance”); and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into Parent, whereupon the separate corporate existence of the Company shall cease, and Parent shall continue as the surviving company in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing articles of merger (the “Articles of Merger”) with the

Secretary of State of the State of Florida and executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the FBCA and the DGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as shall be set forth in the Articles of Merger and the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”). The Articles of Merger and the Certificate of Merger shall be filed on the same day and, to the extent practicable, at the same time.

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the FBCA and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Parent shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the FBCA and the DGCL.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) The certificate of incorporation of Parent shall be amended in the Merger to read in its entirety in the form attached hereto as Exhibit A, and with such amendment shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The by-laws of Parent as in effect at the Effective Time, in the form attached hereto as Exhibit B, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6 Directors. Subject to applicable Law and Section 5.15, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Parent immediately prior to the Closing Date shall be the officers of the Surviving Corporation immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or the holders of any securities of the Company or Parent:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock, par value two and one-twelfth cents per share, of the Company (together with the associated rights under the Rights Agreement (as hereinafter defined)) outstanding immediately prior to the Effective Time (such shares and associated rights, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive the combination of (x) $40.00 in cash without interest (the “Per Share Cash Amount”) and (y) 0.5118 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (as hereinafter defined) (the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d) (collectively, the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the

Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(h) and (iii) any cash to be paid in lieu of any fractional share of Class A common stock of Parent, par value $.01 per share (“Parent Common Stock” provided that “Parent Common Stock” shall mean the Class A common stock, par value $.01 per share, of the Surviving Corporation following the Effective Time) in accordance with Section 2.3.

(b) Parent-Owned and Treasury Shares. Each Share that is owned, directly or indirectly, by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time or held by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Treatment of Parent Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Class A common stock, par value $.01 per share, of Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and nonassessable share of Class A common stock, par value $.01 per share, of the Surviving Corporation, and each share of Parent Class B Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and nonassessable share of Class B common stock, par value $.01 per share, of the Surviving Corporation.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Per Share Cash Amount, the Exchange Ratio and/or any other similarly dependent items shall be equitably adjusted to reflect such change.

(e) Dissenters’ Rights.

(i) No dissenters’ or appraisal rights shall be available with respect to shares of capital stock of the Company or shares of Parent Common Stock in connection with the Merger.

(ii) Shares of Parent Class B Stock shall be entitled to appraisal rights pursuant to Section 262(b) of the DGCL. Any shares of Parent Class B Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall, from and after the Effective Time, no longer be entitled to be voted for any purpose or to receive payment of dividends or other distributions thereon (except dividends or other distributions payable to stockholders of record as of a date which is prior to the Effective Time) and the holder thereof shall only be entitled to such rights as are provided by the DGCL.

(iii) Notwithstanding the provisions of Section 2.1(e)(ii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, upon the occurrence of such event, such holder’s shares shall represent validly issued, fully paid and nonassessable shares of Class B common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as an exchange agent hereunder and approved in advance by the Company (such approval not to be unreasonably withheld, delayed or conditioned) (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Exchange Agent”), for the benefit of holders of the Shares, certificates representing shares of Parent Common Stock and cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II, (ii) the amounts to be paid pursuant to Section 5.5(a) and (iii) the amounts to be paid pursuant to Section 2.3. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.2(h). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 2.3) shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (y) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange for such properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares (x) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.1 and (y) an amount in cash equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 2.1 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.3 and dividends and other distributions pursuant to Section 2.2(h). No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of the Certificate may be issued or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

(iii) The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for the relevant Merger Consideration pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or reasonably requested by the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate (and such affidavit of loss shall not be deemed effective without the posting of such bond if required hereunder), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

(h) Dividends and Other Distributions. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.2. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.3 Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment in lieu of such fractional share of Company Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates pursuant to Section 2.2(b) (such excess being hereinafter referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates representing Shares, shall sell the Excess Shares at then prevailing prices in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the New York Stock Exchange at then-prevailing market prices in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds for the holders of Shares (the “Fractional Shares Fund”). The Exchange Agent shall determine the portion of the Fractional Shares Fund to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Fractional Shares Fund by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest, subject to and in accordance with Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005 (except for the portions of the Form 10-K identified therein as risk factors or forward looking statement safe harbors) or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are, or would reasonably be expected to become, materially adverse to the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the newspaper industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, including the effect of the announcement of, or the existence of the plan to make, the Proposed Divestitures (as hereinafter defined) (provided, that the exception in this clause (b)(i) shall not apply to the representations and warranties contained in Section 3.3(c) to the extent that the execution of this Agreement or the consummation of the transactions contemplated hereby would result in any of the consequences set forth in clauses (i) or (ii) of such section), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby or (iii) changes in applicable Law, GAAP (as hereinafter defined) or accounting standards. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated articles of incorporation and by-laws, each as amended through the date hereof. The Company is not in violation of any of the provisions of its articles of incorporation and by-laws and each Subsidiary of the Company is not in violation of its respective charter documents, except as would not have a Company Material Adverse Effect. Exhibit 21 to the Company’s Annual Report on Form 10-K

for the fiscal year ended December 25, 2005 includes all the Subsidiaries of the Company which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by the Company, free and clear of all Liens (as hereinafter defined), other than Company Permitted Liens (as hereinafter defined), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. As used here, “Significant Subsidiary” shall mean a significant subsidiary of an entity as determined under Rule 1-02 of Regulation S-X of the SEC (as hereinafter defined).

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”), of which 1,500,000 shares are designated as Series A Junior Participating Preferred Stock and 1,758,242 shares are designated as Series B Preferred Stock. As of March 10, 2006, 67,079,949 shares of Company Common Stock were issued and outstanding. As of March 10, 2006, (i) 15,744 shares of Company Common Stock were held in treasury, (ii) 355,998 shares of Company Common Stock were reserved for issuance under the Company’s Compensation Plan for Non-Employee Directors, 179,446 shares of Company Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan and 3,228,230 shares of Company Common Stock were reserved for issuance under the Company’s Employee Equity Incentive Plan, and (iii) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) of the previous sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) (i) Except as set forth in Section 3.2(a), as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after March 10, 2006, but were reserved for issuance as set forth in Section 3.2(a), and (ii) except for awards to acquire shares of Company Common Stock under any equity plan of the Company listed in Section 3.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar stock-based rights of the Company or any of its Subsidiaries.

(c) Except for awards to acquire shares of Company Common Stock under any equity plan of the Company as disclosed in Section 3.2(a), neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Shareholder Approval (as hereinafter defined), (ii) compliance with Article TENTH of the Company’s articles of incorporation and (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida and the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of Company, enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the FBCA and the DGCL, (ii) the Securities Act of 1933 (the “Securities Act”), (iii) the Securities Exchange Act of 1934 (the “Exchange Act”) and (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and is immaterial in amount (each of the foregoing, a “Company Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 28, 2003 (the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and, as of their respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 25, 2005, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 25, 2005.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 25, 2005 included in the Company’s annual report on Form 10-K for the fiscal year then ended, (b) for liabilities permitted by or incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 25, 2005 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign constitution, law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) no Hazardous Substance (as hereinafter defined) is present in, on, under or about any of the properties currently owned or leased by the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and for which the Company or any of its Subsidiaries would reasonably be expected to be liable, (iii) to the knowledge of the

Company, no Hazardous Substance is present in, on, under or about any of the properties previously owned or leased by the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and for which the Company or any of its Subsidiaries would reasonably be expected to be liable, (iv) since December 25, 2005, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, (v) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (vi) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8.

(b) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, other than environmental provisions of lease agreements, typical hazardous materials purchasing, handling, transportation and disposal contracts or arising out of financial assurance requirements under Environmental Laws.

(c) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (y) worker safety or (z) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(d) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls or toxic mold.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee or consultant of the Company or its Subsidiaries.

(b) Other than as disclosed on Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any commitment to establish any new Company Benefit Plan (except to the extent required by Law or to conform any such Company Benefit Plan to the requirements of any applicable Law, or as required by this Agreement) or to modify any Company Benefit Plan.

(c) Documents. The Company has made available to Parent correct and complete copies of:

(i) Each Company Benefit Plan;

(ii) the most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan;

(iii) the most recent annual report (Form Series 5500) and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan;

(iv) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets;

(v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan;

(vi) all communications material provided to any Company employee or Company employees relating to any Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any additional material liability to the Company that does not otherwise arise from existing rights under the terms of the Company Benefit Plans or existing award agreements thereunder; and

(vii) any IRS determination letters relating to each Company Benefit Plan.

(d) Each material Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code:

(i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination;

(ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation; and

(iii) has had no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.

(f) No Company Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Subsidiary of the Company has made a binding commitment to provide to any Company employee (either individually or to Company employees as a group) with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable statute.

(g) With respect to each material Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof:

(i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA,

(ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred,

(iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full,

(iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and

(v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(h) To the knowledge of the Company, as of the date hereof, there does not exist any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time. “Controlled Group Liability” means liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans.

(i) As of the date hereof, the data that the Company has provided to Parent, as set forth on Section 3.9(i) of the Company Disclosure Schedule, with respect to the individuals who are party to “Tier 1” Income Security Agreements for (i) amounts and benefits that may be paid or provided in connection with the Merger (alone or in conjunction with any other events) and (ii) W-2 information for such individual for such individuals’ taxable years 2001 through 2005, so that Parent may calculate the amount of any “excess parachute payments” (within the meaning of Section 280G of the Code) that will be payable in connection with the Merger (alone or in conjunction with any other events), assuming the Effective Time and any right to such payments or benefits occurs as of the date hereof, is true and correct in all material respects.

(j) No RSU (as defined in the Company’s Employee Equity Incentive Plan (the “Equity Plan”)) granted under the Equity Plan will vest prior to the earlier of (a) December 16, 2006 or (b) the occurrence of a Corporate Transaction (as defined in the Equity Plan).

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event:

(i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or

(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

Section 3.10 Absence of Certain Changes or Events.

(a) From December 25, 2005 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been (i) any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect, (ii) any distribution or dividend made by the Company (other than quarterly dividends in the amount not in excess of $0.37 per share), (iii) any material repurchase of equity securities by the

Company, (iv) any split, combination or reclassification of any of the Company’s capital stock, (v) any material change in accounting methods, principles or practices of the Company, (vi) any material acquisition by the Company or any Subsidiary of the Company of, or agreement by the Company or any Subsidiary of the Company to acquire, any business or corporation, partnership, association or other business organization or division thereof or (vii) any sale, lease, license or other disposition of any material properties or assets of the Company or its Subsidiaries except the sale, lease, license or disposition of property or assets in the ordinary course of business consistent with past practice.

(b) Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Form S-4; Proxy Statement/Prospectus; Other Information. None of the information provided by the Company to be included in the filing with the SEC of an information statement/proxy statement/prospectus relating to the matters to be submitted at the Company Meeting (as hereinafter defined) and the notices required to the stockholders of Parent in connection with the Parent Stockholder Approval (such information statement/proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) or registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) will, at the time the Form S-4 is declared effective, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of applicable Law, including the Securities Act and the Exchange Act.

Section 3.13 Rights Plan. The Board of Directors of the Company has resolved to take, and the Company has taken, all action necessary to (a) render the rights to purchase shares of Series A Junior Participating Preferred Stock of the Company, issued pursuant to the terms of the Rights Agreement (the “Rights Agreement”), dated June 21, 1996, as amended, between the Company and Chase Mellon Shareholder Services, LLC, as Rights Agent, inapplicable to the Merger and the execution and operation of this Agreement and (b) cause the Rights Agreement to terminate as of immediately prior to the Effective Time.

Section 3.14 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) and (vii) none of the Company or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.15 Labor Matters. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”), and, (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement of any material intellectual property rights of any person by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (c) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, and (d) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.

Section 3.17 Real Property. Section 3.17 of the Company Disclosure Schedule sets forth a list of material real property currently owned or leased by the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, except for properties and assets that have been disposed of in the ordinary course of business since December 25, 2005, free and clear of all Liens (except for Company Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date hereof, excluding therefrom mortgages, deeds of trust, judgment liens, tax liens for delinquent taxes and other monetary liens). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each material lease agreement to which the Company or any of its Subsidiaries is a party is valid and enforceable and neither the Company nor any of its Subsidiaries is in default under any such agreement, and no circumstances exist which, with notice, the passage of time or both, would reasonably be expected to constitute a default of the Company or any of its Subsidiaries under any such agreement.

Section 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinions of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.19 Required Vote of the Company Shareholders. Subject to accuracy of the representations and warranties in Section 4.20, the affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least eighty percent (80%) of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Shareholder Approval”); provided, however, that if the Board of Directors of the Company makes the requisite determination under paragraph (a)(ii) of Article TENTH of the Company’s articles of incorporation, the Company Shareholder Approval shall be the affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast thereupon by holders of Company Common Stock; provided, further, however, that, notwithstanding such determination, if the circumstances set forth in paragraph (a)(i) of Article TENTH of the Company’s articles of incorporation shall occur, the Company Shareholder Approval shall be the affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least eighty percent (80%) of all of the votes entitled to be cast thereupon by holders of Company Common Stock. To the knowledge of the Company, as of the date hereof, no more than 20% of the capital stock of the Company entitled to vote generally in the election of directors (“Company Voting Stock”) is beneficially owned, directly or indirectly, by any (a) individual who is not a citizen of the United States, (b) corporation, partnership or other entity organized under laws other than the laws of the United States or any state of the United States, (c) foreign government, (d) “group” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) which includes any individual or entity referred to in this Section 3.19 or (e) corporation, partnership or other entity controlled, directly or indirectly, by any individual, entity or group referred to in this Section 3.19. For purposes of this Section 3.19 only, (i) the terms “affiliate,” “associate” and “control” shall have the respective meanings ascribed to such terms on January 1, 1989 in Rule 12b-2 under the Exchange Act, (ii) a person shall be deemed to “beneficially own,” and shall be deemed to be the “beneficial owner” of, any Company Voting Stock which such person or any of such person’s affiliates or associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 or Rule 13d-5 under the Exchange Act as in effect on January 1, 1989, (iii) without limitation, any shares of Company Voting Stock that any person has the right to acquire pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person, and (iv) the term “person” shall mean any individual, corporation, partnership, other entity or “group” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act as in effect on January 1, 1989.

Section 3.20 Material Contracts.

(a) Except for this Agreement or as filed as exhibits to the Company SEC Documents prior to the date hereof, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract containing any covenant materially limiting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business, (iii) any mortgages, indentures, financial guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business or (iv) any material settlement agreement with material continuing obligations of, or material restrictions on, the Company or any of its Subsidiaries (all contracts of the type described in this Section 3.20(a) being referred to herein as “Company Material Contracts”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21 Finders or Brokers. Except for Goldman, Sachs & Co. and Morgan Stanley, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has provided to Parent a copy of its engagement letters with Goldman, Sachs & Co. and Morgan Stanley pursuant to which any fees may be payable in connection with this Agreement or the transactions contemplated hereby.

Section 3.22 Reorganization. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (a) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) the ability of counsel to render the opinions described in Sections 6.2(d) and 6.3(d) of this Agreement.

Section 3.23 No Additional Representations.

(a) The Company acknowledges that it and its Representatives (as hereinafter defined) have received access to such books and records, facilities, equipment, contracts and other assets of Parent which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of Parent and to discuss the business and assets of Parent.

(b) The Company acknowledges that neither Parent nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and its Representatives except as expressly set forth in Article IV (which includes the Parent Disclosure Schedule and the Parent SEC Documents), and neither Parent nor any other person shall be subject to any liability to the Company or any other person resulting from Parent’s making available to the Company or the Company’s use of such information or any information, documents or material made available to the Company in the due diligence materials provided to the Company.

Section 3.24 Transactions with Affiliates. Except as set forth in the Company’s last proxy statement filed with the SEC filed prior to the date hereof, since the date of such proxy statement, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.25 Anti-Takeover Statutes. Subject to the accuracy of the representations and warranties of Parent in Section 4.20, Sections 607.0901 and 607.0902 of the FBCA shall not apply to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005 (except for the portions of the Form 10-K identified therein as risk factors or forward looking statement safe harbors) or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Parent Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Parent Material Adverse Effect” means such facts, circumstances, events or changes that are, or would reasonably be expected to become, materially adverse to the business, financial condition or continuing operations of Parent and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the newspaper industry in the United States or the economy, the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, including the effect of the announcement of, or the existence of the plan to make, the Proposed Divestitures (provided, that the exception in this clause (b)(i) shall not apply to the representations and warranties contained in Section 4.3(c) to the extent that the execution of this Agreement or the consummation of the transactions contemplated hereby would result in any of the consequences set forth in clauses (i) or (ii) of such section), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby or (iii) changes in applicable Law, GAAP or accounting standards. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and by-laws of Parent, each as amended through the date hereof. Parent is not in violation of any of the provisions of its certificate of incorporation and by-laws and each Subsidiary of Parent is not in violation of its respective charter documents, except as would not have a Parent Material Adverse Effect. Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005 includes all the Subsidiaries of the Company which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by Parent, free and clear of all Liens other than Parent Permitted Liens (as hereinafter defined), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Parent consists of 100,000,000 (prior to the filing of the Certificate Amendment) shares of Parent Common Stock and 60,000,000 shares of Parent Class B Stock. As of February 26, 2006, 20,599,579 shares of Parent Common Stock and 26,207,397 shares of Parent Class B Stock were issued and outstanding. As of December 25, 2005, (i) no shares of Parent Common Stock and no shares of Parent Class B Stock were held in treasury, and (ii) 7,510,773 shares of Parent Common Stock were reserved for issuance under Parent’s Amended and Restated 1990 Directors’ Stock Option Plan, Amended and Restated 1994 Stock Option Plan, 2001 Director Option Plan, 2004 Stock Incentive Plan, Amended Employee Stock Purchase Plan and 1997 Stock Option Plan. All the outstanding shares of Parent Common Stock, and all such shares reserved for issuance as noted in clause (ii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) (i) Except as set forth in Section 4.2(a) above, as of the date hereof, Parent does not have any shares of its capital stock issued or outstanding other than shares of Parent Common Stock that have become outstanding after December 25, 2005, but were reserved for issuance as set forth in Section 4.2(a) above, and (ii) except for awards to acquire shares of Parent Common Stock under any equity plan of Parent listed in Section 4.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of Parent’s Subsidiaries is a party obligating Parent to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar stock-based rights of Parent or any of its Subsidiaries.

(c) Except for awards to acquire shares of Parent Common Stock under any equity incentive plan of Parent as disclosed in Section 4.2(a), neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and except for (i) the Parent Stockholder Approval and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Parent has resolved to recommend that Parent’s stockholders approve the adoption of this Agreement, the Certificate Amendment and the Stock Issuance. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the FBCA and the DGCL, (ii) the Securities Act, (iii) the Exchange Act and (iv) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent of this Agreement does not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves has been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent and is immaterial in amount (each of the foregoing, a “Parent Permitted Lien”), upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since December 28, 2003 (the “Parent SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and, as of their respective dates, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 25, 2005, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 25, 2005.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 25, 2005 included in Parent’s annual report on Form 10-K for the fiscal year then ended, (b) for liabilities permitted by or incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 25, 2005 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Parent’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. (a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) no Hazardous Substance is present in, on, under or about any of the properties currently owned or leased at any time by Parent or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and for which Parent or any of its Subsidiaries would reasonably be expected to be liable, (iii) to the knowledge of Parent, no Hazardous Substance is present in, on, under or about any of the properties previously owned or leased by Parent or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and for which Parent or any of its Subsidiaries would reasonably be expected to be liable, (iv) since December 25, 2005, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, (v) to the knowledge of Parent, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by Parent or any of its Subsidiaries as a result of any activity of Parent or any of its Subsidiaries during the time such properties were owned, leased or operated by Parent or any of its Subsidiaries and (vi) neither Parent, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 4.8.

(b) Except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, other than environmental provisions of lease agreements, typical hazardous materials purchasing, handling, transportation and disposal contracts or arising out of financial assurance requirements under Environmental Laws.

Section 4.9 Employee Benefit Plans.

(a) “Parent Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Parent or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee or consultant of Parent or its Subsidiaries.

(b) Other than as disclosed on Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any plan or commitment to establish any new Parent Benefit Plan (except to the extent required by Law or to conform any such Parent Benefit Plan to the requirements of any applicable Law or as required by this Agreement) or to modify any Parent Benefit Plan.

(c) Each material Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code:

(i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination;

(ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation; and

(iii) has had no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.

(e) With respect to each material Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof:

(i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA,

(ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred,

(iii) all premiums to the PBGC have been timely paid in full,

(iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and

(v) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event:

(i) entitle any current or former employee, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or

(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

Section 4.10 Absence of Certain Changes or Events.

(a) From December 25, 2005 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been (i) any event, development or state of circumstances that has had, individually or in the aggregate, a Parent Material Adverse Effect, (ii) any distribution or dividend made by Parent (other than quarterly dividends in the amount not in excess of $0.18 per share), (iii) any material repurchase of equity securities by Parent, (iv) any split, combination or reclassification of any of Parent’s capital stock, (v) any material change in accounting methods, principles or practices of Parent, (vi) any material acquisition by Parent or any Subsidiary of Parent of, or (except for this Agreement) agreement by Parent or any Subsidiary of Parent to acquire, any business or corporation, partnership, association or other business organization or division thereof or (vii) any sale, license or other disposition of any material properties or assets of Parent or its Subsidiaries except the sale, lease, license or disposition of property or assets in the ordinary course of business consistent with past practice.

(b) Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of Parent’s Subsidiaries, and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Form S-4; Proxy Statement/Prospectus; Other Information. None of the information provided by Parent to be included in the Proxy Statement/Prospectus or Form S-4 will, at the time the Form S-4 is declared effective, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.13 Available Funds. Parent will have available at the Effective Time all funds necessary for the payment of the Merger Consideration and sufficient for the satisfaction of all of Parent’s obligations under this Agreement.

Section 4.14 Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (ii) Parent and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of Parent have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, (v) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens, (vi) none of Parent or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by

Section 355 of the Code (or any similar provision of state, local or foreign Law), and (vii) none of Parent or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

Section 4.15 Labor Matters. Except for such matters which would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries and, (ii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of Parent, threatened with respect to such employees and (b) Parent and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any liabilities under WARN as a result of any action taken by Parent (other than at the written direction of the Company or as a result of any of the transactions contemplated hereby) that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16 Intellectual Property. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) as of the date hereof, there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement of any material intellectual property rights of any person by Parent or its Subsidiaries for their use of the Intellectual Property of Parent or any of its Subsidiaries, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe upon any intellectual property rights of any person, (c) as of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its Subsidiaries, and (d) to the knowledge of Parent, no person is infringing upon any Intellectual Property of Parent or any of its Subsidiaries.

Section 4.17 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Credit Suisse Securities (USA) LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to Parent from a financial point of view.

Section 4.18 Material Contracts.

(a) Except for this Agreement or as filed as exhibits to the Parent SEC Documents prior to the date hereof, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract containing any covenant materially limiting the right of Parent or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business, (iii) any mortgages, indentures, financial guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business or (iv) any material settlement agreement with material continuing obligations of, or material restrictions on, Parent or any of its Subsidiaries (all contracts of the type described in this Section 4.18(a) being referred to herein as “Parent Material Contracts”).

(b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.19 Finders or Brokers. Except for Credit Suisse Securities (USA) LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.20 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns or, since December 31, 2004 has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.21 Reorganization. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (a) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) the ability of counsel to render the opinions described in Sections 6.2(d) and 6.3(d) of this Agreement.

Section 4.22 No Additional Representations.

(a) Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information, including the presentation materials delivered to Parent by Goldman, Sachs & Co. and dated November 23, 2005, as subsequently updated, supplemented or amended (the “Information Memorandum”) or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to (i) the information set forth in the Information Memorandum or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Information Memorandum or any management presentation.

Section 4.23 Non-Foreign Person. To the knowledge of Parent, as of the date hereof, no more than 20% of the capital stock of Parent entitled to vote generally in the election of directors (“Parent Voting Stock”) is beneficially owned, directly or indirectly, by any (a) individual who is not a citizen of the United States, (b) corporation, partnership or other entity organized under laws other than the laws of the United States or any state of the United States, (c) foreign government, (d) “group” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) which includes any individual or entity referred to in this Section 4.23 or (e) corporation, partnership or other entity controlled, directly or indirectly, by any individual, entity or group referred to in this Section 4.23. For purposes of this Section 4.23 only, (i) the terms “affiliate,” “associate” and “control” shall have the respective meanings ascribed to such terms on January 1, 1989 in Rule 12b-2 under the Exchange Act, (ii) a person shall be deemed to “beneficially own,” and shall be deemed to be the “beneficial owner” of, any Parent Voting Stock which such person or any of such person’s affiliates or associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 or Rule 13d-5 under the Exchange Act as in effect on January 1, 1989, (iii) without limitation, any shares of Parent Voting Stock that any person has the right to acquire pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person, and (iv) the term “person” shall mean any individual, corporation, partnership, other entity or “group” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act as in effect on January 1, 1989.

Section 4.24 Required Vote of Parent Stockholders. The affirmative vote of the holders of outstanding shares of Parent Common Stock and Parent Class B Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Parent Common Stock and Parent Class B Stock voting together as a class, is the only vote of holders of securities of Parent which is required to adopt this Agreement. The affirmative vote of the holders of outstanding shares of Parent Common Stock and Parent Class B Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Parent Common Stock and Parent Class B Stock, voting together as a class, is the only vote of holders of securities of Parent which is required to approve the Certificate Amendment. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and Parent Class B Stock, voting together as a class, present in person or by proxy at a meeting duly called and held for approval of the Stock Issuance is the only vote of holders of securities of Parent which is required to approve the Stock Issuance. Immediately following the execution of this Agreement, holders of Parent Class B Stock will act by written consent, which action will be sufficient, without the vote of any other stockholder, for the stockholders of Parent to adopt this Agreement and to approve the Certificate Amendment and the Stock Issuance.

Section 4.25 Transactions with Affiliates. Except as set forth in Parent’s last proxy statement filed with the SEC filed prior to the date hereof, since the date of such proxy statement, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.26 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby) and excluding the effect of any inaccuracy of the representations and warranties contained in Article III, (i) none of the Surviving Corporation or any of its Subsidiaries, taken as a whole, will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of the Surviving Corporation and each of its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of the Surviving Corporation and each of its Subsidiaries, taken as a whole, at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries, taken as a whole, will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud creditors of Parent, the Company or any Subsidiary of the Company.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business, and (B) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers, licensors, licensees and others with which they have business dealings.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made by its directly or indirectly wholly owned Subsidiaries in the ordinary course of business and (B) that the Company may continue to pay regular quarterly cash dividends on the Company Common Stock consistent with past practice (not to exceed $0.37 per share per quarter);

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by (x) existing written agreements or Company Benefit Plans, or (y) as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company’s directors, executive officers, publishers, or any other individual who has entered into an agreement with the Company that provides change in control and/or severance protection by more than 5% from the level at which such compensation or benefits were payable immediately prior to the date of this Agreement, (B) increase the compensation or benefits payable to any employee of the Company except as in accordance with the ordinary course of business and consistent with past practice, (C) enter into any employment, consulting, special retirement, change of control, separation, severance or retention agreement with any employee of the Company (provided that the Company may enter into individual agreements in accordance with the ordinary course of business and consistent with past practice that provide for payments not in excess of $250,000 per individual and provided further that the total aggregate payments under all such agreements shall not exceed $2,500,000), (D) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in cost to the Company, or (E) hire, promote, demote or otherwise change the employment status (e.g., part-time, full-time, leave), title or other material term or material condition of employment of any individual who is (or would become after such hiring, promotion, demotion or change) a publisher or executive editor; provided, however, that notwithstanding the foregoing, Parent and the Company agree to cooperate in good faith to jointly design and the Company shall establish a program for the payment of “stay bonuses” to be established in accordance with the provisions outlined in Section 5.1(b)(iii) of the Company Disclosure Schedule;

(iv) shall not, and shall not permit any of its Subsidiaries to, (x) agree to labor or employment arbitration awards or settlements resulting in total payments of more than $300,000 or (y) agree in a labor arbitration or settlement to a work condition that would set a precedent adversely affecting the business of the Company;

(v) shall not, and shall not permit any of its Subsidiaries to, engage in bargaining with any union representing any employees of the Company or its Subsidiaries, except bargaining that is done after notice to and consultation with Parent;

(vi) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(vii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(viii) shall not, and shall not permit any of its Subsidiaries to, adopt any material amendments to its articles of incorporation or by-laws or similar applicable charter documents;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to,

(A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities,

(B) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), or

(C) issue any equity-based compensation awards, whether settled in stock, cash, or otherwise,

other than

(w) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards (each as hereinafter defined) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), and

(x) issuances of shares of Company Common Stock in the ordinary course of business pursuant to the Company’s 401(k) plan;

(x) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock upon (1) the exercise of Company Stock Options using such shares for the payment of the exercise price or (2) the settlement of Company Stock-Based Awards or the exercise of Company Stock Options if shares of Company Common Stock are used to satisfy obligations with respect to withholding Taxes;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business (including borrowings under the Company’s commercial paper program) and except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, in each case, in the ordinary course of business, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money without increasing the amount of borrowing, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement;

(xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Company Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries;

(xiii) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights in a manner adverse to the Company under (a) any agreement, contract, binding understanding, instrument, or legally binding commitment or undertaking (a “Contract”) containing any covenant limiting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business; (b) any Contract, or group of related Contracts with a person or entities (or group of affiliated persons or entities), under which such modification, amendment, termination or waiver of any right would have a material adverse impact on the Proposed Divestitures or otherwise have a Company Material Adverse Effect; (c) any mortgages, indentures, financial guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business or (d) any material settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries (all contracts of the type described in this Section 5.1(b)(xiii) being referred to herein as “Company 5.1 Contracts”);

(xiv) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts or Company 5.1 Contracts, other than, in each case, in the ordinary course of business and in compliance with the other restrictions set forth in this Section 5.1;

(xv) shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material liability for Taxes or surrender any material claim for a refund of Taxes;

(xvi) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(xvii) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it and its Subsidiaries, taken as a whole, except in the ordinary course of business;

(xviii) shall not, and shall not permit any of its Subsidiaries to, settle any material claim, action or proceeding (other than any such claim, action or proceeding which is the subject of Section 5.1(b)(iv)), except to the extent such settlement provides solely for the payment of money damages which are (x) subject to reserves existing as of the date hereof in accordance with GAAP, (y) covered by existing insurance policies or (z) otherwise less than $500,000; and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1 of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that (A) the business of Parent and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business, and (B) Parent and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers, licensors, licensees and others with which they have business dealings.

(d) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by its direct or indirect wholly owned Subsidiaries in the ordinary course of business and (B) that Parent may continue to pay regular quarterly cash dividends on the Parent Common Stock and Parent Class B Stock in a manner and with such increases as are consistent with past practice;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(iv) shall not, and shall not permit any of its Subsidiaries to, adopt any material amendments to its articles of incorporation or by-laws or other equivalent organizational documents (other than the Certificate Amendment);

(v) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of options to purchase shares of Parent Common Stock and or other securities convertible into shares of Parent Common Stock outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(d) or under any benefit plan of Parent, as it exists on the date hereof, (B) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, and (C) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with the Parent’s customary schedule;

(vi) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(vii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business (including all borrowings under Parent’s commercial paper program) and except for (A) any indebtedness for borrowed money among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, in each case, in the ordinary course of business,

(B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, (C) guarantees by Parent of indebtedness for borrowed money of Subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 5.1(d), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) indebtedness for borrowed money as described in Section 5.1(d)(vii) of the Parent Disclosure Schedule;

(viii) except for transactions among the Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or in connection with contemplated borrowings described in Section 5.1(d)(vii) of the Parent Disclosure Schedule, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Parent Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and except as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(ix) shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement; and

(x) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Investigation.

(a) The Company and Parent shall afford to each other and to their respective officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the properties, employees, contracts, commitments, books and records of such party and its Subsidiaries and any report, schedule or other document filed or received by such party pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries is a party, would cause a significant risk, in the reasonable judgment of the disclosing party, of a loss of privilege to the disclosing party, or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall the Company or Parent or any of their respective Representatives be permitted to perform any invasive onsite environmental procedure with respect to any property of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

(b) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated November 23, 2005 and a Confidentiality Agreement dated February 23, 2006 (together, the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Information (as defined in the Confidentiality Agreements) confidential in accordance with the terms of the Confidentiality Agreements.

Section 5.3 No Solicitation.

(a) Subject to Sections 5.3(b)-(e), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)).

(b) Notwithstanding the limitations set forth in Section 5.3(a), prior to the receipt of the Company Shareholder Approval, if the Company receives an Alternative Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith is reasonably expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality (provided, that if any confidentiality agreement with such third party does not contain standstill provisions or contains standstill provisions more favorable to such third party than those contained in the Confidentiality Agreements, then the Company shall execute and deliver to Parent a waiver of the standstill provisions of the Confidentiality Agreements such that Parent will not be subject to greater standstill restrictions in any respect than the third party making such Alternative Proposal), to the terms of the Confidentiality Agreements and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal. Upon receipt by the Company after the date hereof of any Alternative Proposal or any request for nonpublic information which it reasonably believes would lead to an Alternative Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Proposal, or of such request or inquiry and shall provide Parent with such reasonable information as is reasonably necessary to keep Parent reasonably informed with respect to any material current developments regarding any such Alternative Proposal, or regarding any such request or inquiry.

(c) In response to the receipt of a Superior Proposal that has not been withdrawn, the Board of Directors of the Company may, at any time prior to the receipt of the Company Shareholder Approval, withdraw, modify or qualify the Company Recommendation (a “Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of the directors’ fiduciary obligations to the Company’s shareholders under applicable Law; provided, however, that the Company shall send Parent written notice of its intention to effect a Change of Recommendation at least three (3) business days prior to effecting a Change of Recommendation.

(d) Other than in connection with a Superior Proposal (which shall be subject to Section 5.3(c) and not subject to this Section 5.3(d)), nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation to the extent that the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to result in a breach of the directors’ fiduciary obligations to the Company’s shareholders under applicable Law; provided, however, that the Company shall send Parent written notice of its intention to effect a Change of Recommendation at least three (3) business days prior to effecting a Change of Recommendation. The Board of Directors of the Company shall not make any Change of Recommendation other than in compliance with and as permitted by Section 5.3(c) or this Section 5.3(d).

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided that the foregoing shall not relieve the Company and its Board of Directors from complying with this Section 5.3 and Section 5.4.

(f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of any class of capital stock of the Company or fifteen percent (15%) or more of the voting power represented by the outstanding voting securities of the Company.

(g) As used in this Agreement “Superior Proposal” shall mean an unsolicited bona fide written offer made by a third party to acquire all or substantially all of the assets of the Company and its Subsidiaries as a whole or at least a majority of the total outstanding voting securities of the Company on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate (including the timing, ability to finance and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders than the transactions contemplated by this Agreement.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials for the shareholders of the Company and an information statement pursuant to Rule 14c-2 promulgated under the Exchange Act for the stockholders of Parent that shall together constitute the Proxy Statement/Prospectus and Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4. The Proxy Statement/Prospectus will include notice to stockholders required by Section 262(d)(1) of the DGCL that appraisal rights will be available with respect to Parent Class B Stock and notice to stockholders required by Section 228(e) of the DGCL that the stockholders of Parent have taken action without a meeting by less than unanimous written consent. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent’s prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the transactions contemplated hereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, however, that, the Company, in connection with a Change of Recommendation, may amend or supplement the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to effect such a Change of Recommendation. The Company and Parent will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Company shareholders and Parent stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent and the Company will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company.

(b) The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with applicable Law and its articles of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby.

(d) Parent shall take all action necessary in accordance with applicable Law and its certificate of incorporation and by-laws to effectuate, immediately following the execution of this Agreement, the Parent Stockholder Approval by means of a written consent in the form set forth in Section 6.1(b) of the Company Disclosure Schedule and to comply with all requirements under the Exchange Act relating to the Parent Stockholder Approval as promptly as practicable. The Board of Directors of the Company shall take any actions and make any determinations required under paragraphs (a)(i) and (b) of Article TENTH of the Company’s articles of incorporation as soon as reasonably practicable after the date hereof.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to its shareholders in advance of the vote to be held at the Company Meeting, or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement/ Prospectus) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. Except to the extent expressly permitted by Section 5.3(c) or 5.3(d), as applicable: (i) the Board of Directors of the Company shall recommend that the Company shareholders vote in favor of approval of this Agreement and the Merger at the Company Meeting, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of approval of this Agreement and the Merger at the Company Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of approval of this Agreement and the Merger.

Section 5.5 Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Stock Options and Other Stock-Based Awards.

(i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding as of a date that is seven days prior to the Effective Time shall, as of a date that is seven days prior to the Effective Time, immediately vest as to 100% of the shares subject to such Company Stock Option and shall, to the extent not exercised prior, be cashed out at the Effective Time for an amount equal to the Option Consideration. The “Option Consideration” shall mean for each Company Stock Option, an amount in cash equal to the excess, if any, of (A) the product of (1) the number of shares of Company Common Stock issuable upon exercisable of such Company Stock Option, multiplied by (2) the sum of (x) the Per Share Cash Amount plus (y) the product of the Exchange Ratio multiplied by the closing price per share of the Parent Common Stock on the last trading day immediately preceding the Closing Date (the cash amount equal to the sum of (x) and (y), the “Equity Award Consideration”) over (B) the aggregate exercise price of such Company Stock Option.

(ii) Immediately prior to the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Benefit Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Restricted Shares (as hereinafter defined), Purchase Plan Shares (as hereinafter defined) and Company Stock Options (each, other than Restricted Shares, Purchase Plan Shares and Company Stock Options, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be fully vested and converted into a right to receive the Equity Award Consideration per share of Company Common Stock to which such Company Stock-Based Award makes reference to be paid to holders of such rights in accordance with the terms of such rights.

(iii) Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a).

(iv) At the Effective Time, the Company’s Employees Stock Purchase Plan (the “Stock Purchase Plan”) shall terminate. In connection with such termination, the last day of the final Purchase Period (as defined in the Stock Purchase Plan) shall be deemed to be the date that is seven days prior to the Effective Time, as a result of which each participant therein shall be entitled to purchase prior to the Effective Time a number of whole shares of Company Common Stock calculated pursuant to Section IX of the Stock Purchase Plan (the “Purchase Plan Shares”) and the Company shall retain accumulated payroll deductions, thereby causing all such Purchase Plan Shares to be shares of Company Common Stock that are converted into the right to receive the Merger Consideration as provided in Section 2.1(a).

(v) The Compensation Committee of the Board of Directors of the Company pass such resolutions as are reasonably necessary with respect to the Company Stock Options, Company Stock-Based Awards, the Restricted Shares and the Purchase Plan Shares to implement the foregoing provisions of this Section 5.5. Such resolutions shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned.

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit Parent from amending or terminating, or from causing the Company to amend or terminate, any such Benefit Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law. From the Effective Time until December 31, 2006, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements (“Company Employees”) compensation and benefits that are reasonably equivalent in the aggregate to the Company Benefit Plans that such Company Employees participated in prior to the Effective Time (other than with respect to equity compensation, annual or other periodic cash incentive compensation, and payment upon separation from service). From January 1, 2007 until December 31, 2007, Parent shall provide, or shall cause to be provided, to each Company Employee compensation and benefits that are (1) reasonably equivalent in the aggregate to the Company Benefit Plans that such Company Employees participated in prior to the Effective Time (other than with respect to equity compensation, annual or other periodic cash incentive compensation, and payment upon separation from service) or, at the discretion of Parent, or (2) substantially equivalent, in the aggregate, to the compensation and benefits of similarly situated employees of Parent. After December 31, 2007, Parent shall provide, or shall cause to be provided, compensation and benefits substantially equivalent, in the aggregate, to the compensation and benefits of similarly situated employees of Parent.

(ii) Parent agrees to the additional matters set forth on Section 5.5(b)(ii) of the Company Disclosure Schedule. Notwithstanding the foregoing, Parent may amend any 401(k) plan of the Company to eliminate employer securities as an investment alternative with respect to new employee contributions or matching contributions.

(iii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall subject to applicable Law and applicable tax qualification requirements be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iv) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Plans and the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(v) Until December 31, 2006, Parent agrees to continue or cause the Surviving Corporation to continue the Company’s retiree welfare programs, including medical prescription drugs and retiree life insurance program (the “Company Retiree Welfare Programs”) on terms and conditions substantially equivalent in duration, scope, value, participant cost, vesting and otherwise to those in effect as of the Effective Time with respect to all Company employees and retirees who (A) as of the time immediately prior to the Effective Time are receiving benefits under the Company Retiree Welfare Programs or (B) as of the time immediately prior to the Effective Time would be eligible to receive benefits under the Company Retiree Welfare Programs as of immediately prior to the Effective Time (“Covered Retirees”). After December 31, 2006, Parent agrees to continue, without any lapse in coverage, retiree welfare programs for Covered Retirees under, in the discretion of Parent, (A) the Company Retiree Welfare Programs or (B) the retiree welfare programs maintained by Parent as of immediately prior to the Effective Time; provided, however, that, with respect to any Covered Retiree who retired prior to December 31, 1993, Parent shall continue the Company Retiree Welfare Program on terms and conditions no less favorable in duration, scope, value, participant cost, vesting and otherwise than those in effect as of immediately prior to the Effective Time with respect to such Covered Retirees.

(vi) The Company shall pay, as of immediately prior to the Effective Time, each Company Employee employed as of immediately prior to the Effective Time and then participating in any Company Benefit Plan that is an annual bonus plan (a “Bonus Plan”), a bonus equal to the product of (A) the Company Employee’s bonus entitlement under such plans for the calendar year in which the Effective Time occurs, based on the

Company’s actual performance and the Company Employee’s achievement of performance goals for the period beginning at the beginning of the year in which the Effective Time occurs and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (or as of the end of the month immediately preceding the end of the month in which the Effective Time occurs if the Effective Time coincides with the end of the month) (the “Measurement Date”) and (B) a fraction, the numerator of which shall equal the number of days in the calendar year through the Measurement Date and the denominator of which is 365 (the “Pro Rata Bonus”). If the Effective Time occurs after December 2006, the Company shall be permitted to establish a Bonus Plan for 2007, based upon targets and goals substantially similar to those established for 2006. Following the payment of Pro Rata Bonuses as set forth above, Parent will cause the Surviving Corporation to (A) maintain a bonus plan for the remainder of the calendar year in which the Effective Time occurs on the same terms and conditions and pursuant to the same targets and performance measures as were in effect for the calendar year in which the Effective Time occurs, although the performance measures by which bonus achievement is measured may be modified by the Company. Company performance in respect of calculations made under the Bonus Plans for the calendar year 2006 shall be calculated without taking into account any adverse impact on performance in connection with the Proposed Divestitures and any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement, including the Proposed Divestitures, or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and for the 2006 calendar year shall not be subject to negative discretion by the administrator for the Bonus Plan.

(c) Communications. The Company shall not communicate in writing to groups of Company employees and/or Company retirees, regarding any matters discussed in this Section 5.5 without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and to be rendered promptly. The Company will use its reasonable best efforts to cause its officers and the members of the Board of Directors of the Company not to make any formal, oral communications to groups of Company employees and/or Company retirees that are inconsistent with the provisions of this Section 5.5.

(d) WARN Act. Parent and the Company shall cooperate with each to provide any notice required under the WARN Act or similar local laws, including in connection with the Proposed Divestitures and Parent shall provide the Company with all information required to issue such notices required prior to the Effective Time.

(e) Divestitures. Parent shall require any acquiror of any business or asset of the Company or its Subsidiaries disposed of within twelve (12) months after the Effective Time and any acquiror of any business or assets of the Company or its Subsidiaries constituting part of the Proposed Divestitures to abide by the obligations set forth in Section 5.5(b)(v) of this Agreement and Section 5.5(b)(ii) of the Company Disclosure Schedule, shall satisfy such obligations itself or, in the case of the obligations set forth in Section 5.5(b)(v) of this Agreement, shall arrange for or shall cause such acquiror to arrange for the provision of reasonably equivalent benefits to satisfy such obligations.

(f) Parent Benefit Plans. All benefit plans of Parent, including without limitation all stock option and stock purchase plans, shall survive and remain in effect immediately following the Merger.

(g) No Third Party Beneficiaries. The language of this Section 5.5 is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder and the rights of any third party, including employees and retirees, shall be governed only by the terms of the Company Benefit Plans.

Section 5.6 Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) days after the date hereof (unless extended by mutual agreement of the parties) make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible (and in any event shall use best efforts to cause the Closing to occur by September 30, 2006), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, provided, however, that nothing in this Section 5.6(b)(iii) shall require or be construed to require any of Parent or the Company to take any action, propose or make any divestiture or other undertaking, or propose or enter into any consent decree, except (A) for those that would not reasonably be expected to have a material adverse effect on the material and significant benefits that are expected to be derived from the Merger and the other transactions that are contemplated by this Agreement or (B) as are listed on Section 5.6(b)(iii) of the Parent Disclosure Schedule, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications between the Company or Parent, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), each of the Company and Parent shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of incorporation or by-laws or other organization documents or in any agreement to which the Company or one of its Subsidiaries is a party shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of any Company Subsidiary’s articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and by-laws set forth in Exhibit A and Exhibit B hereto in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such

Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

(b) At and after the Effective Time, Parent shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current director and officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the Effective Time, with respect to such Indemnified Party’s actions or omissions taken in his or her capacity as director or officer of the Company or any of its Subsidiaries. In the event of any such Action, at and after the Effective Time, Parent shall assume the defense of such Action and Parent and the Indemnified Party shall cooperate in the defense of any such Action. Parent shall not settle any such Action without the prior written consent of the Indemnified Party unless Parent assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and the terms of such settlement are not in any way detrimental to the Indemnified Party and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party shall not settle any such Action without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned) unless such settlement does not provide for monetary damages, the terms of such settlement are not in any way detrimental to Parent and such settlement does not contain any admission detrimental to Parent. In the event of any payment under this Section 5.9(b), Parent shall be subrogated to the extent of such payment to all rights of recovery of the Indemnified Party with respect to any insurance covering any such liability (including the insurance set forth in Section 5.1(c)).

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.9(c) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Surviving Corporation or any of its Subsidiaries, any other indemnification arrangement, the FBCA, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations, including the operations of the Proposed Divestitures, prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Tax-Free Qualification. Each of Parent and the Company shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (a) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d). Provided the opinion conditions contained in Sections 6.2(d) and 6.3(d) of this Agreement have been satisfied, Parent shall file the opinions described in Section 6.2(d) and 6.3(d) with the SEC by a post-effective amendment to the Form S-4 promptly following the Closing and shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.12 Listing of Shares of Parent Common Stock. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 5.13 Affiliates. Not less than forty-five (45) days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be as of the Effective Time, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to Parent not later than ten (10) days prior to the Effective Time, a written agreement in the form attached hereto as Exhibit C (an “Affiliate Agreement”). The Company shall notify Parent from time to time after the delivery of the letter described above of any person not identified on such letter who then is, or may be, such an “affiliate” and use its reasonable best efforts to cause each additional person who is identified as an “affiliate” to execute an Affiliate Agreement.

Section 5.14 Tax Representation Letters. The Company shall use its reasonable best efforts to deliver to Wilson Sonsini Goodrich & Rosati and Wachtell, Lipton, Rosen & Katz a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Wilson Sonsini Goodrich & Rosati and Wachtell, Lipton, Rosen & Katz a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Wilson Sonsini Goodrich & Rosati to render the opinion described in Section 6.3(d) of this Agreement and Wachtell, Lipton, Rosen & Katz to render the opinion described in Section 6.2(d) of this Agreement.

Section 5.15 Board of Directors of the Surviving Corporation. The Board of Directors of Parent will take all actions necessary such that, effective as of immediately following the Effective Time, two members of the Board of Directors of the Company acceptable to Parent shall become members of the Board of Directors of the Surviving Corporation.

Section 5.16 Certain Arrangements. The Company agrees to provide, and agrees to cause its Subsidiaries and employees to provide, Parent with such reasonable cooperation in connection with the arrangement of potential sales of assets or operations of the newspapers listed on Schedule 5.16 of the Company Disclosure Schedule (the “Proposed Divestitures”), the Company and/or its Subsidiaries following the Effective Time as may be reasonably requested by Parent, including participation in the due diligence and sale processes for such potential transactions. Notwithstanding the foregoing, the Company shall not be required to provide such cooperation to the extent it would unreasonably disrupt the operations of the Company or any of its Subsidiaries or could reasonably be expected to constitute a violation of applicable Law.

Section 5.17 Mortgage Release. The Company acknowledges that title to certain properties of the Company and/or its Subsidiaries appear, in the official records of the relevant county, to be encumbered by a $1,200,000,000 mortgage dated May 2, 1997, in favor of Citicorp USA, Inc. The Company also acknowledges that the financial obligations underlying the mortgage have been paid off, but the documents evidencing the release of such mortgage have not been filed with the relevant county recorder. The Company shall, prior to the Closing Date, cause the relevant county recorder to record the releases and/or reconveyances evidencing the release of this mortgage on all properties of the Company and/or any of its Subsidiaries where this mortgage appears of record and unreleased.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) The Parent Stockholder Approval shall have been obtained, provided that this condition shall be deemed satisfied upon execution and delivery of a written consent in the form attached hereto as Schedule 6.1(b) by stockholders representing of a majority of all votes entitled to be cast by holders of Parent Common Stock and Parent Class B Stock, voting together as a class.

(c) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect and no Governmental Entity of competent jurisdiction shall have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any such Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained.

(e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of Parent set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Parent Material Adverse Effect (except that the representations and warranties contained in the second sentence of Section 4.2(a) and the first sentence of Section 4.2(b) shall be true and correct in all material respects); provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) The Company shall have received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations, including those contained in the Tax Representation Letters described in Section 5.14 of this Agreement.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect (except that the representations and warranties contained in the second sentence of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct in all material respects); provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Parent shall have received from Wilson Sonsini Goodrich & Rosati, counsel to Parent, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations, including those contained in the Tax Representation Letters described in Section 5.14 of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before September 30, 2006 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, however, that, if, as of the End Date, all conditions set forth in Sections 6.1, 6.2 and 6.3 shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the condition set forth in Section 6.1(d), then the End Date shall be extended at the election of either the Company or Parent to a date not later than December 31, 2006;

(c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its best efforts to remove such injunction;

(d) by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, notifying Parent of such breach or failure to perform;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, notifying the Company of such breach or failure to perform;

(g) by the Company, prior to the Company Shareholder Approval, if the Company shall have effected a Change of Recommendation pursuant to and in compliance with Section 5.3(c) or Section 5.3(d), as applicable, in a manner adverse to Parent; provided, however, that the Company shall have given Parent forty-eight (48) hours’ written notice of its intention to terminate this Agreement pursuant to this Section 7.1(g); and

(h) by Parent, prior to the Company Shareholder Approval, if the Company shall have failed to make the Company Recommendation in the Proxy Statement/Prospectus, or shall have effected a Change of Recommendation in a manner adverse to Parent or shall have approved or recommended any Alternative Proposal.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreements referred to in Section 5.2 and the provisions of Section 7.2 and

Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of intentional breach of this Agreement or as provided for in the Confidentiality Agreements, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.2 Termination Fee.

(a) Notwithstanding any provision in this Agreement to the contrary, if (i) (A) prior to the termination of this Agreement, any Alternative Proposal (substituting 20% for the 15% thresholds set forth in the definition of “Alternative Proposal;” provided, that any proposals for the acquisition of any of the Proposed Divestitures shall not be included in the calculation of such 20% threshold with respect to assets of the Company and its Subsidiaries) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (C) concurrently with or within nine (9) months after such termination, a transaction the proposal of which would constitute an Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) shall have occurred or any definitive agreement providing for a Qualifying Transaction shall have been entered into or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of $171,900,000 in cash, such payment to be made, in the case of termination by the Company pursuant to Section 7.1(g), concurrently with such termination, or in the case of termination by Parent pursuant to Section 7.1(h), two (2) business days after the date of such termination, or, otherwise, upon the earlier of (i) consummation of such Qualifying Transaction and (ii) entry into a definitive agreement providing for a Qualifying Transaction, it being understood that in no event shall the Company be required to pay the fee referred to in this Section 7.2(a) on more than one occasion.

(b) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.2 shall not be in lieu of damages incurred in the event of an intentional breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus (including applicable SEC filing fees) and all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than with respect to matters governed by the FBCA, with respect to which such laws shall apply), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent:

The McClatchy Company

2100 Q Street

Sacramento, California 95816

Telecopy:     (916) 326-5596

Attention:     Karole Morgan-Prager, Esq.

                     Vice President and General Counsel

with copies to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Telecopy:     (650) 493-6811

Attention:     Larry W. Sonsini, Esq.

                     Katharine A. Martin, Esq.

To the Company:

Knight-Ridder, Inc.

50 West San Fernando Street

San Jose, California 95113

Telecopy:     (408) 938-7863

Attention:     Karen Stevenson, Esq.

                     Chief Legal Officer and Assistant to the Chairman and Chief Executive Officer

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy:     (212) 403-2000

Attention:     Daniel A. Neff, Esq.

                     David A. Katz, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Sections 2.1(a) (which shall be for the benefit of holders of the Company Common Stock as of the Effective Time) and 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent, or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval or Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the shareholders of the Company or the stockholders of Parent, as applicable, the effectiveness of such amendment or waiver shall be subject to such approval. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or California are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the pages set forth opposite such term:

Action	51
Affiliate Agreement	52
affiliates	62
Agreement	1
Alternative Proposal	41
Articles of Merger	2
Bonus Plan	46
Book-Entry Shares	4
business day	62
Cancelled Shares	3
Certificate Amendment	1
Certificate of Merger	2
Certificates	4
Change of Recommendation	41
Closing	1
Closing Date	1
Code	1
Company	1
Company Approvals	10
Company Benefit Plans	13
Company Common Stock	3
Company Disclosure Schedule	8
Company Employees	45
Company Material Adverse Effect	8
Company Material Contracts	20, 37
Company Meeting	43
Company Permits	12
Company Permitted Lien	11
Company Preferred Stock	9
Company Recommendation	10
Company Retiree Welfare Programs	46
Company SEC Documents	11
Company Shareholder Approval	20
Company Stock Option	44
Company Stock Plans	44
Company Stock-Based Award	44
Company Voting Stock	20
Confidentiality Agreements	40
Contract	36
control	62
Controlled Group Liability	15
Covered Retirees	46
DGCL	1
Dissenting Shares	4
Effective Time	2

Employees	18
End Date	56
Environmental Law	13
Equity Award Consideration	44
Equity Plan	16
ERISA	14
Excess Shares	7
Exchange Act	10
Exchange Agent	4
Exchange Fund	5
Exchange Ratio	3
FBCA	1
Form S-4	17
Fractional Shares Fund	7
GAAP	11
Governmental Entity	10
Hazardous Substance	13
HSR Act	10
Indemnified Party	50
Information Memorandum	32
Intellectual Property	19
knowledge	62
Law	12
Laws	12
Lien	10
Measurement Date	47
Merger	1
Merger Consideration	3
New Plans	45
Old Plans	46
Option Consideration	44
Parent	1
Parent Approvals	24
Parent Benefit Plans	27
Parent Class B Stock	1
Parent Common Stock	3
Parent Disclosure Schedule	22
Parent Material Adverse Effect	22
Parent Material Contracts	31
Parent Permits	26
Parent Permitted Lien	24
Parent SEC Documents	25
Parent Stockholder Approval	1
Parent Voting Stock	32
PBGC	15
Per Share Cash Amount	3
person	62
Pro Rata Bonus	47
Proposed Divestitures	53
Proxy Statement/Prospectus	17
Purchase Plan Shares	44
Qualifying Transaction	57

Regulatory Law	49
Representatives	39
Restricted Shares	44
Rights Agreement	17
Sarbanes-Oxley Act	11
SEC	11
Securities Act	10
Share	3
Significant Subsidiary	8
Stock Issuance	1
Stock Purchase Plan	44
Subsidiaries	61
Superior Proposal	41
Surviving Corporation	1
Tax Return	18
Taxes	18
Termination Date	33
WARN Act	18

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE MCCLATCHY COMPANY

By:	/s/ Gary B. Pruitt
Name:	Gary B. Pruitt
Title:	Chairman, President and Chief Executive Officer

KNIGHT-RIDDER, INC.

By:	/s/ P. Anthony Ridder
Name:	P. Anthony Ridder
Title:	Chairman and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Annex B

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Phone 212 325 2000
New York, NY 10010-3629	www.credit-suisse.com

March 12, 2006

Board of Directors

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to The McClatchy Company (the “Acquiror”) of the Consideration (as defined below) to be paid by the Acquiror pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2006 (the “Merger Agreement”), between the Acquiror and Knight-Ridder, Inc. (the “Company”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Acquiror and each outstanding share of common stock, par value $0.02 1/12 per share, of the Company, other than Cancelled Shares (as defined in the Merger Agreement), will be automatically converted into the right to receive the combination of (i) $40.00 in cash (the “Cash Consideration”) and (ii) 0.5118 of a share of Class A common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror (the “Stock Consideration” and together with the Cash Consideration, the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement, certain related documents and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts, provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and the Acquiror, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts (including adjustments thereto) for, and other estimated data (including valuations of certain investments) of, the Company and the Acquiror that have been provided by the Company and the Acquiror, the managements of the Company and the Acquiror have advised us, and we have assumed, that such forecasts and estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror, as the case may be, as to the future financial performance of the Company and the Acquiror and such estimated data. With respect to the estimates provided to us by the management of the Acquiror with respect to the cost savings and synergies anticipated to result from the Merger, we have been advised by the management of the Acquiror, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to such cost savings and synergies and will be realized in the amounts and the times indicated thereby. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining necessary regulatory or third party consents, approvals or agreements in

B-1

connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Consideration to be paid in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion does not take into account or address the implications of any divestiture of any assets of the Acquiror, the Company or their respective subsidiaries or any other transaction that the Acquiror may consider in connection with the Merger or otherwise. Our opinion is necessarily based upon the information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of shares of Acquiror Common Stock when issued to the Company’s stockholders pursuant to the Merger or the prices at which such shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Merger.

We have acted as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided investment banking and other financial services to the Company and the Acquiror, and are currently providing, and in the future may provide, such services to the Acquiror, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Acquiror in the Merger is fair, from a financial point of view, to the Acquiror.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:
Managing Director

B-2

Annex C

Goldman, Sachs & Co.	85 Broad Street	New York, New York 10004

Tel: 212-902-1000	Fax: 212-902-3000

March 12, 2006

Board of Directors

Knight-Ridder, Inc.

50 W. San Fernando St.

Suite 1500

San Jose, CA 95113

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.02-1/12 per share (the “Shares”), of Knight-Ridder, Inc. (the “Company”) of the Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of March 12, 2006 (the “Agreement”), between The McClatchy Company (“McClatchy”) and the Company. The Agreement provides that the Company will be merged with and into McClatchy and each outstanding Share will be converted into $40.00 in cash (the “Cash Consideration”) and 0.5118 shares of Class A common stock, par value $.01 per share, of McClatchy (“McClatchy Common Stock”) (the “Stock Consideration”, together with the Cash Consideration, the “Consideration”).

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the merger transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as joint book-running manager for the Company’s 5.75% senior notes due September 2017 (aggregate principal amount of $400,000,000) in August 2005, as financial advisor to the Company in connection with the exchange by the Company of The Tallahassee Democrat business and cash consideration for The Idaho Statesman, The Olympian and The Bellingham Herald businesses in August 2005, as financial advisor to the Company in connection with the sale by the Company of its interests in Detroit Free Press, Incorporated and the Detroit Newspaper Agency pursuant to certain transactions involving Gannett Co., Inc., MediaNews Group, Inc. and related parties in August 2005, and as agent for share repurchases and equity derivative transactions. We also may provide investment banking services to the Company and McClatchy in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, McClatchy and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and McClatchy for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

C-1

Board of Directors

Knight-Ridder, Inc.

March 12, 2006

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and McClatchy for the five fiscal years ended December 25, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and McClatchy; certain other communications from the Company and McClatchy to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management based on alternative scenarios; certain internal financial analyses and forecasts for McClatchy prepared by its management; and certain cost savings and operating synergies projected by the management of McClatchy to result from the Transaction. We also have held discussions with members of the senior managements of the Company and McClatchy regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies, including the view of the management and Board of Directors of the Company regarding the risks and uncertainties relating to the Company’s ability to realize its internal financial forecasts in the amounts and time periods contemplated thereby. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of McClatchy Common Stock, compared certain financial and stock market information for the Company and McClatchy with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the newspaper publishing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or McClatchy or on the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or McClatchy or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the relative merits of the Transaction as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. In addition, we are not expressing any opinion as to the prices at which shares of Company Common Stock or shares of McClatchy Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

C-2

Annex D

1585 Broadway

New York, NY 10036

Morgan Stanley

March 12, 2006

Board of Directors

Knight-Ridder, Inc.

50 West San Fernando Street

Suite 1500

San Jose, CA 95113

Members of the Board:

We understand that Knight-Ridder, Inc. (the “Company”) and The McClatchy Company (the “Buyer”), propose to enter into an Agreement and Plan of Merger dated March 12, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into the Buyer. Pursuant to the Merger, each issued and outstanding share of common stock, par value two and one-twelfth cents per share (the “Company Common Stock”), of the Company, other than shares held in treasury or held by the Buyer or any affiliate of the Buyer or the Company, will be converted into the right to receive the combination of (x) $40.00 in cash, without interest and (y) 0.5118 shares of Class A common stock, par value $.01 per share (the “Parent Common Stock”), of Parent (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

a)	reviewed certain publicly available financial statements and other business and financial information of the Company and Buyer, respectively;

b)	reviewed certain internal financial statements and other financial and operating data concerning the Company and Buyer prepared by the managements of the Company and Buyer, respectively;

c)	reviewed certain financial projections for the Company and Buyer prepared by the managements of the Company and Buyer, respectively;

d)	discussed the past and current operations and financial condition and the prospects of the Company and Buyer with senior executives of the Company and Buyer, respectively;

e)	discussed certain information relating to strategic, operational and financial benefits anticipated from the Merger and the strategic rationale for the Merger, with senior executives of the Company and Buyer;

f)	reviewed the pro forma impact of the Merger on certain financial ratios of the combined company;

g)	reviewed the reported prices and trading activity for the Company Common Stock and Buyer Common Stock;

h)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

i)	compared the financial performance of the Buyer and the prices and trading activity of the Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

j)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

k)	reviewed the commitment letters, each dated March 7, 2006, received by Buyer from Bank of America and JPMorgan Chase Bank in connection with financing the Merger (collectively, the “Debt Financing Commitment Letters”);

1)	reviewed the proposed Merger Agreement and certain related documents; and

m)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the financing of the Merger will be consummated in accordance with the terms set forth in the Debt Financing Commitment Letters. As you know, we are not legal, regulatory or tax experts and have relied on the assessments of the legal, regulatory and tax advisors to the Company with respect to such issues. We have assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the consummation of the Merger as contemplated in the Merger Agreement or would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have also relied without independent verification on the assessment of the management of the Company regarding the strategic rationale for the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such appraisals. This opinion does not address the solvency or fair value of the Company or Buyer under any U.S. state, U.S. federal, or any other applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company. In addition, although we did discuss the strategic exploration process in which the Company was engaged with members of the Company’s management and another financial advisor, we were not involved in any negotiations with the Buyer or any other party with respect to any such transaction.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, which is not contingent upon the closing of the Merger or the delivery of a financial opinion. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and certain of their affiliates and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such parties services in the future and may receive fees in connection with such services. In addition, Morgan Stanley is a full service securities firm engaged in securities, commodities and currency trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities of the Company or the Buyer and their affiliates for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this opinion is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing required to be made by the Company in respect of the Merger with the U.S. Securities and Exchange Commission if such inclusion is required by applicable law or in any proxy or other materials distributed to the Company’s shareholders. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Charles R. Cory Managing Director

Annex E

Delaware General Corporations Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

FORM OF

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

THE McCLATCHY COMPANY

The McClatchy Company (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1. Pursuant to Section 242 of the General Corporation Law, this Certificate of Amendment of Restated Certificate of Incorporation amends and restates Section (a) of Article IV of the Restated Certificate of Incorporation of the corporation.

2. The text of Section (a) of Article IV of the Restated Certificate of Incorporation of the corporation is hereby amended and restated in its entirety as follows:

(a) Authorized Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred sixty million (260,000,000) shares, consisting of two hundred million (200,000,000) shares of Class A Common Stock, with a par value of one cent ($.01) per share, and sixty million (60,000,000) shares of Class B Common Stock, with a par value of one cent ($.01) per share. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of Common Stock voting together as a single class without the separate vote of the holders of any other class of stock.

3. The foregoing amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with the provisions of Section 242 of the General Corporation Law.

4. The foregoing amendment of the Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by [                            ], its [                    ], this [    ] day of [            ] 2006.

THE McCLATCHY COMPANY a Delaware corporation

[Name]
[Title]

F-1

KNIGHT-RIDDER, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints P. Anthony Ridder, Polk Laffoon and Gordon Yamate, or any one of them, proxies of the undersigned, each with full power of substitution, to vote all the shares the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders of Knight-Ridder, Inc. to be held at The Fairmont Hotel, 170 South Market Street, San Jose, California, at 9:30 a.m., Pacific time on June 26, 2006, and any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED TO APPROVE THE MERGER AGREEMENT AND THE MERGER WITH THE MCCLATCHY COMPANY, TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE 2006 ANNUAL MEETING OF KNIGHT RIDDER SHAREHOLDERS, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT PROXIES TO APPROVE THE MERGER AGREEMENT AND THE MERGER, FOR THE NOMINEES FOR ELECTION AS DIRECTORS, TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(THIS PROXY IS CONTINUED ON REVERSE SIDE

PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE

ENCLOSED ENVELOPE)

_______________________________________________________________________________________

FOLD AND DETACH HERE

Please mark your vote as indicated in the example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4 AND “AGAINST” ITEM 5

1.	Approve the Agreement and Plan of Merger, dated as of March 12, 2006, between Knight Ridder and The McClatchy Company, and the merger contemplated thereby.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	Approve the adjournment or postponement of the 2006 Annual Meeting of Shareholders of Knight Ridder, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to approve the first proposal described above.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	Election of directors:
Nominees: Ronald D. Mc Cray, Patricia Mitchell and M. Kenneth Oshman

FOR all nominees listed above (except as named to be withheld)	WITHHOLD AUTHORITY to vote for all nominees listed above	To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.

☐	☐

4.	Ratify the appointment of Ernst & Young LLP.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	Approve the shareholder proposal relating to policy for future sales or dispositions of Knight Ridder newspapers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	In the discretion of the proxies, on such other business as may properly come before the 2006 Annual Meeting of Shareholders of Knight Ridder or any adjournment or postponement thereof.

The above proposals are described in greater detail in the accompanying prospectus/proxy information/information statement.

I will attend the annual meeting in                     . YES  ☐    NO  ☐

Signature	Date
Signature	Date

NOTE:	Please sign exactly as your name or names appear(s), date and return this proxy card promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity please give your full title(s) under the signature(s).

***IF YOU WISH TO VOTE BY TELEPHONE OR BY THE INTERNET, PLEASE READ THE INSTRUCTIONS BELOW***

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET / TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/kri		1-866-214-3763

• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

Knight Ridder encourages you to take advantage of a convenient way to vote your shares. If voting by proxy, you may vote by mail or choose one of the other two methods described above. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow the instructions above.

PLEASE DO NOT RETURN YOUR PROXY CARD IF YOU VOTED BY PHONE OR INTERNET.